Exhibit 10.1
AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of
June 24, 2009
TOYS “R” US-DELAWARE, INC.
The Lead Borrower
For
THE BORROWERS PARTY HERETO
The FACILITY GUARANTORS PARTY HERETO
BANK OF AMERICA, N.A.
as Administrative Agent
BANK OF AMERICA, N.A. (acting through its Canada branch)
as Canadian Agent
BANK OF AMERICA, N.A.
WELLS FARGO RETAIL FINANCE, LLC
as Co-Collateral Agents
THE LENDERS
NAMED HEREIN
WELLS FARGO RETAIL FINANCE, LLC
as Syndication Agent,
DEUTSCHE BANK AG NEW YORK BRANCH
GMAC COMMERCIAL FINANCE LLC
as Co-Documentation Agents,
BANC OF AMERICA SECURITIES LLC
WELLS FARGO RETAIL FINANCE, LLC
as Joint Lead Arrangers
and
BANC OF AMERICA SECURITIES LLC
WELLS FARGO RETAIL FINANCE, LLC
DEUTSCHE BANK AG NEW YORK BRANCH
as Joint Bookrunners

i

SECTION 9.18 Limitation Of Canadian Loan Parties’ Liability	179
SECTION 9.19 Judgment Currency	179
SECTION 9.20 Language	180
SECTION 9.21 Existing Credit Agreement Amended and Restated	180

v

EXHIBITS

Exhibit A-1:	Form of Assignment and Acceptance (Domestic Lenders)
Exhibit A-2:	Form of Assignment and Acceptance (Canadian Lenders)
Exhibit B:	Form of Customs Broker Agreement
Exhibit C-1:	Notice of Borrowing (Domestic Borrowers)
Exhibit C-2:	Notice of Borrowing (Canadian Borrower)
Exhibit D:	Revolving Credit Note to Domestic Lenders
Exhibit E:	Revolving Credit Note to Canadian Lenders
Exhibit F:	Swingline Note to Domestic Swingline Lender
Exhibit G:	Swingline Note to Canadian Swingline Lender
Exhibit H:	Form of Joinder
Exhibit I:	Form of Credit Card Notification
Exhibit J:	Form of Compliance Certificate
Exhibit K:	Form of Borrowing Base Certificate
Exhibit L:	Terms of Subordination
Exhibit M:	Closing Agenda
Exhibit N:	Form of Tri-Party Agreement

SCHEDULES

Schedule 1.1:	Lenders and Commitments
Schedule 1.2:	Non-Material Canadian Subsidiaries
Schedule 1.3:	Non-Material Domestic Subsidiaries
Schedule 1.4:	Propco
Schedule 2.18(b):	Credit Card Arrangements
Schedule 2.18(c)(ii):	Blocked Accounts
Schedule 3.01:	Organization Information
Schedule 3.05(a):	Title Exceptions
Schedule 3.05(c) (i):	Owned Real Estate
Schedule 3.05(c) (ii):	Leased Real Estate
Schedule 3.06(a):	Disclosed Matters
Schedule 3.06(b):	Environmental Matters
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 3.13:	Insurance
Schedule 3.14:	Collective Bargaining Agreements
Schedule 5.01(a):	Business Segment Reporting Requirements
Schedule 5.01(i):	Reporting Requirements
Schedule 6.01:	Existing Indebtedness
Schedule 6.01(z):	Existing Joint Venture Guarantees
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Existing Investments
Schedule 6.04(g):	Investment Policy
Schedule 6.05:	Fixed Asset Sales
Schedule 6.07:	Affiliate Transactions

     AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 24, 2009 among:
     TOYS “R” US-DELAWARE, INC., a corporation organized under the laws of the State of Delaware, with its principal executive offices at One Geoffrey Way, Wayne, New Jersey, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Domestic Borrowers now or hereafter party hereto;
     The DOMESTIC BORROWERS;
     TOYS “R” US (CANADA) LTD. TOYS “R” US (CANADA) LTEE (the “Canadian Borrower”), a corporation organized under the laws of the Province of Ontario with its principal executive offices at 2777 Langstaff Road, Concord, Ontario L4K 4M5;
     The FACILITY GUARANTORS;
     BANK OF AMERICA, N.A., a national banking association, having a place of business at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent (in such capacity, together with any replacement thereof pursuant to SECTION 8.13 hereof, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties;
     BANK OF AMERICA, N.A. (acting through its Canada branch), a banking corporation carrying on business under the Bank Act (Canada), having a place of business at 200 Front Street West, Toronto, Ontario, Canada M5V 3L2, as Canadian Administrative Agent (in such capacity, together with any replacement thereof pursuant to SECTION 8.13 hereof, the “Canadian Agent”) for its own benefit and the benefit of the other Secured Parties;
     BANK OF AMERICA, N.A., a national banking association, having a place of business at 100 Federal Street, Boston, Massachusetts 02110, and WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, having a place of business at One Boston Place, 19th Floor, Boston, Massachusetts 02108, as co-collateral agents (collectively, in such capacity, together with any replacement thereof pursuant to SECTION 8.13 hereof, the “Co-Collateral Agents”) for their own benefit and the benefit of the other Secured Parties;
     The LENDERS;
     WELLS FARGO RETAIL FINANCE, LLC, as Syndication Agent; and
     DEUTSCHE BANK AG NEW YORK BRANCH and GMAC COMMERCIAL FINANCE, LLC, as Co-Documentation Agents;
in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

W I T N E S S E T H:
     WHEREAS, the Borrowers have entered into a Credit Agreement, dated as of July 21, 2005 (as amended and in effect, the “Existing Credit Agreement”), among such Borrowers, the “Lenders” as defined therein, Bank of America, N.A. as “Administrative Agent”, Bank of America, N.A. (acting through its Canada branch) as “Canadian Agent”, Deutsche Bank Trust Company Americas as “Collateral Agent”, Deutsche Bank Securities Inc. and Citicorp USA, Inc. as “Co-Syndication Agents”, Credit Suisse, Cayman Islands Branch and General Electric Capital Corporation as “Co-Documentation Agents”, The CIT Group/Business Credit, Inc., Wachovia Bank, National Association, GMAC Commercial Finance LLC, Wells Fargo Retail Finance, LLC and RBS Citizens, N.A. (f/k/a Citizens Bank of Massachusetts) as “Managing Agents”, and LaSalle Retail Finance, a Division of LaSalle Business Credit, LLC, as Agent for Standard Federal Bank, N.A., ING Capital LLC and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as “Co-Agents”; and
     WHEREAS, in accordance with SECTION 8.12 of the Existing Credit Agreement, (i) Deutsche Bank Trust Company Americas (the “Original Collateral Agent”) has agreed to resign as Collateral Agent under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), and (ii) the Required Lenders (as defined in the Existing Credit Agreement), with the approval of the Lead Borrower, desire to appoint Bank of America, N.A. and Wells Fargo Retail Finance, LLC as successor Co-Collateral Agents; and
     WHEREAS, in accordance with SECTION 9.02 of the Existing Credit Agreement, the Borrowers, the Required Lenders, the Agents and the Canadian Agent desire to amend and restate the Existing Credit Agreement as provided herein.
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):
ARTICLE I
     SECTION 1.01 Definitions.
     As used in this Agreement, the following terms have the meanings specified below:
     “ABL Collateral” has the meaning set forth in the Intercreditor Agreement.
     “ACH” means automated clearing house transfers.
     “Accelerated Borrowing Base Delivery Event” means the occurrence of any of the following: (a) the occurrence and continuance of any Specified Default; or (b) except during any Holiday Season, the failure of the Borrowers to maintain Capped Availability at all times of not less than the greater of (i) $250,000,000 or (ii) twenty percent (20%) of the Line Cap; or (c) during any Holiday Season, (i) the failure of the Borrowers to maintain Uncapped Availability at all times of at least twenty percent (20%) of the Combined Borrowing Base or (ii) the failure of the Borrowers to maintain Capped Availability at all times of at least fifteen percent (15%) of the

Line Cap; provided that the Lead Borrower may elect that the provisions of clause (b) hereof apply during the Holiday Season of any year in lieu of the provisions of clause (c), such election to be made by the Lead Borrower in writing on or before October 31st of each such year; provided further that, unless and until such election is made, the provisions of clause (c) shall apply during each Holiday Season.
     “Access Agreement” means (a) that certain Intercreditor Agreement (Pool A), dated as of July 21, 2005, between the Administrative Agent and Giraffe Properties, LLC and (b) that certain Intercreditor Agreement (Pool B), dated as of July 21, 2005, between the Administrative Agent and MPO Properties, LLC.
     “Accommodation Payment” has the meaning provided in SECTION 9.14.
     “Account(s)” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, (e) letter-of-credit rights or letters of credit, or (f) rights to payment for money or funds advanced other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.
     “Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, or (c) any merger or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan.
     “Additional Commitment Lender” shall have the meaning provided in SECTION 2.02.
     “Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the greater of (i) the LIBO Rate for such Interest Period, or (ii) 1.50% per annum, multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” has the meaning provided in the preamble to this Agreement.
     “Advisory Fees” means annual advisory fees, closing fees and transaction fees payable by the Loan Parties pursuant to the Advisory Agreement, but not to exceed the amounts payable thereunder as in effect on the Closing Date.
     “Advisory Agreement” means the Advisory Agreement dated as of July 21, 2005 by and among the Parent, Bain Capital Partners, LLC, Bain Capital, Ltd., Toybox Holdings, LLC and Vornado Truck LLC, as amended and in effect from time to time in a manner not prohibited hereunder.

     “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.
     “Agents” means collectively, the Administrative Agent and the Co-Collateral Agents.
     “Agreement” means this Amended and Restated Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.
     “Agreement Value” means for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in its reasonable discretion equal to:
     (a) In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);
     (b) In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or
     (c) In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.
     “Applicable Law” means, as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.
     “Applicable Lenders” means the Required Lenders, the Supermajority Lenders, or all Lenders, as applicable.
     “Applicable Margin” means:
     (a) From and after the Effective Date until the first Adjustment Date after the Effective Date, the percentages set forth in Level I of the pricing grid below; and

     (b) On the first day of each of the last three Fiscal Quarters of each Fiscal Year (each, an “Adjustment Date”), commencing with the Fiscal Quarter beginning on or about August 1, 2009, the Applicable Margin shall be determined from the pricing grid below based upon Average Daily Excess Availability for the most recently ended three month period immediately preceding such Adjustment Date.

			Prime Rate and		LIBO Loans to
	Average Daily	LIBO	Canadian Prime	BA	the Canadian
	Excess	Applicable	Rate Applicable	Equivalent	Borrower made
Level	Availability	Margin	Margin	Loans	in Dollars
I	>$800,000,000	1.00%	0%	1.00%	1.00%
II	<=$800,000,000 and >$425,000,000	1.25%	0%	1.25%	1.25%
III	<=$425,000,000 and >$250,000,000	1.50%	0%	1.50%	1.50%
IV	<=$250,000,000 and > $175,000,000	1.75%	0%	1.75%	1.75%
V	<=$175,000,000	2.00%	0.25%	2.00%	2.00%
     “Applicable Termination Date” means (a) in the case of the Non-Extending Lenders, the Existing Termination Date, and (b) in the case of the Extending Lenders, the Extended Termination Date.
     “Appraised Value” means the Average Seasonal Net Appraised Recovery Value of the Borrowers’ Inventory as set forth in the Borrowers’ stock ledger (expressed as a percentage of the Cost of such Inventory) as determined from time to time by reference to the most recent appraisal received by the Agents conducted by an independent appraiser reasonably satisfactory to the Agents. Initially, the Appraised Value shall be separately established for TRU Inventory and BRU Inventory; in the event that the Lead Borrower and the Agents so agree, the Appraised Value may be determined through a combined appraisal of the TRU Inventory and BRU Inventory.
     “Approved Fund” means any Fund that is administered or managed by (a) a Credit Party, (b) an Affiliate of a credit Party (c) an entity or an Affiliate of an entity that administers or manages a Credit Party, or (d) the same investment advisor or an advisor under common control with such Credit Party or advisor, as applicable.
     “Arrangers” means, collectively, Banc of America Securities LLC and Wells Fargo Retail Finance, LLC.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in the form of Exhibit A-1 or Exhibit A-2, as applicable, or any other form approved by the Administrative Agent.

     “Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate (a) to reflect any impediments to the realization upon the Collateral included in the Tranche A Borrowing Base or Canadian Borrowing Base, (b) to reflect claims and liabilities that any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines will need to be satisfied in connection with the realization upon such Collateral, or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Tranche A Borrowing Base, the Canadian Borrowing Base or the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any of the material rights or remedies of the Secured Parties hereunder or thereunder. Upon the determination by any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) that an Availability Reserve should be established or modified, the Co-Collateral Agents shall notify the Administrative Agent in writing and the Administrative Agent shall thereupon establish or modify such Availability Reserve, subject to the other provisions of this Agreement. In the event that the Co-Collateral Agents do not agree on the establishment or amount of Reserves to be imposed, the Administrative Agent shall nevertheless undertake such action with respect thereto as any Co-Collateral Agent may request (subject to the other provisions of this Agreement); provided that the amount of Reserves established or increased by any Co-Collateral Agent in the event of any such disagreement may not exceed $35,000,000 in the aggregate at any time outstanding for all such disagreements; and further provided that the Administrative Agent may not, without the prior consent of such Co-Collateral Agent, reduce or eliminate any such Reserves established under this sentence; and further provided that if the Co-Collateral Agents subsequently agree on the establishment or amount of Reserves to be imposed after their initial disagreement, the Reserves so established upon such agreement shall not be subject to the first proviso hereof and shall not be included in calculating the amount of Reserves permitted under such first proviso.
     “Average Daily Excess Availability” has the meaning set forth in the Existing Credit Agreement.
     “Average Daily Uncapped Availability” shall mean, for any date of calculation, the average daily Uncapped Availability for the most recently ended three month period immediately preceding such date of calculation.
     “Average Seasonal Net Appraised Recovery Value” means the average monthly net appraised recovery value (expressed as a percentage of Cost) of the Borrowers’ Inventory during the High Selling Period or the Low Selling Period, as applicable.
     “BA Equivalent Loan” shall mean any Loan in CD$ bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Article II.

     “BA Equivalent Loan Borrowing” shall mean any Borrowing comprised of BA Equivalent Loans.
     “BA Rate” means, for the Interest Period of each BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to CD$ Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 A.M. on such day (or, if such day is not a Business Day, as of 10:00 A.M. on the immediately preceding Business Day), plus five (5) basis points; provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Canadian Agent is then offering to purchase CD$ Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.
     “Bank of America” means Bank of America, N.A., a national banking association, and its Subsidiaries, Affiliates and branches.
     “Bank of America-Canada Branch” means Bank of America, N.A. (acting through its Canada branch).
     “Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates on account of each Hedge Agreement that (a) is in effect on the Effective Date with a counterparty that is a Credit Party as of the Effective Date or (b) is entered into after the Effective Date with any counterparty that is a Credit Party at the time such Hedge Agreement is entered into.
     “Bankruptcy Code” means each of (i) Title 11, U.S.C., as now or hereafter in effect, or any successor thereto, and (ii) the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada), as now or hereafter in effect, or any successor thereto.
     “BAS” means Banc of America Securities LLC and its successors.
     “Blocked Account” has the meaning provided in SECTION 2.18(c).
     “Blocked Account Agreement” has the meaning provided in SECTION 2.18(c).
     “Blocked Account Banks” means the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Co-Collateral Agents) of funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Bookrunners” means, collectively, Banc of America Securities LLC, Wells Fargo Retail Finance, LLC and Deutsche Bank AG New York Branch.
     “Borrower” means the Lead Borrower, each other Domestic Borrower and the Canadian Borrower; “Borrowers” shall mean, collectively, the Domestic Borrowers and the Canadian Borrower.
     “Borrowing” means (a) the incurrence of Revolving Credit Loans of a single Type, on a single date and having, in the case of LIBO Loans and BA Equivalent Loans, a single Interest Period, or (b) a Swingline Loan.
     “Borrowing Base Certificate” has the meaning provided in SECTION 5.01(f).
     “Borrowing Request” means a request by the Lead Borrower on behalf of any of the Domestic Borrowers or by the Canadian Borrower for a Borrowing in accordance with SECTION 2.04.
     “Breakage Costs” has the meaning provided in SECTION 2.16(b).
     “BRU Inventory” means all Inventory of the Loan Parties which is offered for sale (or is designated for sale) at any “Babies “R” Us” Store, including, but not limited to, any such Inventory held for sale in internet and other direct sales, and all Inventory of the Loan Parties specifically designated as “Babies “R” Us” Inventory at any distribution center or warehouse maintained by the Loan Parties.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided further that, when used in connection with any Loan to the Canadian Borrower, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in Toronto, Ontario, Canada.
     “Canadian Agent” has the meaning set forth in the preamble hereto.
     “Canadian Availability” means, at any time of calculation, the lesser of (a) or (b), where:
     (a) is the result of:
     (i) the Canadian Credit Ceiling,
     Minus
     (ii) The aggregate outstanding amount of Credit Extensions to, or for the account of, the Canadian Borrower,
     (b) is the result of:

     (i) The Canadian Borrowing Base,
     Minus
     (ii) The aggregate unpaid balance of Credit Extensions to, or for the account of, the Canadian Borrower.
In calculating Canadian Availability at any time and for any purpose under this Agreement, any amount calculated or referenced in dollars shall also refer to the equivalent amount in CDN$.
     “Canadian Borrower” means Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, a corporation organized under the laws of the Province of Ontario.
     “Canadian Borrowing Base” means, at any time of calculation, an amount equal to the Equivalent Amount in dollars of:
     (a) the face amount of Eligible Credit Card Receivables of the Canadian Loan Parties multiplied by ninety percent (90%);
     plus
     (b) the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory;
     plus
     (c) (i) prior to the time that more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory; and (ii) after more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory;
     plus
     (d) the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory

Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (d), together with amounts available to be advanced under clause (e) of this definition and clauses (d) and (e) of the definition of “Tranche A Borrowing Base” exceed 12 1/2% of the Combined Borrowing Base in the aggregate;
     plus
     (e) (i) prior to the time that more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory; and (ii) after more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (e), together with amounts available to be advanced under clause (d) of this definition and clauses (d) and (e) of the definition of “Tranche A Borrowing Base”, exceed 12 1/2% of the Combined Borrowing Base;
     plus
     (f) the lesser of (i) the FMV of Eligible Real Estate of the Canadian Loan Parties, less the Canadian Realty Reserves, multiplied by fifty percent (50%), or (ii) $75,000,000;
     minus
     (g) the then amount of all Availability Reserves and, as long as Eligible Real Estate is included in the Canadian Borrowing Base, Canadian Sales Reserves.
     “Canadian Capped Availability” means (a) the lesser of (i) the Canadian Commitments or (ii) the Canadian Borrowing Base minus (b) the outstanding Credit Extensions to the Canadian Borrower, provided that in determining that Canadian Capped Availability, any Credit Extensions to the Domestic Borrowers in excess of fifty percent (50%) of Domestic Availability shall be deemed to have been made pro rata (based upon the ratio of the Canadian Commitments to the Total Commitments) to the Domestic Borrowers and the Canadian Borrower.
     “Canadian Commitment” shall mean, with respect to each Canadian Lender, the commitment of such Canadian Lender hereunder to make Credit Extensions to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
     “Canadian Commitment Percentage” shall mean, with respect to each Canadian Lender, that percentage of the Canadian Commitments of all Canadian Lenders hereunder to make Credit Extensions to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17; provided that, unless the Canadian Commitments of all Lenders shall have then expired or been terminated, after the Canadian Commitments of the Non-Extending Lenders shall have expired or been terminated and all Obligations owed to the Non-Extending Lenders shall have been paid in full, the Canadian Commitment Percentages of the Extending Lenders shall be appropriately adjusted to reflect the expiration or termination of the Canadian Commitments of the Non-Extending Lenders.
     “Canadian Concentration Account” has the meaning provided in SECTION 2.18(d).
     “Canadian Credit Ceiling” means, initially, $200,000,000, as such amount may be increased from time to time pursuant to SECTION 2.02 or decreased from time to time pursuant to SECTION 2.15 and SECTION 2.17.
     “Canadian Lenders” means the Lenders having Canadian Commitments from time to time or at any time. Any Person may be a Canadian Lender only if (i) it is a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Loan Party for purposes of the Income Tax Act (Canada), and (ii) it or any of its Affiliates also has Domestic Commitments in an amount at least equal to its Canadian Commitment; provided that ABN Amro Bank, N.V., Canada Branch (but not any of its assignees) may be a Canadian Lender notwithstanding that it does not hold a Domestic Commitment.
     “Canadian Letter of Credit” shall mean a Letter of Credit that is issued pursuant to this Agreement for the account of the Canadian Borrower.
     “Canadian Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Canadian Letters of Credit outstanding at such time, the aggregate maximum amount that then is, or at any time thereafter may become, available for drawing or payment thereunder plus, without duplication, (b) all amounts theretofore drawn or paid under Canadian Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.
     “Canadian Letter of Credit Sublimit” means $30,000,000.
     “Canadian Liabilities” means (a) (i) the principal of, and interest on, the Loans made hereunder to, or for the benefit of, the Canadian Borrower or any of its Subsidiaries, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise (including all interest that accrues after the commencement of any case or proceeding by or against the Canadian Borrower or any of its Subsidiaries under the Bankruptcy Code, whether or not allowed in such case or proceeding), (ii) other amounts owing by the Canadian Borrower or any of its Subsidiaries under this Agreement and the other Loan Documents in respect of any Canadian Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities (including all fees, costs, expenses and indemnities that accrue after the commencement of any case or proceeding by or against the Canadian Borrower or any of its Subsidiaries under the Bankruptcy Code, whether or not allowed in such case or proceeding), whether primary, secondary, direct, contingent, fixed or otherwise, of the Canadian Borrower or any of its Subsidiaries to any of the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Canadian Borrower or any of its Subsidiaries under or pursuant to this Agreement or the other Loan Documents, and (c) any Cash Management Services or Bank Products entered into or furnished to the Canadian Borrower or any of its Subsidiaries.
     “Canadian Loan Party” means the Canadian Borrower and each Canadian Subsidiary which becomes a Loan Party pursuant to the terms of SECTION 5.12.
     “Canadian Loans” means, collectively, the Loans made by the Canadian Lenders pursuant to ARTICLE II.
     “Canadian Overadvance” means a Credit Extension to the Canadian Borrower to the extent that, immediately after the making of such Credit Extension, Canadian Availability is less than zero.
     “Canadian Prime Rate” means the rate of interest publicly announced from time to time by Bank of America-Canada Branch as its reference rate of interest for loans made either (a) in CD$ to Canadian customers and designated as its “prime” rate, or (b) in dollars to Canadian customers and designated as its “base rate”. The “prime” rate or “base rate”, as applicable, is a rate set by Bank of America-Canada Branch based upon various factors, including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. Any change in the Canadian Prime Rate due to a change in Bank of America-Canada Branch’s “prime” rate or “base rate”, as applicable, shall be effective on the effective date of such change in Bank of America-Canada Branch’s “prime” rate or “base rate”, as applicable.
     “Canadian Realty Reserves” means, without duplication of any other Reserves, such reserves as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect any impediments to the realization upon any Collateral consisting of Eligible Real Estate of the Canadian Loan Parties (including, without limitation, claims that any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines will need to be satisfied in connection with the realization upon such Eligible Real Estate and any Environmental Compliance Reserve with respect to such Eligible Real Estate). Canadian Realty Reserves shall include, without limitation, a reserve in an amount equal to ten percent (10%) of the FMV of any Eligible Real Estate of the Canadian Borrower which is subject to a right of first refusal or similar right to which the Mortgage in favor of the Canadian Agent is subject.

     “Canadian Sales Reserve” means a Reserve in an amount equal to 10% of the FMV of each parcel of Eligible Real Estate sold by the Canadian Loan Parties not constituting Excess Canadian Real Estate; provided that the maximum aggregate Canadian Sales Reserve shall not exceed $10,000,000.
     “Canadian Security Documents” means the General Security Agreement, Mortgages, and the deed of hypothec charging the universality of moveable property, in each case granted by the Canadian Borrower and each other Canadian Loan Party in favor of the Canadian Agent.
     “Canadian Subsidiary” means any Subsidiary of the Canadian Borrower organized under the laws of Canada or any province thereof.
     “Canadian Swingline Loan Ceiling” means $20,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.
     “Canadian Total Commitment Increase Amount” means, as of any proposed Commitment Increase Date, the least of (a) $500,000,000 minus the aggregate amount of Commitment Increases of the Domestic Commitments from and after the Closing Date to and including such Commitment Increase Date, (b) $150,000,000, or (c) the amount, if any, by which the Canadian Borrowing Base as calculated on such Commitment Increase Date exceeds the Canadian Borrowing Base as calculated on the Closing Date (provided that any such increased amount of the Canadian Borrowing Base shall have been maintained by the Canadian Borrower for at least thirty (30) consecutive days prior to the proposed Commitment Increase Date for the Canadian Borrower).
     “Canadian Total Commitments” means the aggregate of the Canadian Commitments of all Canadian Lenders. On the Effective Date, the Canadian Total Commitments are $200,000,000.
     “Canadian Unused Fee” has the meaning provided in SECTION 2.19(d).
     “Capital Expenditures” means, with respect to the Loan Parties for any period, the additions to property, plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received, or Indebtedness borrowed (excluding borrowings under this Agreement, the Term Loan, or the Permanent Financing Facility) by any Loan Party or any Subsidiary in connection with such capital expenditures, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (C) the proceeds from any sale or other disposition of any Loan Party’s assets (other than assets constituting Collateral consisting of Inventory, Accounts, and Eligible Real Estate and the proceeds thereof), to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition, or (iii)

any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation.
     “Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.
     “Capped Availability” means the difference between (a) the Line Cap and (b) the outstanding Credit Extensions to the Borrowers.
     “Cash Collateral Account” means an interest bearing account established by the Loan Parties (other than the Canadian Borrower and its Subsidiaries) with the Administrative Agent, for its own benefit and the benefit of the other Secured Parties, at Bank of America under the sole and exclusive dominion and control of the Administrative Agent, in the name of the Administrative Agent or as the Administrative Agent shall otherwise direct, in which deposits are required to be made in accordance with this Agreement, and, in the case of the Canadian Borrower and its Subsidiaries, an interest bearing account established by the Canadian Borrower and its Subsidiaries with the Canadian Agent, for its own benefit and the benefit of the other Secured Parties, at Bank of America-Canada Branch under the sole and exclusive dominion and control of the Canadian Agent, in the name of the Canadian Agent or as the Canadian Agent shall otherwise direct, in which deposits are required to be made in accordance with this Agreement.
     “Cash Collateralize” has the meaning provided in SECTION 2.13(j).
     “Cash Dominion Event” means the occurrence of any of the following: (a) the occurrence and continuance of any Specified Default; or (b) except during any Holiday Season, the failure of the Borrowers to maintain Capped Availability for any three (3) days (whether or not consecutive) during any thirty (30) day period at least equal to the greater of (i) $175,000,000 or (ii) seventeen and one-half percent (17.5%) of the Line Cap; or (c) except during any Holiday Season, the failure of the Borrowers to maintain Capped Availability at any time at least equal to $150,000,000, or (d) during any Holiday Season, (i) the failure of the Borrowers to maintain Uncapped Availability for any three (3) days (whether or not consecutive) during any thirty (30)

day period of at least seventeen and one-half percent (17.5%) of the Combined Borrowing Base or (ii) the failure of the Borrowers to maintain Capped Availability for any three (3) days (whether or not consecutive) during any thirty (30) day period of at least twelve and one-half percent (12.5%) of the Line Cap, or (e) during any Holiday Season, (i) the failure of the Borrowers to maintain Uncapped Availability at any time of at least fifteen percent (15%) of the Combined Borrowing Base or (ii) the failure of the Borrowers to maintain Capped Availability at any time of at least ten percent (10%) of the Line Cap; provided that the Lead Borrower may elect that the provisions of clauses (b) and (c) hereof apply during the Holiday Season of any year in lieu of the provisions of clause (d) and (e), such election to be made by the Lead Borrower in writing on or before October 31st of each such year; provided further that, unless and until such election is made, the provisions of clauses (d) and (e) shall apply during each Holiday Season. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (A) so long as such Specified Default has not been waived, and/or (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Capped Availability, as required pursuant to clause (b) hereunder, until Capped Availability has exceeded the greater of (x) $175,000,000 or (y) seventeen and one-half percent (17.5%) of the Line Cap for thirty (30) consecutive days, (C) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Capped Availability, as required pursuant to clause (c) hereunder, until Capped Availability has exceeded the $150,000,000 for thirty (30) consecutive days, (D) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Uncapped Availability or Capped Availability, as applicable, as required pursuant to clause (d) hereunder, until (x) Uncapped Availability has exceeded seventeen and one-half percent (17.5%) of the Combined Borrowing Base and (y) Capped Availability has exceeded twelve and one-half percent (12.5%) of the Line Cap, in each case for thirty (30) consecutive days, and/or (E) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Uncapped Availability or Capped Availability, as applicable, as required pursuant to clause (e) hereunder, until (x) Uncapped Availability has exceeded fifteen percent (15%) of the Combined Borrowing Base and (y) Capped Availability has exceeded ten percent (10%) of the Line Cap, in each case for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event may not be so cured on more than two (2) occasions in any period of 365 consecutive days.
     “Cash Management Reserves” means such reserves as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent), from time to time after the occurrence and during the continuation of a Cash Dominion Event, determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.
     “Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) ACH transactions; (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services; (c) foreign exchange facilities; (d) credit card processing services; (e) purchase cards; and (f) credit or debit cards.
     “Cash Receipts” has the meaning provided in SECTION 2.18(d).

     “CD$” means Canadian dollars.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
     “Change in Control” means, at any time:
     (a) occupation of a majority of the seats (other than vacant seats) on the board of directors (or other body exercising similar management authority) of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent (or prior to the consummation of a Qualifying IPO, the Sponsor) nor (ii) appointed by directors so nominated; or
     (b) after the consummation of a Qualifying IPO, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than any one or more of the Sponsor Group, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Capital Stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) twenty-five percent (25%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of the Parent entitled to vote for the election of directors of the Parent, and (ii) Capital Stock of the Parent entitled to vote for the election of directors of the Parent in an amount greater than the number of shares of such Capital Stock beneficially owned by the Sponsor Group (or over which the Sponsor Group has voting control); or
     (c) prior to the consummation of a Qualifying IPO, a change in the Control of the Parent such that the Loan Parties are not Controlled by any one or more of the Sponsor Group; or
     (d) the Parent fails at any time to own, directly or indirectly, 100% of the Capital Stock of each Loan Party free and clear of all Liens (other than those Liens specified in clauses (a), (e), (i) and (l) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Credit Party (or, for purposes of SECTION 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.
     “Charges” has the meaning provided in SECTION 9.13.
     “Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.

     “Closing Date” means July 21, 2005.
     “CMBS Facilities” mean the mortgage financing and mezzanine financing arrangements between certain Special Purpose Entities, which are direct or indirect subsidiaries of the Lead Borrower, and German American Capital Corporation on behalf of the noteholders dated as of the Closing Date in the aggregate principal amount of $800,000,000, and any refinancing, extension or replacement thereof.
     “Co-Collateral Agents” has the meaning provided in the preamble to this Agreement.
     “Co-Documentation Agents” has the meaning provided in the preamble to this Agreement.
     “Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.
     “Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document; provided that (a) any assets of the Canadian Borrower and its Subsidiaries shall secure only the Canadian Liabilities, and (b) any Lien on intellectual property rights shall be limited to a non-exclusive right to use such assets in connection with a Liquidation.
     “Combined Borrowing Base” means the sum of (a) the Tranche A Borrowing Base plus (b) the Canadian Borrowing Base; provided that in determining that portion of the Combined Borrowing Base attributable to the Canadian Borrowing Base for purposes of SECTION 6.10, any Credit Extensions to the Domestic Borrowers in excess of fifty percent (50%) of Domestic Availability (without giving effect to clauses (a)(ii) and (b)(ii) of the definition thereof) shall be deemed to have been made pro rata (based upon the ratio of the Canadian Commitments to the Total Commitments) to the Domestic Borrowers and the Canadian Borrower.
     “Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.
     “Commitment” means, with respect to each Lender, the aggregate commitment(s) of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto (being the aggregate of the Domestic Commitments and the Canadian Commitments of such Lender) or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.
     “Commitment Increase” shall have the meaning provided in SECTION 2.02(b).
     “Commitment Increase Date” shall have the meaning provided in SECTION 2.02(e).
     “Commitment Percentage” means, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder, in the amount set forth opposite such Lender’s name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement; provided that unless the Commitments of all Lenders shall have then expired or been terminated, after the Commitments of the Non-Extending Lenders shall have expired or been terminated and all Obligations owed to the Non-Extending Lenders shall have been paid in full, the Commitment Percentages of the Extending Lenders shall be appropriately adjusted to reflect the expiration or termination of the Commitments of the Non-Extending Lenders.
     “Compliance Certificate” has the meaning provided in SECTION 5.01(d).
     “Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
     “Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus, in each case to the extent deducted in determining Consolidated Net Income for such period, (b) depreciation, amortization, and all other non-cash charges (other than non-cash charges for which a cash payment will be required to be made in that period), (c) provisions for Taxes based on income, (d) interest expense, (e) Advisory Fees, and (f) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the Administrative Agent; provided, however, that, upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, the results of the Canadian Borrower and any Canadian Subsidiaries shall be excluded from the calculation of Consolidated EBITDA.
     “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures during such period, to (b) the sum of (i) Debt Service Charges payable in cash during such period plus (ii) federal, state and foreign income Taxes paid in cash (net of refunds received) during such period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that, upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, the results of the Canadian Borrower and any Canadian Subsidiaries shall be excluded from the calculation of the Consolidated Fixed Charge Coverage Ratio. For purposes of determining the Consolidated Fixed Charge Coverage Ratio, GAAP shall be consistently applied with the principles existing on the Effective Date.
     “Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, but excluding any non-cash or deferred interest financing costs, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that, upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, interest expense of the Canadian Borrower and any Canadian Subsidiaries shall be excluded from the calculation of Consolidated Interest Expense.
     “Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided, however, that there shall be excluded (a) the income (or loss) of such Person in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to such Person during such period, (b) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Charter Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (c) upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, the income (or loss) of the Canadian Borrower and any Canadian Subsidiaries.
     “Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
     “Cost” means the cost of purchases, as reported on the Borrowers’ financial stock ledger based upon the Borrowers’ accounting practices in effect on the Effective Date or thereafter consented to by the Administrative Agent, whose consent will not be unreasonably withheld. “Cost” does not include inventory capitalization costs or other non-purchase price charges (except for freight charges with respect to all Inventory (other than unpaid freight charges for Eligible In-Transit Inventory) to the extent treated consistently with the Borrowers’ accounting practices in effect on the Effective Date) used in the Borrowers’ calculation of cost of goods sold.
     “Credit Card Notifications” has the meaning provided in SECTION 2.18(c).
     “Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.
     “Credit Party” means (a) the Lenders, (b) the Agents and the Canadian Agent and their respective Affiliates and branches, (c) the Issuing Banks, (d) the Arrangers and (e) the successors and permitted assigns of each of the foregoing.
     “Credit Party Expenses” means, without limitation, all of the following to the extent incurred in connection with this Agreement and the other Loan Documents: (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, the Canadian Agent and the Arrangers in connection with the preparation of the Loan Documents and the syndication of the credit facilities provided for herein, including, without limitation, the reasonable fees, charges and disbursements of one United States counsel for the Administrative Agent and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates and branches (plus local counsel in any other jurisdiction to the extent reasonably necessary), and outside consultants for the Agents and the Canadian Agent consisting of one inventory appraisal firm and one Canadian real estate appraisal firm, one commercial finance examination firm and one Canadian environmental engineering firm; (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, the Canadian Agent and the

Arrangers in connection with the administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers requested by a Loan Party of the provisions hereof or thereof (whether or not any such amendments, modifications or waivers shall be consummated), including the reasonable fees, charges and disbursements of one United States counsel for Bank of America and its Affiliates, one United States counsel for Wells Fargo and its Affiliates, and one Canadian counsel for the Canadian Agent and its Affiliates and branches (plus local counsel in any other jurisdiction to the extent reasonably necessary); (c) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (d) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, the Canadian Agent and their respective Affiliates and branches in connection with the enforcement and protection of their rights in connection with the Loan Documents (including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loan Documents), including the reasonable fees, charges and disbursements of one United States counsel for Bank of America and its Affiliates, one United States counsel for Wells Fargo and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary) and outside consultants for the Agents (including, without limitation, except as permitted in clause (e) hereof, one inventory appraisal firm and one real estate appraisal firm, one commercial finance examination firm and one environmental engineering firm); and (e) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, the Canadian Agent and their respective Affiliates and branches in connection with the enforcement of their rights in any case under the Bankruptcy Code or any judicial proceeding commenced by any Loan Party against the Credit Parties relating to the Loan Documents after the occurrence and during the continuance of an Event of Default, including the reasonable fees, charges and disbursements of one United States counsel for Bank of America and its Affiliates, one United States counsel for Wells Fargo and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary) and outside consultants for the Agents (including, without limitation, inventory appraisal firm(s) and real estate appraisal firm(s), commercial finance examination firm(s) and environmental engineering firm(s)); provided that, in addition to the foregoing, the Lenders who are not the Agents or the Canadian Agent shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel). Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party; provided further that the amounts available to be reimbursed to Wells Fargo and its Affiliates on account of fees, disbursements and charges of its counsel under clause (b) of this paragraph shall not exceed $75,000 in any Fiscal Year.
     “Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties, net of any dormancy reserves maintained by the Loan Parties on their books and records in the ordinary course of business consistent with past practices.

     “Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit B among a Loan Party, a customs broker or other carrier, and the Administrative Agent or the Canadian Agent, as applicable, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent or the Canadian Agent, as applicable, and agrees, upon notice from the Administrative Agent or the Canadian Agent, as applicable, to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent or the Canadian Agent, as applicable.
     “DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents, the Canadian Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.
     “Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense payable in cash, plus (b) scheduled principal payments made or required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness, including the full amount of any non-recourse Indebtedness (excluding the Obligations, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including, without limitation, Capitalized Lease Obligations) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined in accordance with GAAP; provided, however, that, upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, Debt Service Charges attributable to the Canadian Borrower and any Canadian Subsidiaries shall be excluded from the calculation of Debt Service Charges.
     “Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.
     “Default Rate” has the meaning provided in SECTION 2.12.
     “Delinquent Lender” has the meaning provided in SECTION 8.17.
     “Designated Account” has the meaning provided in SECTION 2.18(d); provided, however, that notwithstanding anything to the contrary contained therein, in no event shall the amounts which may be deposited into the Designated Account on or after the Effective Date exceed $25,000,000 in the aggregate.
     “Deteriorating Lender” means any Delinquent Lender or any Lender as to which (a) any of the Issuing Banks or the Swingline Lender has reasonably ascertained that such Lender or its Subsidiary has, without cause, defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) such Lender or a Person that controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

     “Determination Date” shall mean the date upon which each of the following has occurred:
     (a) The Canadian Commitments and/or the Domestic Commitments have been terminated by the Required Lenders (or are deemed terminated) upon the occurrence of an Event of Default; and
     (b) The Obligations and/or the Canadian Liabilities have been declared to be due and payable (or has become automatically due and payable) and have not been paid in accordance with the terms of this Agreement.
     “Disbursement Accounts” has the meaning provided in SECTION 2.18(g).
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06(a) and Schedule 3.06(b).
     “Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Extended Term Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or any Capital Stock referred to in (a) above prior to the Extended Term Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Extended Term Maturity Date; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale shall not constitute Disqualified Capital Stock.
     “Disqualified Lenders” means those Persons identified as such in that certain side letter dated July 21, 2005 between the Sponsors and the Agents.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Availability” means the lesser of (a) or (b), where:
     (a) is the result of:
     (i) The Revolving Credit Ceiling,
     Minus
     (ii) The aggregate outstanding amount of Credit Extensions to, or for the account of, the Domestic Borrowers,
     Minus

     (iii) The aggregate outstanding amount of Credit Extensions to, or for the account of, the Canadian Borrower.
     (b) is the result of the following, as applicable:
     (i) The Tranche A Borrowing Base, as determined from the most recent Borrowing Base Certificate (as adjusted pursuant to SECTION 2.03 hereof);
     Minus
     (ii) The aggregate outstanding amount of Credit Extensions to, or for the account of, the Domestic Borrowers.
     “Domestic Borrowers” means, collectively, the Lead Borrower, the other Domestic Borrowers identified on the signature pages hereto and each Other Borrower who becomes a Domestic Borrower hereunder in accordance with the terms of this Agreement.
     “Domestic Commitment” shall mean, with respect to each Domestic Lender, the commitment of such Domestic Lender hereunder to make Credit Extensions to the Domestic Borrowers in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
     “Domestic Commitment Percentage” shall mean, with respect to each Domestic Lender, that percentage of the Domestic Commitments of all Domestic Lenders hereunder to make Credit Extensions to the Domestic Borrowers, in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17; provided that, unless the Domestic Commitments of all Lenders shall have then expired or been terminated, after the Domestic Commitments of the Non-Extending Lenders shall have expired or been terminated and all Obligations owed to the Non-Extending Lenders shall have been paid in full, the Domestic Commitment Percentages of the Extending Lenders shall be appropriately adjusted to reflect the termination of the Domestic Commitments of the Non-Extending Lenders.
     “Domestic Concentration Account” has the meaning provided in SECTION 2.18(d).
     “Domestic Lenders” means the Lenders having Domestic Commitments from time to time or at any time.
     “Domestic Letter of Credit” means a Letter of Credit that is issued pursuant to this Agreement for the account of a Domestic Borrower.
     “Domestic Letter of Credit Outstandings” means, at any time, the sum of (a) with respect to Domestic Letters of Credit outstanding at such time, the aggregate maximum amount that then is, or at any time thereafter may become, available for drawing or payment thereunder, plus, without duplication, (b) all amounts theretofore drawn or paid under Domestic Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.
     “Domestic Letter of Credit Sublimit” means, at any time, the sum of $400,000,000 less the then Canadian Letter of Credit Outstandings, as such amount may be increased or reduced in accordance with the terms of this Agreement.
     “Domestic Loan Party” means any Loan Party other than a Canadian Loan Party.
     “Domestic Loans” means, collectively, the Loans made by the Domestic Lenders pursuant to Article II.
     “Domestic Overadvance” means a Credit Extension to the Domestic Borrowers to the extent that, immediately after the making of such Credit Extension, Domestic Availability is less than zero.
     “Domestic Swingline Loan Ceiling” means (a) from January 1st through August 31st of each year, $50,000,000 and (b) from September 1st through December 31st of each year, $100,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.
     “Domestic Total Commitments” means the aggregate of the Domestic Commitments of all Domestic Lenders. On the Effective Date, the Domestic Total Commitments are $2,042,500,000.
     “Earnout Obligations” means the maximum amount of all obligations incurred or to be incurred in connection with any Acquisition of a Person pursuant to a Permitted Acquisition under non-compete agreements, consulting agreements, earn-out agreements and similar deferred purchase arrangements.
     “Effective Date” means June 24, 2009.
     “Eligible Assignee” means a commercial bank, insurance company, or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000, or any Affiliate of any Credit Party under common control with such Credit Party, or an Approved Fund of any Credit Party, or any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; provided that, in any event, “Eligible Assignee” shall not include (w) any natural person, (x) any Disqualified Lender, (y) the Parent, or (z) the Sponsor Group or any of their respective Affiliates to the extent that, after giving effect to any proposed assignment, the Sponsor Group and their respective Affiliates would hold in the aggregate more than 25% of the then outstanding Credit Extensions; provided that, (1) to the extent that the Sponsor Group or any of their respective Affiliates hold in the aggregate more than 10% of the then outstanding Credit Extensions, the Sponsor Group and their respective Affiliates shall be subject to clauses (a) and (b) of the definition of Sponsor Lender Limitations with respect to that portion of their outstanding Credit Extensions or Commitments which exceeds 10%, and (2) the Sponsor Group and each of their respective Affiliates shall in all events be subject to the provisions of clause (c) of the definition of Sponsor Lender Limitations. Upon the occurrence of an Event of Default, no Person (other than a Lender) shall be an “Eligible

Assignee” if the assignment of any Commitment to such Person would cause such Person to have Commitments in excess of twenty-five percent (25%) of the then outstanding Total Commitments.
     “Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Loan Party from major credit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club and DiscoverCard) as arise in the ordinary course of business and which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Receivables:
     (a) Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale (except that, with respect to those due from American Express to the Canadian Loan Parties, that have been outstanding for more than ten (10) Business Days from the date of sale), or for such longer period(s) as may approved by the Co-Collateral Agents;
     (b) Accounts due from major credit card processors with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, those Liens specified in clauses (a) and (e) of the definition of Permitted Encumbrances and Permitted Encumbrances having priority by operation of Applicable Law over the Lien of the Administrative Agent or Canadian Agent, as applicable) (the foregoing not being intended to limit the discretion of the Co-Collateral Agents to change, establish or eliminate any Reserves on account of any such Liens);
     (c) Accounts due from major credit card processors that are not subject to a first priority (except as provided in clause (b), above) security interest in favor of the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties;
     (d) Accounts due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);
     (e) Except as otherwise approved by the Co-Collateral Agents, Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor; or
     (f) Accounts due from major credit card processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines in its commercial reasonable discretion acting in good faith to be unlikely to be collected.

     “Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Loan Party in the United States or Canada within sixty (60) days of the date of determination, but which has not yet been received by a Loan Party or (ii) which has been delivered to a carrier in the United States or Canada for receipt by a Loan Party in the United States or Canada within five (5) Business Days of the date of determination, but which has not yet been received by a Loan Party, (b) for which the purchase order is in the name of a Loan Party and title has passed to a Loan Party, (c) except as otherwise agreed by the Co-Collateral Agents, for which a Loan Party is designated as “shipper” and/or the consignor and the document of title or waybill reflects a Loan Party as consignee (along with delivery to a Loan Party or its customs broker of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Administrative Agent or the Canadian Agent, as applicable, has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement), (e) as to which a Tri-Party Agreement has been executed and delivered in favor of the Co-Collateral Agents, (f) which is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation marine cargo insurance; and (g) which otherwise is not excluded from the definition of Eligible Inventory; provided that the Administrative Agent may (and shall, at the written direction of any Co-Collateral Agent, after consultation with the other Co-Collateral Agent), upon notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent or any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent or the Canadian Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, to realize upon such Inventory.
     “Eligible Inventory” means, as of any date of determination, without duplication, (a) Eligible Letter of Credit Inventory, (b) Eligible In-Transit Inventory, (c) Inventory reported at Location 5001 in the Loan Parties’ books and records (such being cross-docked product and not then included in the Loan Parties’ stock ledger but which is otherwise Eligible Inventory), and (d) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:
     (a) Inventory that is not solely owned by a Loan Party, or is leased by or is on consignment to a Loan Party, or as to which the Loan Parties do not have title thereto;
     (b) Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located in the United States of America or Canada (or any territories or possessions thereof);
     (c) Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located at a location that is owned or leased by the Loan Parties, except to the extent that the Loan Parties shall have used commercially reasonable efforts to furnish (in the case of each such location leased by a third party for which the Loan Parties contracted with such third party on or before the Effective Date), or shall have furnished (in the case of each such location leased by a third party for which the Loan Parties contracted with such third party after the Effective Date), the Administrative Agent or the Canadian Agent, as applicable, with (i) any UCC financing statements, PPSA filings or other registrations that the Administrative Agent or the Canadian Agent, as applicable, may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) an intercreditor agreement (containing, among other things, a lien waiver) executed by the Person owning any such location on terms reasonably acceptable to the Co-Collateral Agents and, if applicable, the Canadian Agent; provided that, with respect to any location which is leased by a third party as of the Effective Date and which contains Inventory to be utilized to fulfill internet orders or Inventory to be forwarded to stores or distribution centers of the Loan Parties, such Inventory shall not be deemed ineligible solely by virtue of this clause (c) if such an intercreditor agreement is not obtained by the Borrowers (after having used commercially reasonable efforts to obtain same); provided further that any Inventory located at a location described in clauses (i) and/or (ii) below shall not be deemed ineligible solely by virtue of this clause (c) even if such an intercreditor agreement is not furnished for any such location: (i) any location that is not owned or leased by the Loan Parties at which Inventory of a Domestic Loan Party is located (or locations under the control of the same Person other than store leases) having a value of less than or equal to $20,000,000 at Cost (or, with respect to seasonal locations, at which Inventory is located having a value less than or equal to $40,000,000 at Cost for a period of not greater than 60 days), or (ii) any location that is not owned or leased by the Loan Parties at which Inventory of a Canadian Loan Party is located (or under the control of the same Person other than store leases) having a value of less than or equal to $5,000,000 at Cost (or, with respect to seasonal locations, at which Inventory is located having a value less than or equal to $10,000,000 at Cost for a period of not greater than 60 days);
     (d) Inventory that is located at a distribution center that is leased by the Loan Parties, except to the extent that (unless otherwise agreed by the Co-Collateral Agents or the Canadian Agent, as applicable) the Loan Parties shall have used commercially reasonable efforts to furnish (in the case of each such distribution center for which the Loan Parties have entered into a lease on or before the Effective Date), or shall have furnished (in the case of each such distribution center for which the Loan Parties have entered into a lease after the Effective Date), the Administrative Agent or the Canadian Agent, as applicable, with a landlord’s lien waiver and collateral access agreement on terms reasonably acceptable to the Co-Collateral Agents or the Canadian Agent, as applicable, executed by the Person owning any such distribution center; provided that any Inventory located at a distribution center described in clauses (i) and/or (ii) below shall not be deemed ineligible solely by virtue of this clause (d) even if such a landlord’s lien waiver and collateral access agreement is not furnished for any such distribution center: (i) any distribution center at which Inventory of a Domestic Loan Party is located (or locations under the control of the same Person other than store leases) having a value of less than or equal to $20,000,000 at Cost (or, with respect to seasonal warehouses, at which Inventory is located having a value less than or equal to $40,000,000 at Cost for a period of not greater than 60 days), or (ii) any distribution center at which Inventory of a

Canadian Loan Party is located (or under the control of the same Person other than store leases) having a value of less than or equal to $5,000,000 at Cost (or, with respect to seasonal warehouses, at which Inventory is located having a value less than or equal to $10,000,000 at Cost for a period of not greater than 60 days);
     (e) Inventory that represents goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are work in process, raw materials, or that constitute spare parts or supplies used or consumed in a Loan Party’s business (iv) are bill and hold goods, or (v) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority with respect thereto;
     (f) Except as otherwise agreed by the Co-Collateral Agents, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;
     (g) Inventory that is not subject to a perfected first priority security interest in favor of the Administrative Agent or Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties (subject only to Permitted Encumbrances having priority by operation of Applicable Law);
     (h) Inventory which consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories;
     (i) Inventory as to which casualty insurance in compliance with the provisions of SECTION 5.07 is not in effect;
     (j) Inventory which has been sold but not yet delivered or Inventory to the extent that any Loan Party has accepted a deposit therefor; or
     (k) Inventory acquired in a Permitted Acquisition (including, without limitation, the FAO Acquisition), unless the Co-Collateral Agents shall have received or conducted (i) appraisals, from appraisers reasonably satisfactory to the Co-Collateral Agents, of such Inventory to be acquired in such Acquisition and (ii) such other due diligence as the Co-Collateral Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Co-Collateral Agents.
     “Eligible Letter of Credit Inventory” means, as of any date of determination (without duplication of other Eligible Inventory), Inventory:
     (a) (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Loan Party in the United States or Canada within sixty (60) days of the date of determination, but which has not yet been received by a Loan Party, or (ii) which has been delivered to a carrier in the United States or Canada for receipt by a Loan Party in the United States or Canada within five (5) Business Days of the date of determination, but which has not yet been received by a Loan Party;

     (b) the purchase order for which is in the name of a Loan Party, title has passed to a Loan Party and the purchase of which is supported by a Commercial Letter of Credit issued under this Agreement having an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit; provided that ninety percent (90%) of the maximum Stated Amount all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit;
     (c) except as otherwise agreed by the Co-Collateral Agents, for which a Loan Party is designated as “shipper” and/or consignor and the document of title or waybill reflects a Loan Party as consignee (along with delivery to a Loan Party or its customs broker of the documents of title, to the extent applicable, with respect thereto);
     (d) as to which the Administrative Agent or the Canadian Agent, as applicable, has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);
     (e) which is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation marine cargo insurance;
     (f) as to which a Tri-Party Agreement has been executed and delivered in favor of the Co-Collateral Agents, and
     (g) Which otherwise is not excluded from the definition of Eligible Inventory;
     provided that the Administrative Agent may (and shall, at the written direction of any Co-Collateral Agent, after consultation with the other Co-Collateral Agent), upon notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event that the Administrative Agent or any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent or the Canadian Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, to realize upon such Inventory.
     “Eligible Real Estate” means Real Estate which satisfies each of the following conditions:
     (a) Either (i) a Canadian Loan Party owns fee title or (ii) a Canadian Loan Party is ground lessee under a ground lease on real estate improved by a building owned by such Canadian Loan Party, the terms and conditions of which ground lease permit assignment and mortgaging thereof in the Co-Collateral Agents’ and the Canadian Agent’s reasonable commercial discretion exercised in good faith;

     (b) The applicable Canadian Loan Party has executed and delivered to the Canadian Agent such Mortgages as the Co-Collateral Agents and the Canadian Agent may reasonably request;
     (c) The applicable Canadian Loan Party shall have delivered to the Co-Collateral Agents (i) title insurance and environmental site assessments reasonably satisfactory to the Co-Collateral Agents and the Canadian Agent, and (ii) other real estate items, if any, as reasonably required by, and reasonably satisfactory to, the Co-Collateral Agents and the Canadian Agent;
     (d) The Canadian Agent has a perfected first priority lien in such Real Estate (subject only to Permitted Encumbrances having priority by operation of Applicable Law) for its own benefit and the benefit of other Secured Parties;
     (e) Each such parcel of Real Estate has been appraised by a third party appraiser reasonably acceptable to the Agents and the Canadian Agent;
     (f) Either (i) the Real Estate is used by a Canadian Loan Party for offices, as a Store or distribution center, or is being held for sale and, if more than twelve (12) months have elapsed from the date such Real Estate was initially held for sale, the Co-Collateral Agents and the Canadian Agent shall have received an updated appraisal of such Real Estate, or (ii) the Real Estate is leased by a Canadian Loan Party to another Person, the terms of such lease and the creditworthiness of the lessee are reasonably satisfactory to the Co-Collateral Agents, and the Co-Collateral Agents and the Canadian Agent shall have received an updated appraisal of such Real Estate reflecting the effect of such lease on FMV, provided that Real Estate described in this clause (f)(ii) shall not comprise more than 25% of the Canadian Borrowing Base; and
     (g) As to any particular property, except as otherwise agreed by the Co-Collateral Agents, the Canadian Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such property.
     “Enumerated Defaults” means the failure of any Loan Party to comply with the terms of SECTION 2.18(c)(ii), SECTION 2.18(d), SECTION 2.18(e), SECTION 2.18(f), or SECTION 2.18(h) or the occurrence of any Event of Default specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(h), or SECTION 7.01(i).
     “Environmental Compliance Reserve” means, with respect to Eligible Real Estate, any reserve which any Co-Collateral Agent (after consultation with the other Co-Collateral Agent and the Canadian Agent), from time to time in its reasonable commercial discretion exercised in good faith, establishes for estimable amounts that are reasonably likely to be expended by any of the Canadian Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws relating to such Eligible Real Estate.

     “Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.
     “Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equipment” has the meaning set forth in the Security Documents.
     “Equivalent Amount” means, on any date, the rate at which CD$ may be exchanged into dollars, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen BOFC on the immediately preceding Business Day. In the event that such rate does not appear on such Reuters page, “Equivalent Amount” shall mean, on any date, the amount of dollars into which an amount of CD$ may be converted or the amount of CD$ into which an amount of dollars may be converted, in either case, at, in the case of the Canadian Borrower, the Canadian Agent’s spot buying rate in Toronto as at approximately 12:00 noon (Toronto time) on such date and, in the case of a Domestic Borrower, the Administrative Agent’s spot buying rate in New York as at approximately 12:00 noon (New York City time) on the immediately preceding Business Day.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Lead Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means: (a) with respect to the Domestic Borrowers, any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to the Domestic Borrowers, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) in excess of $100,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect), whether or not waived, and with respect to the Canadian Borrower, the existence with respect to any Plan of any due but un-remitted contribution, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lead Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability in excess of $100,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lead Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability in excess of $100,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” has the meaning provided in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing in accordance with the terms of this Agreement.
     “Excess Canadian Real Estate” means Eligible Real Estate of the Canadian Loan Parties having a FMV in excess of $150,000,000.
     “Excess Swingline Loans” has the meaning provided in SECTION 2.22(b).
     “Excluded Taxes” means, with respect to the Agents, the Canadian Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.24(a) or a Lender that becomes a Domestic Lender by virtue of the application of SECTION 8.18), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office other than at the request of a Borrower under SECTION 2.24) or is attributable to such Foreign Lender’s failure to comply with SECTION 2.23(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to SECTION 2.23(a), and (d) in the case of a Canadian Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.24(b) or a Lender that becomes a Domestic Lender by virtue of the application of SECTION 8.18), any withholding tax that is imposed on amounts payable to such Canadian Lender at the time such Canadian Lender becomes a party to this Agreement (or designates a new lending office other than at the request of a Borrower under SECTION 2.24) or is attributable to such Canadian Lender’s failure to comply with SECTION 2.23(j), except to the extent that such Canadian Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Canadian Borrower with respect to such withholding tax pursuant to SECTION 2.23(a); provided that the provisions of the foregoing clause (d) shall not apply upon and after the occurrence of the Determination Date; provided further that each such Lender shall use reasonable efforts to eliminate or reduce amounts payable pursuant to this clause (d).
     “Existing Maturity Date” means July 21, 2010.
     “Existing Termination Date” means the earlier to occur of (i) the Existing Maturity Date, or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with ARTICLE VII.
     “Extended Term Applicable Margin” means:
(a) From and after the Effective Date until July 31, 2010, the percentages set forth in Level II of the pricing grid below; and
(b) On the first day of each of the last three Fiscal Quarters of each Fiscal Year (each, an “Adjustment Date”), commencing with the Fiscal Quarter beginning on or about August 1, 2010, the Extended Term Applicable Margin shall be determined from the pricing grid below based upon average daily outstanding Credit Extensions for the most recently ended three month period immediately preceding such Adjustment Date, provided that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Extended Term Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

					LIBO
			Prime Rate		Loans to
			and		the
			Canadian		Canadian
	Average Daily	LIBO	Prime Rate	BA	Borrower
	Outstanding	Applicable	Applicable	Equivalent	made in
Level	Credit Extensions	Margin	Margin	Loans	Dollars
I	Less than $500,000,000	3.75%	2.75%	3.75%	3.75%
II	Greater than or equal to 500,000,000 but less than or equal to $1,000,000,000	4.00%	3.00%	4.00%	4.00%
III	Greater than $1,000,000,000	4.25%	3.25%	4.25%	4.25%
     “Extended Term Canadian Prime Rate” means, for any day, the higher of: (a) the rate of interest publicly announced from time to time by Bank of America-Canada Branch as its reference rate of interest for loans made either (i) in CD$ to Canadian customers and designated as its “prime” rate, or (ii) in dollars to Canadian customers and designated as its “base rate”; or (b) the Adjusted LIBO Rate (calculated utilizing the LIBO Rate for a one-month Interest Period) plus one percent (1.00%) per annum. The “prime” rate or “base rate”, as applicable, is a rate set by Bank of America-Canada Branch based upon various factors, including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. If for any reason the Canadian Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the LIBO Rate for any reason, including the inability or failure of the Canadian Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Extended Term Canadian Prime Rate shall be determined without regard to clause (a)(i) of the definition of Adjusted LIBO Rate until the circumstances giving rise to such inability no longer exist. Any change in the Extended Term Canadian Prime Rate due to a change in Bank of America-Canada Branch’s “prime” rate or “base rate”, as applicable, or the Adjusted LIBO Rate shall be effective on the effective date of such change in Bank of America-Canada Branch’s “prime” rate or “base rate”, as applicable, or the Adjusted LIBO Rate, respectively.
     “Extended Term Canadian Unused Fee” has the meaning provided in SECTION 2.19(e).
     “Extended Term Maturity Date” means May 21, 2012.
     “Extended Term Prime Rate” means, for any day, the highest of: (a) the variable annual rate of interest then most recently announced by Bank of America, N.A. at its head office in Charlotte, North Carolina as its “prime rate”; (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.50%) per annum; or (c) the Adjusted LIBO Rate (calculated utilizing the LIBO Rate for a one-month Interest Period) plus one percent (1.00%) per annum. The “prime rate” is a reference rate and does not necessarily represent the lowest or best rate being charged by Bank of America, N.A. to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Extended Term Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition or clause (a)(i) of the definition of Adjusted LIBO Rate, as applicable, until the circumstances giving rise to such inability no longer exist. Any change in the Extended Term Prime Rate due to a change in Bank of America’s “prime rate”, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Extended Term Unused Fee” has the meaning provided in SECTION 2.19(c).
     “Extended Termination Date” means the earlier to occur of (a) the Extended Term Maturity Date, or (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with ARTICLE VII.
     “Extending Lender” means each Lender listed on Schedule 1.1 under the heading “Extending Lenders”, whose Commitment shall terminate on the Extended Termination Date;

provided that any Non-Extending Lender which is a Domestic Lender may become an Extending Lender after the Effective Date but on or before July 17, 2009 by furnishing written notice to the Lead Borrower and the Administrative Agent of its election to become a Domestic Lender which is an Extending Lender, which election shall not be effective until the first date thereafter on which no Loans bearing interest at the Adjusted LIBO Rate are outstanding.
     “Facility Guarantee” means (a) any Guarantee of the Obligations and Other Liabilities executed by the Domestic Borrowers and their respective Material Subsidiaries (other than Foreign Subsidiaries, TRU (Vermont), Inc., Toys ‘R’ Us Service, LLC, TRU of Puerto Rico, Inc. and Geoffrey, LLC and its Subsidiaries) which are or hereafter become Facility Guarantors in favor of the Administrative Agent and the other Secured Parties (it being understood that the Canadian Borrower and its Foreign Subsidiaries shall not be required to execute a Facility Guarantee of the Obligations or Other Liabilities of the Domestic Borrowers), and (b) in addition to the Guarantee described in clause (a), any Guarantee of the Canadian Liabilities executed by any of the Canadian Borrower’s Subsidiaries in favor of the Canadian Agent and the other Secured Parties.
     “Facility Guarantors” means any Person executing a Facility Guarantee.
     “Facility Guarantors’ Collateral Documents” means all security agreements, Mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by the Facility Guarantors to secure the Facility Guarantee, the Obligations, the Other Liabilities, or the Canadian Liabilities, as applicable.
     “FAO Acquisition” means the acquisition by the Lead Borrower, on or about the Effective Date, of all of the issued and outstanding membership interests of Toys Acquisition, LLC pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of June 22, 2009, by and between the Parent and the Lead Borrower.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” means the Fee Letter dated April 22, 2009 by and among the Lead Borrower, the Canadian Borrower, Bank of America, N.A., Banc of America Securities LLC and Wells Fargo Retail Finance, LLC, as amended, modified, supplemented or replaced and in effect from time to time.
     “Financial Consultant” has the meaning provided in SECTION 5.14.
     “Financial Officer” means, with respect to any Loan Party, the chief financial officer, the senior vice president of finance, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

     “Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Borrowers.
     “Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each April, July, October or January of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrowers.
     “Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year.
     “Fixed Assets” means Equipment and Real Estate.
     “FMV” means, as to any Eligible Real Estate, the fair market value of such Eligible Real Estate determined in accordance with an appraisal from an independent appraisal firm, each reasonably acceptable to the Co-Collateral Agents.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
     “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made; provided that, with respect to Foreign Subsidiaries of Borrower organized under the laws of Canada, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made.
     “General Security Agreement” means the General Security Agreement dated as of the Closing Date among the Canadian Borrower and its Subsidiaries and the Canadian Agent for the benefit of the Secured Parties thereunder, as amended and in effect from time to time.
     “Geoffrey” means Geoffrey, LLC, a Delaware limited liability company.
     “Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, local or provincial, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.
     “Hedge Agreement” means any derivative agreement, or any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.
     “High Selling Period” means (i) with respect to the TRU Inventory owned by the Domestic Loan Parties and all Inventory owned by the Canadian Loan Parties, the period in each year commencing on October 15th and ending on the first Sunday after December 15th, and (ii) with respect to BRU Inventory owned by the Domestic Loan Parties, the period commencing each year on February 1st and ending on October 31st.
     “Holiday Season” means (a) the period commencing on October 15, 2010 and continuing through the first Sunday after December 15, 2010, and (b) the period commencing on October 15th and continuing through the first Sunday after December 15th of each year thereafter.
     “Indebtedness” of any Person means, without duplication:
     (a) All obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person); provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
     (b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

     (c) All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
     (d) All obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);
     (f) All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
     (g) All Guarantees by such Person of Indebtedness of others;
     (h) All Capital Lease Obligations of such Person; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
     (i) All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;
     (j) All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
     (k) The Agreement Value of all Hedge Agreements;
     (l) The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and
     (m) Indebtedness consisting of Earn-Out Obligations in connection with Permitted Acquisitions but only to the extent that the contingent consideration relating thereto is not paid within thirty (30) days after the amount due is finally determined;
Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capital Lease, (B) any obligations relating to overdraft protection and netting services, or (C) any preferred stock required to be included as Indebtedness in accordance with GAAP and FAS 150.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning provided in SECTION 9.03(b).
     “Indentures” means each of (a) the Indenture, dated as of July 24, 2001, originally between the Parent and The Bank of New York, as Trustee, with respect to 7.625% Notes due 2011, (b) the Indenture, dated as of May 28, 2002, originally between the Parent and The Bank of New York, as Trustee, with respect to 7.875% Notes due 2013, (c) the Indenture, dated as of May 28, 2002, originally between the Parent and The Bank of New York, as Trustee, with respect to 7.375% Notes due 2018, and (d) the Indenture, dated as of August 29, 1991, originally between the Parent and Bank of New York, as successor Trustee, with respect to Debentures due 2021, each as modified, amended, supplemented or restated and in effect from time to time.
     “Information” has the meaning provided in SECTION 9.15.
     “Informational Website” has the meaning provided in SECTION 5.01.
     “Intellectual Property Rights Agreement” means the agreement dated as of the Closing Date between Geoffrey and the Administrative Agent, for its own benefit and the benefit of the Secured Parties.
     “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of July 19, 2006 by and between the Agents and Banc of America Bridge LLC, as administrative agent for the holders of the Term Loan, as amended and in effect from time to time.
     “Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the last day of each calendar quarter, and (b) with respect to any LIBO Loan or BA Equivalent Loan, on the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan or BA Equivalent Loan is a part, and, in addition, if such LIBO Loan or BA Equivalent Loan has an Interest Period of greater than ninety (90) days, on the last day of every third month of such Interest Period.
     “Interest Period” means, with respect to any LIBO Borrowing or BA Equivalent Loan, the period commencing on the date of such Borrowing and ending (i) on the day that is one (1) or two (2) weeks thereafter or (ii) ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), six (6), nine (9) or twelve (12) months thereafter (or such shorter period, to the extent available, to which the Administrative Agent or the Canadian Agent, as applicable, may reasonably consent), as the Lead Borrower or the Canadian Borrower, as applicable, may elect by notice to the Administrative Agent or the Canadian Agent in accordance with the provisions of this Agreement; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business

Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, and (c) (i) until such time as the Commitments of the Non-Extending Lenders shall have expired or been terminated and all Obligations owed to the Non-Extending Lenders shall have been paid in full, no Interest Period shall extend beyond the Existing Maturity Date, and (ii) thereafter, no Interest Period shall extend beyond the Extended Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” has the meaning assigned to such term in the Security Agreement or the General Security Agreement and, as regards the Canadian Borrower, includes all “inventory” as defined in the PPSA.
     “Inventory Advance Rate” means the following percentages for TRU Inventory and BRU Inventory under the Tranche A Borrowing Base and the Canadian Borrowing Base for the following periods:

	Advance Rate for	Advance Rate for
Period	TRU Inventory	BRU Inventory
January through April of each year	85%	85%

May through September of each year	87.5%	87.5%

October through December of each year	85%	85%
     “Inventory Reserves” means such reserves as may be established from time to time by any Co-Collateral Agent (after consultation with the other Co-Collateral Agent), in its reasonable commercial discretion exercised in good faith, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.
     “Investment” means, with respect to any Person:
     (a) Any Capital Stock of another Person, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;
     (b) Any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business) to another Person;

     (c) Any Acquisition; and
     (d) Any other investment of money or capital in order to obtain a profitable return, in all cases, whether now existing or hereafter made. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person.
     “ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.
     “Issuing Banks” means, individually and collectively, (a) as to the Domestic Borrowers, each of Bank of America, Wells Fargo, Deutsche Bank AG New York Branch, and no more than two other Domestic Lenders selected by the Lead Borrower and approved by the Administrative Agent in its reasonable discretion (such approval not to be unreasonably withheld), and (b) as to the Canadian Borrower, each of Bank of America-Canada Branch and no more than one other Canadian Lender selected by the Canadian Borrower and approved by the Canadian Agent in its reasonable discretion (such approval not to be unreasonably withheld), in each case in its capacity as the issuer of Letters of Credit hereunder, and any successor in such capacity. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joinder Agreement” shall mean an agreement, in the form attached hereto as Exhibit H, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Facility Guarantor, as the Administrative Agent may determine.
     “Judgment Conversion Date” has the meaning set forth in SECTION 9.19.
     “Judgment Currency” has the meaning set forth in SECTION 9.19.
     “Landlord Lien State” means Washington, Virginia, Pennsylvania and such other state(s) or province(s) in which a landlord’s claim for rent has priority by operation of Applicable Law over the lien of the Administrative Agent or the Canadian Agent in any of the Collateral.
     “L/C Credit Support” has the meaning set forth in SECTION 2.13(k).
     “Lead Borrower” has the meaning set forth in the Preamble to this Agreement.
     “Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

     “Lenders” means, collectively, the Domestic Lenders and the Canadian Lenders (including, in each case, Extending Lenders and Non-Extending Lenders) and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b) and each Additional Commitment Lender that becomes a party to this Agreement as set forth in SECTION 2.02.
     “Letter of Credit” means a letter of credit that is (i) issued by an Issuing Bank pursuant to this Agreement for the account of a Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, issued in connection with the purchase of Inventory by a Borrower and for other purposes for which such Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent or the Canadian Agent, as applicable, and (iii) in form reasonably satisfactory to the applicable Issuing Bank.
     “Letter of Credit Disbursement” means a payment made by an Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.
     “Letter of Credit Outstandings” means, collectively, Canadian Letter of Credit Outstandings and Domestic Letter of Credit Outstandings.
     “Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.19.
     “LIBO Borrowing” means a Borrowing comprised of LIBO Loans.
     “LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
     “LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, the rate appearing on Telerate Page 3750, as determined by the Administrative Agent or the Canadian Agent, as applicable, from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Borrowing for such Interest Period shall be that rate of interest (rounded upwards, if necessary to the next 1/100 of 1%) determined by the Administrative Agent to be the highest prevailing rate per annum at which deposits in dollars are offered to Bank of America by first class banks in the London interbank market in which Bank of America participates at 11:00 a.m. (London time) not less than two Business Days before the first day of the Interest Period for the subject LIBO Borrowing, for a deposit approximately in the amount of the subject Borrowing and for a period of time approximately equal to such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, and, with respect to the Canadian Borrower, also includes any prior claim or deemed trust in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Line Cap” means, at any time of determination, the lesser of (a) the Total Commitments or (b) the Combined Borrowing Base.
     “Liquidation” means the exercise by the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, of those rights and remedies accorded to the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties, acting with the consent of the Co-Collateral Agents, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
     “Liquidation Percentage” shall mean, for any Lender, a fraction, the numerator of which is the sum of such Lender’s Domestic Commitment and Canadian Commitment on the Determination Date and the denominator of which is the Total Commitments of all Lenders on the Determination Date.
     “Loan Account” has the meaning provided in SECTION 2.20.
     “Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guarantees, the Facility Guarantors’ Collateral Documents, the Intercreditor Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith (excluding agreements entered into in connection with any transaction arising out of any Bank Product or Cash Management Services), each as amended and in effect from time to time.
     “Loan Party” or “Loan Parties” means the Borrowers and the Facility Guarantors.
     “Loans” means all Revolving Credit Loans (including Domestic Loans and Canadian Loans), Swingline Loans and other advances to or for account of any of the Borrowers pursuant to this Agreement.
     “Low Selling Period” means (i) with respect to the TRU Inventory owned by the Domestic Loan Parties and all Inventory owned by the Canadian Loan Parties, the period in each year commencing on the first day after the first Sunday after December 15th and ending on October 14th of the subsequent year and (ii) with respect to BRU Inventory owned by the Domestic Loan Parties, the period in each year commencing on November 1 and ending on January 31 of the subsequent year.
     “Margin Stock” has the meaning assigned to such term in Regulation U.
     “Master Lease” means, collectively, each of the Master Leases entered into by a Loan Party with any Special Purpose Entity of the Parent and its subsidiaries, including, without limitation, with Giraffe Intermediate Holdings, LLC and Giraffe Properties, LLC, on the Closing Date, and any and all modifications thereto, substitutions therefore and replacements thereof made with the consent of the Co-Collateral Agents or not in violation of the provisions of SECTION 6.09.
     “Master Lease Liquidation Event” means the acceleration of any Indebtedness of a Special Purpose Entity (or any successor in interest thereto) which is secured by the Real Estate which is the subject of a Master Lease, whether under the CMBS Facilities, the Supplemental Real Estate Facilities or otherwise, and the commencement of the exercise of remedies seeking to collect such Indebtedness (including, without limitation, foreclosure, by the holder of such Indebtedness), as a result of which either (a) the Loan Parties occupying such Real Estate could reasonably be expected to be dispossessed of such Real Estate due to the failure by the Loan Party to fulfill the terms of any SNDA or (b) any Access Agreement could reasonably be expected to be unenforceable or ineffective.
     “Material Adverse Effect” means any event, facts, or circumstances, which, after the Effective Date, has a material adverse effect on (a) the business, assets, financial condition or income of the Loan Parties taken as a whole or (b) the validity or enforceability of this Agreement or the other Loan Documents in any material respect or any of the material rights or remedies of the Secured Parties hereunder or thereunder.
     “Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties, individually or in the aggregate, having an aggregate principal amount exceeding $190,000,000.
     “Material Canadian Subsidiary” means, as to any Person, a Canadian Subsidiary of such Person that, as of the end of the most recent Fiscal Quarter for which annual financial statements or quarterly financial statements (whichever are more recent) are available prior to the date of determination, (a) owns assets consisting of Inventory, Accounts, and Eligible Real Estate of more than $5,000,000, individually, or collectively with all non-Material Canadian Subsidiaries, more than $15,000,000 of such assets, or (b) owns tangible net assets (as determined in accordance with GAAP), whether or not of the type included in the Canadian Borrowing Base of more than $20,000,000. The designation of a Subsidiary as a “Material Canadian Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s net tangible assets, unless otherwise consented to by the Administrative Agent. As of the Closing Date, the Subsidiaries listed on Schedule 1.2 are not Material Canadian Subsidiaries.
     “Material Domestic Subsidiary” means, as to any Person, a Domestic Subsidiary of such Person that, as of the end of the most recent Fiscal Quarter for which annual financial statements or quarterly financial statements (whichever are more recent) are available prior to the date of determination, (a) owns assets consisting of Inventory and Accounts of more than $10,000,000, individually, or collectively with all non-Material Domestic Subsidiaries, more than $40,000,000 of such assets or (b) owns tangible net assets (as determined in accordance with GAAP), whether or not of the type included in the Tranche A Borrowing Base of more than $50,000,000. The designation of a Subsidiary as a “Material Domestic Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s net tangible assets, unless otherwise consented to by the Administrative Agent. Notwithstanding the foregoing, Geoffrey

Holdings LLC (as well as any successor direct parent company of Geoffrey) and each other Subsidiary of the Lead Borrower that is a Loan Party on the Closing Date (in each case so long as they are a Subsidiary of a Loan Party), shall at all times be deemed a Material Domestic Subsidiary. As of the Closing Date, the Subsidiaries listed on Schedule 1.3 are not Material Domestic Subsidiaries.
     “Material Subsidiary” means a Material Canadian Subsidiary or a Material Domestic Subsidiary, as the case may be.
     “Maximum Rate” has the meaning provided in SECTION 9.13.
     “Minority Lenders” has the meaning provided in SECTION 9.02(c).
     “Monthly Capped Availability” means, for any date of calculation, Capped Availability on the last day of each month during such measurement period.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgages” means the Collateral Mortgages, Assignments of Leases and Rents, Hypothecs of Immoveable Property and any other security documents granting a Lien on Real Estate between the Loan Party owning the Real Estate encumbered thereby and the Canadian Agent for the benefit of the Canadian Agent and the other Secured Parties.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket fees and expenses (including appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates, except to the extent permitted under SECTION 6.07 hereof) in connection with such event, and (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations and any other obligations secured by the Security Documents) secured by a Permitted Encumbrance that is senior to the Lien of the Administrative Agent or Canadian Agent, as applicable, and (iii) as long as the Determination Date has not occurred, capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions).
     “Non-Extending Lender” means each Lender listed on Schedule 1.1 under the heading “Non-Extending Lenders”, whose Commitment shall terminate on the Existing Termination Date.

     “Notes” means, collectively, (a) the Revolving Credit Notes and (b) the Swingline Notes, each as may be amended, supplemented or modified from time to time.
     “Obligations” means (a) (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower or Facility Guarantor under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans and Facility Guarantees, (ii) other amounts owing by the Loan Parties under this Agreement or any other Loan Document in respect of any Letter of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities (including all fees, costs, expenses and indemnities that accrue after the commencement of any case or proceeding by or against any Borrower or Facility Guarantor under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding), whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents. Without limiting the foregoing, for purposes of clarity, whenever used herein the term “Obligations” shall include all Canadian Liabilities.
     “Other Borrower” means each Person who shall from time to time enter into a Joinder Agreement as a “Domestic Borrower” hereunder.
     “Other Liabilities” means (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with any Agent, the Canadian Agent, any Lender or any of their respective Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.
     “Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Participant” shall have the meaning provided in SECTION 9.04(e).
     “Parent” means Toys “R” Us, Inc., a Delaware corporation.
     “Participation Register” has the meaning provided in SECTION 9.04(e).
     “Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Specified Default then exists or would arise as a result of the entering into of such transaction or the making of such payment and (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied and the Consolidated Fixed Charge Coverage Ratio, as projected on a pro-forma basis for the twelve months following such transaction or payment, will be equal to or greater than 1.25:1.00. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan

Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis reasonably satisfactory to the Administrative Agent.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permanent Financing Facility” means any Indebtedness facility or facilities, the proceeds of which are used for any purpose determined by the Responsible Officers in their reasonable business judgment and otherwise permitted hereunder, so long as after giving effect thereto (i) the final maturity date of such Indebtedness (including all options of the Borrowers to extend the maturity date included in the documentation evidencing same) shall be on or after the Extended Term Maturity Date, and (ii) no scheduled principal amortization in excess of $200,000,000 in any Fiscal Year or $500,000,000 in the aggregate after the Closing Date is required until on or after the Extended Term Maturity Date.
     “Permitted Acquisition” means (i) the FAO Acquisition, and (ii) any other Acquisition in which each of the following conditions is satisfied:
     (a) No Default or Event of Default then exists or would arise from the consummation of such Acquisition;
     (b) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;
     (c) The Lead Borrower shall have furnished the Administrative Agent with ten (10) days’ prior notice of such intended Acquisition and shall have furnished the Administrative Agent with (i) a current draft of the acquisition agreement and other acquisition documents relating to the Acquisition and (ii) to the extent the purchase price relating to the Acquisition is in excess of $50,000,000 (excluding such portion of the purchase price consisting of Capital Stock or Subordinated Indebtedness of a Loan Party (or cash proceeds of the issuance of the foregoing) or contingent Earn Out Obligations), a summary of any due diligence undertaken by the Borrowers in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties) and such other information readily available to the Loan Parties as the Administrative Agent shall reasonably request;
     (d) To the extent the purchase price relating to the acquisition is in excess of $50,000,000 (excluding such portion of the purchase price consisting of Capital Stock or Subordinated Indebtedness of a Loan Party (or cash proceeds of the issuance of the foregoing) or under contingent Earn Out Obligations), either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its reasonable discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;
     (e) If the Acquisition is an Acquisition of Capital Stock, (i) a Loan Party shall acquire and own, directly or indirectly, a majority of the Capital Stock in the Person being acquired and (ii) shall Control a majority of any voting interests or otherwise Control the governance of the Person being acquired;
     (f) Any material assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;
     (h) If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Facility Guarantor, as required by SECTION 5.12, and the Administrative Agent or the Canadian Agent, as applicable, shall have received a first priority security and/or mortgage interest (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on Collateral included in the Tranche A Borrowing Base and/or the Canadian Borrowing Base, or (y) on any Collateral not described in clause (x) above) in such Subsidiary’s Inventory, Accounts and other property constituting Collateral under the Security Documents in order to secure the Obligations and the Other Liabilities (or the Canadian Liabilities if such Person is a Canadian Loan Party);
     (i) The total consideration paid for all such Acquisitions (whether in cash, tangible property, notes or other property) after the Effective Date shall not exceed in the aggregate the sum of $150,000,000; and
     (j) The Borrowers shall have satisfied the Payment Conditions.
     “Permitted Canadian Overadvance” means a Canadian Overadvance made by the Canadian Agent, in its reasonable discretion, or at the direction of any Co-Collateral Agent, which:
     (a) Is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or
     (b) Is made to enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or
     (c) Is made to pay any other amount chargeable to the Canadian Borrower hereunder; and

     (d) Together with all other Permitted Canadian Overadvances then outstanding, shall not (i) exceed the lesser of $10,000,000 or five percent (5%) of the Canadian Borrowing Base in the aggregate outstanding at any time, (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, and (iii) unless a Liquidation is occurring, be made more than on one occasion during any 180 consecutive day period or on more than two occasions in any twelve month period, unless, in the case of clauses (ii) and (iii), the Required Lenders otherwise agree;
     provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of SECTION 2.13(e) regarding any Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Canadian Agent or any Co-Collateral Agent (regardless of the amount of any Canadian Overadvance) for “inadvertent Canadian Overadvances” (i.e. where a Canadian Overadvance results from changed circumstances beyond the control of the Canadian Agent or the Co-Collateral Agents (such as a reduction in the collateral value)) and such “inadvertent Overadvances” shall not reduce the amount of Permitted Canadian Overadvances allowed hereunder; provided further that in no event shall the Canadian Agent make a Canadian Overadvance, if after giving effect thereto, the principal amount of the Canadian Loans and the then amount of the Canadian Letter of Credit Outstandings would exceed the aggregate of the Canadian Commitments (as in effect prior to any termination of the Canadian Commitments pursuant to SECTION 7.01).
     “Permitted Disposition” means any of the following:
     (a) (i) Licenses, sublicenses, settlement of claims, and entering into co-existence agreements with respect to intellectual property or (ii) licenses of licensed departments of a Loan Party or any of its Subsidiaries, in each case, in the ordinary course of business;
     (b) As long as no breach of the provisions of SECTION 6.10 hereof then exists or would arise therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory not in the ordinary course of business in connection with Store closings, at arm’s length; provided that such Store closures and related Inventory dispositions shall not exceed (i) in any Fiscal Year of the Parent and its Subsidiaries, fifteen percent (15%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Effective Date, thirty percent (30%) of the number of the Loan Parties’ Stores in existence as of the Effective Date (net of new Store openings); provided further that all sales of Inventory in connection with Store closings in a transaction or series of related transactions which in the aggregate involve Inventory having a value greater than $20,000,000 at Cost shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Co-Collateral Agents; provided further that all Net Proceeds received in connection therewith, whether or not a Cash Dominion Event then exists, shall be paid over to the Administrative Agent on receipt by the Loan Parties and shall be utilized to prepay the Loans in the order of priority set forth in SECTION 7.03; and provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, such bulk sales or dispositions may be undertaken in accordance with this clause

(b) if, as a result thereof, Capped Availability would be greater than existed prior to such disposition;
     (c) Dispositions of assets (other than Real Estate and other than assets included in the Canadian Borrowing Base or the Tranche A Borrowing Base) in the ordinary course of business that are substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;
     (d) Sales, transfers and dispositions among the Loan Parties; provided that no such sales, transfers or dispositions shall be made from a Domestic Loan Party to a Canadian Loan Party, if, after giving effect thereto, the provisions of SECTION 6.10 hereof would be breached;
     (e) As long as no Specified Default then exists or would arise therefrom, sales and transfers of Real Estate of any Domestic Loan Party (or sales or transfers of any Person or Persons created to hold such Real Estate or the equity interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate, as long as: (i) such sale or transfer is made for fair market value; (ii) any such lease is on market terms (iii) if such sale or transfer is made to a non-Affiliated Person, the consideration received for such sale or transfer is at least 50% cash or, if such sale or transfer is to an Affiliated Person, the entire consideration received for such sale or transfer is paid in cash;
provided that, in the case of any sale-leaseback transaction permitted hereunder, the Agents shall have received from each such purchaser or transferee a collateral access agreement on terms and conditions reasonably satisfactory to the Agents; provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, sales (but not transfers) of Real Estate of the Domestic Loan Parties may be undertaken in accordance with this clause (e) if, as a result thereof, Capped Availability would be greater than existed prior to such sales;
     (f) Sales or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;
     (g) Leases, subleases, licenses and sublicenses of real or personal property entered into by Loan Parties and their Subsidiaries in the ordinary course of business at arm’s length and on market terms;
     (h) Sales of non-core assets acquired in connection with Permitted Acquisitions which are not used in the business of the Loan Parties;
     (i) Issuances of equity by Foreign Subsidiaries (other than the Canadian Borrower or any other Canadian Subsidiary) to qualifying directors of such Foreign Subsidiaries;
     (j) As long as no Event of Default would arise therefrom, sales or other dispositions of Permitted Investments (other than those described in clauses (h)(ii), (i),

(n), (o), (p), (u), (v), and (x) of the definition thereof) and the Loan Parties’ interest in SALTRU Associates JV;
     (k) Any disposition of Real Estate to a Governmental Authority as a result of a condemnation of such Real Estate; provided that all Net Proceeds received from Real Estate of the Canadian Loan Parties in connection therewith are applied to the Canadian Liabilities, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
     (l) The making of Permitted Investments and payments permitted under SECTION 6.06;
     (m) Permitted Encumbrances;
     (n) Leasing of Real Estate no longer used in the business of the Loan Parties;
     (o) Sales of Fixed Assets listed on Schedule 6.05; provided that all Net Proceeds received in connection therewith are applied to the Obligations or the Canadian Liabilities, as applicable, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
     (p) Exchanges or swaps of Equipment, Store leases and other Real Estate of the Domestic Loan Parties having substantially equivalent value; provided that, upon the completion of any such exchange or swap, (i) the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of other Secured Parties, has a perfected first priority lien (subject only to Permitted Encumbrances having priority by operation of Applicable Law) in such Equipment received by the Loan Parties, and (ii) all Net Proceeds, if any, received in connection with any such exchange or swap of Equipment are applied to the Obligations or the Canadian Liabilities, as applicable, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
     (q) Forgiveness of Permitted Investments described in clauses (h)(ii), (i), and (n) of the definition thereof as long as the Payment Conditions are satisfied at the time of foregiveness and such Investment does not constitute proceeds of Collateral previously included in the Tranche A Borrowing Base or the Canadian Borrowing Base;
     (r) As long as no Event of Default exists or would arise as a result of the transaction, sales of a Subsidiary or any business segment, or any portion thereof (including, in each case, sales of any Person created to hold such assets), (i) to a Person other than a Loan Party or a Subsidiary or Affiliate of a Loan Party, for fair market value, or (ii) to a Subsidiary or Affiliate of a Loan Party, if the Payment Conditions are satisfied; provided that, in each case, such sale shall be for cash in an amount at least equal to the greater of the amounts advanced or available to be advanced against the assets included in the sale under the Tranche A Borrowing Base or Canadian Borrowing Base, as applicable; provided further that all Net Proceeds, if any, received in connection with any such sales are applied to the Obligations or the Canadian Liabilities, as applicable, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;

     (s) As long as no breach of the provisions of SECTION 6.10 hereof exists or would arise as a result of the transaction, sales or other dispositions of Real Estate of the Canadian Loan Parties for fair market value; provided that such sale shall be for cash in an amount at least equal to the greater of the amounts advanced or available to be advanced against the assets included in the sale under the Canadian Borrowing Base; provided further that all Net Proceeds, if any, received in connection with any such sales are applied to the Canadian Liabilities, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof; and provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, sales of Real Estate of the Canadian Loan Parties may be undertaken if, as a result thereof, Capped Availability would be greater than existed prior to such sale;
     (t) As long as no Specified Default exists or would arise as a result of the transaction, other dispositions of assets (other than Real Estate and assets included in the Canadian Borrowing Base or the Tranche A Borrowing Base) in an aggregate amount for all Loan Parties not to exceed $100,000,000 in any Fiscal Year; provided that all Net Proceeds, if any, received in connection with any such sales are applied to the Obligations or the Canadian Liabilities, as applicable, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof; provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, such dispositions may be undertaken in accordance with this clause (t) if, as a result thereof, Capped Availability would be greater than existed prior to such dispositions; and
     (u) Sale-leaseback transactions of Equipment, to the extent not otherwise prohibited hereunder.
     “Permitted Domestic Overadvance” means a Domestic Overadvance made by the Administrative Agent, in its reasonable discretion, or at the direction of any Co-Collateral Agent, which:
     (a) Is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or
     (b) Is made to enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or
     (c) Is made to pay any other amount chargeable to any Domestic Borrower hereunder; and
     (d) Together with all other Permitted Domestic Overadvances then outstanding, shall not (i) exceed the lesser of $100,000,000 or five percent (5%) of the Tranche A Borrowing Base in the aggregate outstanding at any time, (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, and (iii) unless a Liquidation is occurring, be made more than on one occasion during any 180 consecutive day period or on more than two occasions in any twelve month period, unless, in the case of clauses (ii) and (iii), the Required Lenders otherwise agree;
     provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of SECTION 2.13(e) regarding any Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Administrative Agent or any Co-Collateral Agent (regardless of the amount of any Domestic Overadvance) for “inadvertent Domestic Overadvances” (i.e. where a Domestic Overadvance results from changed circumstances beyond the control of the Administrative Agent or the Co-Collateral Agents (such as a reduction in the collateral value)) and such “inadvertent Overadvances” shall not reduce the amount of Permitted Domestic Overadvances allowed hereunder; provided further that in no event shall the Administrative Agent make a Domestic Overadvance, if after giving effect thereto, the principal amount of the Domestic Loans and the then amount of the Domestic Letter of Credit Outstandings would exceed the aggregate of the Domestic Commitments (as in effect prior to any termination of the Domestic Commitments pursuant to SECTION 7.01).
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for Taxes that are not required to be paid pursuant to SECTION 5.05;
     (b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Applicable Law (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;
     (c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) Deposits to secure, or relating to, the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;
     (e) Judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(k);
     (f) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the property in any material respect;
     (g) Any Lien on any property or asset of any Loan Party set forth on Schedule 6.02; provided that, if such Lien secures Indebtedness, such Lien shall secure only the Indebtedness listed on Schedule 6.01 as of the Effective Date (and extensions, renewals and replacements thereof permitted under SECTION 6.01);
     (h) (i) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (e) of the definition of Permitted Indebtedness, so long as (A) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (B) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, (C) such Liens shall not violate the terms of the Indentures, and (D) such Liens shall not extend to any other property or assets of the Loan Parties; and (ii) Liens incurred in connection with sale-leaseback transactions of fixed or capital assets permitted under clause (m) of the definition of Permitted Indebtedness, so long as (A) such Liens shall not violate the terms of the Indentures, and (B) such Liens shall not extend to any other property or assets of the Loan Parties;
     (i) Liens in favor of the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties;
     (j) Landlords’ and lessors’ Liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
     (k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments; provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
     (l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
     (m) Liens on Real Estate or on the Capital Stock of the Persons owning such Real Estate to finance or refinance Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness; provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate or Capital Stock so financed or refinanced;

     (n) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
     (o) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;
     (p) Voluntary Liens on Fixed Assets in existence at the time such Fixed Assets are acquired pursuant to a Permitted Acquisition or on Fixed Assets of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any of its Subsidiaries;
     (q) Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;
     (r) Liens placed on any of the assets or equity interests of a Foreign Subsidiary (other than the Canadian Borrower or any other Canadian Loan Party);
     (s) Any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;
     (t) Licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business;
     (u) The replacement, extension or renewal of any Permitted Encumbrance; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Effective Date or the date such Lien was incurred, as applicable;
     (v) Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;
     (w) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;
     (x) Liens arising by operation of law under Article 4 of the UCC (or any similar law in Canada) in connection with collection of items provided for therein;
     (y) Liens arising by operation of law under Article 2 of the UCC (or any similar laws in Canada) in favor of a reclaiming seller of goods or buyer of goods;

     (z) Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services;
     (aa) Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
     (bb) With respect to any Real Property located in Canada, any rights, reservations, limitations and conditions contained in the grant from the Crown or any Crown Patent;
     (cc) Liens on royalty payments due or to become due to Geoffrey and its Subsidiaries to secure Indebtedness described in clause (y) of the definition of Permitted Indebtedness;
     (dd) Liens on assets not otherwise permitted hereunder; provided that (i) if such Liens secure Indebtedness, such Indebtedness is Permitted Indebtedness and (ii) no Collateral consisting of Inventory, Accounts, and Eligible Real Estate and the proceeds thereof is subject to any such Liens (other than those Permitted Encumbrances described in clauses (a) and (b) of the definition of Permitted Encumbrances) and (iii) the aggregate outstanding principal amount of the obligations secured by such Liens does not exceed (as to all Loan Parties) $50,000,000 at any one time;
     (ee) Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of business in respect of Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry;
     (ff) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (other than the Sponsor Related Parties (other than the Parent and any of its Subsidiaries)) in the ordinary course of business;
     (gg) Liens to secure Indebtedness, to the extent permitted under clause (w) of the definition of Permitted Indebtedness; and
     (hh) Liens on the assets of the Lead Borrower and certain of its Domestic Subsidiaries to secure Indebtedness under the Term Loan;
     provided, however, that, except as provided in any one or more of clauses (a) through (hh) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money. The designation of a Lien as a Permitted Encumbrance shall not limit or restrict the ability of the Agents to establish any Reserve relating thereto.
     “Permitted Indebtedness” means each of the following:
     (a) Indebtedness created under the Loan Documents;
     (b) Indebtedness set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, so long as, after giving effect thereto, (i) the principal amount of the Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest, reasonable closing costs, expenses, fees, and premium paid in connection with such extension, renewal or replacement), (ii) if the final maturity date of such Indebtedness on Schedule 6.01 is prior to the Extended Term Maturity Date, the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life, and (iii) if the final maturity date of such Indebtedness on Schedule 6.01 is after the Extended Term Maturity Date, the result of such extension, renewal or replacement shall not be a maturity date earlier than the Extended Term Maturity Date;
     (c) Indebtedness of any Loan Party to any other Loan Party or to the Parent or any of the Parent’s other Subsidiaries;
     (d) Guarantees by any Loan Party of Indebtedness or other obligations arising in the ordinary course of business of any other Loan Party;
     (e) Purchase money Indebtedness of any Loan Party to finance the acquisition or improvement of any fixed or capital assets (other than Real Estate), including Capital Lease Obligations (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted under clause (m) of this definition), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that the holders of such Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced; provided further that, if requested by the Co-Collateral Agents, the Loan Parties will use commercially reasonable efforts to cause the holder of such Indebtedness to enter into an intercreditor agreement with the Co-Collateral Agents or the Canadian Agent, as applicable, providing for access and use of the property during a Liquidation on terms reasonably satisfactory to the Co-Collateral Agents;
     (f) Indebtedness under Hedge Agreements, other than for speculative purposes, entered into in the ordinary course of business;
     (g) Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of retail stores;
     (h) Indebtedness of the Lead Borrower and the Domestic Subsidiaries which are guarantors under the Term Loan; provided that in no event shall the principal amount of such Indebtedness, when combined with Indebtedness outstanding under clauses (i), (aa) and (bb) of this definition, exceed $2,750,000,000 (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding;

     (i) Indebtedness under the Permanent Financing Facility; provided that in no event shall the principal amount of such Indebtedness, when combined with Indebtedness outstanding under clauses (h), (aa) and (bb) of this definition, exceed $2,750,000,000 (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding;
     (j) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted under clause (m) hereof); provided that, (i) the incurrence of such Indebtedness shall not violate or result in a default under the Indentures and (ii) with respect to any Eligible Real Estate, the proceeds therefrom are at least equal to the amounts then available to be borrowed with respect thereto under the Canadian Borrowing Base and (iii) all Net Proceeds received in connection with any Indebtedness are applied to the Canadian Liabilities if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
     (k) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition; provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Extended Term Maturity Date, has a maturity which extends beyond the Extended Term Maturity Date, and is subordinated to the Obligations and the Other Liabilities on terms materially consistent with Exhibit L hereto or otherwise reasonably acceptable to the Agents;
     (l) Indebtedness due to the Sponsor, Sponsor Related Parties, and/or other stockholders of the Parent and its Affiliates (excluding the Parent and any of its Subsidiaries); provided that such Indebtedness does not require the payment in cash of principal or interest at a rate in excess of 10% per annum prior to the Extended Term Maturity Date, has a maturity which extends beyond the Extended Term Maturity Date, and is subordinated to the Obligations and Other Liabilities on terms reasonably acceptable to the Agents;
     (m) Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder;
     (n) Subordinated Indebtedness;
     (o) Indebtedness incurred by any Foreign Subsidiary (other than the Canadian Borrower or any other Canadian Loan Party) for working capital or general corporate purposes which is not guaranteed by or secured by any assets of any Loan Party (other than the capital stock of such Foreign Subsidiary);
     (p) Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions;
     (q) Guarantees and letters of credit and surety bonds issued in connection with Permitted Acquisitions and Permitted Dispositions;

     (r) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;
     (s) Indebtedness consisting of the deferred purchase price (including notes issued to officers, directors and employees) for the purchase or redemption of equity interests (or option or warrants or similar instruments) of a Loan Party or Affiliate;
     (t) Indebtedness of any Loan Party acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time, and as a result, of a Permitted Acquisition); provided that, in each case, such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;
     (u) Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (v) Without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest;
     (w) Indebtedness relating to letters of credit obtained in the ordinary course of business; provided that the security for any such documentary letter of credit may be secured only by Liens attaching to the related documents of title and not the Inventory represented thereby;
     (x) Indebtedness under each guaranty of recourse obligations and environmental indemnity agreement executed and delivered by the Lead Borrower on the Closing Date in connection with the CMBS Facilities or any Supplemental Real Estate Facilities;
     (y) Indebtedness of Geoffrey and its Subsidiaries in connection with the financing of the anticipated royalty payments due or to become due to such Persons;
     (z) Guaranties of joint venture Indebtedness described in Schedule 6.01(z);
     (aa) Indebtedness under the Supplemental Real Estate Facilities; provided that in no event shall the principal amount of such Indebtedness, when combined with Indebtedness outstanding under the Term Loan, under the Permanent Financing Facility and under clause (bb) of this definition, exceed $2,750,000,000 (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding; and
     (bb) Other Indebtedness (other than Subordinated Indebtedness) in an aggregate principal amount not exceeding $750,000,000 at any time outstanding; provided that such Indebtedness may not be secured except in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; provided further that in no event shall the principal amount of such Indebtedness, when combined with Indebtedness outstanding under the Term Loan, under the Permanent Financing Facility and under clause (aa) of this definition, exceed $2,750,000,000 (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding.
     “Permitted Investments” means each of the following:
     (a) Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or, with respect to the Canadian Loan Parties, Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, as applicable) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;
     (b) Investments in commercial paper maturing within 360 days from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P or from Moody’s;
     (c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof (or with respect to the Canadian Loan Parties, Canada or any province thereof) that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;
     (e) Shares of any money market or mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d), above;
     (f) Investments existing on the Effective Date and set forth on Schedule 6.04;
     (g) Investments made in accordance with the investment policy of the Borrowers set forth as Schedule 6.04(g) hereto;
     (h) Capital contributions or loans made by (i) any Loan Party to any other Loan Party or (ii) as long as no Specified Default then exists or would arise therefrom, any Loan Party to any Subsidiary or Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) in an aggregate amount not to exceed $25,000,000 at any time outstanding (or in an aggregate amount exceeding $25,000,0000, provided that the Pro Forma Availability Condition has been satisfied at the time such capital contribution or loan is made), in each case determined without regard to any write-downs or write-offs thereof;
     (i) Provided no Specified Default then exists or would arise therefrom, (A) loans made by any Loan Party to any other Loan Party or any Subsidiary or Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) solely for the purpose of (1) paying scheduled principal payments (including at maturity) due and payable by such Loan Party, Subsidiary or any such Affiliate, or (2) payments in respect of Guarantees of Indebtedness of another Loan Party or any Subsidiary or any such Affiliate of a Loan Party due and payable by such Loan Party, Subsidiary or Affiliate, or (B) loans made by any Loan Party to the Parent or any Subsidiary or any Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) for the purpose of paying taxes and operating expenses incurred in the ordinary course of business by such Subsidiary or such Affiliate but only to the extent such Subsidiary or such Affiliate has insufficient liquidity or insufficient cash flow to pay such taxes or operating expenses; provided that in no event shall any Loan Party make loans to any Person other than any other Loan Party pursuant to this clause (i) in an aggregate amount exceeding $25,000,000 at any time outstanding unless the Pro Forma Availability Condition has been satisfied at the time such loans are made;
     (j) Provided no Enumerated Default or breach of SECTION 6.10 then exists or would arise therefrom, (i) loans made by any Loan Party to any other Loan Party or any Subsidiary or Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) solely for the purpose of paying scheduled interest payments (including at maturity) due and payable by such Loan Party, Subsidiary or any such Affiliate, or (ii) loans made by any Loan Party to any other Loan Party or to the Parent solely for the purpose of paying taxes and operating expenses incurred in the ordinary course of business by such Loan Party or the Parent;
     (k) Guarantees constituting Permitted Indebtedness;
     (l) Guarantees of Indebtedness of Subsidiaries that are not Loan Parties not in excess of $100,000,000 in the aggregate at any time outstanding; provided that in no event shall any Loan Party issue Guarantees of Indebtedness of Subsidiaries that are not Loan Parties pursuant to this clause (l) in an aggregate amount exceeding $25,000,000 at any time outstanding unless the Pro Forma Availability Condition has been satisfied at the time such Guarantees are issued;
     (m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (n) Loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business; provided that all such loans and advances to employees shall not exceed $20,000,000 in the aggregate at any time, and determined without regard to any write-downs or write-offs thereof;
     (o) Investments received from purchasers of assets pursuant to dispositions permitted pursuant to SECTION 6.05;
     (p) Investments consisting of ownership interests in Special Purpose Entities;

     (q) Permitted Acquisitions and existing Investments of the Persons acquired in connection with Permitted Acquisitions so long as such Investment was not made in contemplation of such Permitted Acquisition;
     (r) Hedging Agreements entered into in the ordinary course of business for non-speculative purposes;
     (s) To the extent permitted by Applicable Law, notes from officers and employees in exchange for equity interests of the Parent purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan;
     (t) Earnest money required in connection with Permitted Acquisitions;
     (u) Subject to SECTION 2.18, Investments in deposit accounts opened in the ordinary course of business;
     (v) (i) Capitalization or forgiveness of any Indebtedness owed to any Loan Party by other Loan Parties or (ii) capitalization or forgiveness of any Indebtedness owed to any Loan Party by Persons other than Loan Parties, provided that the Payment Conditions are satisfied after giving effect thereto, and (iii) forgiveness of any Indebtedness owed to a Loan Party which was obtained through a transfer or sale of Real Estate permitted pursuant to clause (e) of the definition of Permitted Dispositions;
     (w) Investments in Foreign Subsidiaries; provided that such Investments shall not exceed $25,000,000 in the aggregate outstanding at any time (plus the amount of any Net Cash Proceeds of any equity issuance actually used for such purpose);
     (x) Investments to secure obligations of TRU (Vermont), Inc. not to exceed $250,000,000;
     (y) Creation and capitalization of new Subsidiaries, subject to the provisions of SECTION 5.12;
     (z) Capital Expenditures;
     (aa) Investments consisting of loans and advances to the Parent and its Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Loan Parties in the ordinary course of business, as more particularly described in subparagraph 7 of Schedule 6.07 hereof;
     (bb) Other Investments in an amount not to exceed $50,000,000 in the aggregate outstanding at any time; provided that Investments of the type described in clauses (h), (i) and (k) of this definition may not exceed $25,000,000 in the aggregate outstanding at any time under this clause (bb), in each case determined without regard to any write-downs or write-offs thereof;
     (cc) Investments consisting of acquisition of inventory, equipment and other fixed assets in the ordinary course of business; and

     (dd) Existing investments in SALTRU Associates JV and capital contributions required to be made pursuant to the organizational documents of SALTRU Associate JV as in effect on July 19, 2006;
provided, however, that, for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment, less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person, and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means (a) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Lead Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (b) in respect of the Canadian Loan Parties, any pension benefit or retirement savings plan maintained by any of the Canadian Loan Parties for its employees or its former employees to which any of the Canadian Loan Parties contribute or are required to contribute with respect to which any of the Canadian Loan Parties have incurred or may incur liability, including contingent liability.
     “PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.
     “Prepayment Event” means the occurrence of any of the following events:
     (a) Any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction, other than such a transaction pursuant to which such asset was initially obtained or constructed in anticipation of such transaction) of any Collateral; or
     (b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any Collateral of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Administrative Agent or the Canadian Agent, as applicable, or (ii) the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received or reinvesting in assets used in any of the Loan Parties’ business within twelve (12) months of the receipt of such proceeds.
     “Prime Rate” means, for any day, the higher of: (a) the variable annual rate of interest then most recently announced by Bank of America, N.A. at its head office in Charlotte, North Carolina as its “Prime Rate”; or (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason the

Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate or the Federal Funds Effective Rate, respectively.
     “Prime Rate Loan” means any Revolving Credit Loan bearing interest at a rate determined by reference to the Prime Rate, the Extended Term Prime Rate, the Canadian Prime Rate or the Extended Term Canadian Prime Rate, as the case may be, in accordance with the provisions of Article II.
     “Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any transaction or payment, the Pro Forma Availability for each of the twelve Fiscal Months following, and after giving effect to, such transaction or payment, will be equal to or greater than $250,000,000.
     “Pro Forma Availability” shall mean, for any date of calculation, the projected Monthly Capped Availability for each Fiscal Month during any projected twelve (12) Fiscal Months.
     “Propco” shall mean each direct or indirect Subsidiary of the Parent, including, without limitation, those listed on Schedule 1.4, the primary assets (other than cash or cash equivalents) of which consist of rights, title and interest (including any leasehold, mineral or other estate) in and to parcels of or interests in Real Estate, whether by lease, license or other means, in each case which has no other Indebtedness other than pursuant to the CMBS Facilities or the Supplemental Real Estate Facilities.
     “Qualifying IPO” means an equity issuance by the Parent consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common stock (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 as amended (whether alone or in connection with a secondary public offering) and (ii) resulting in gross proceeds to the Parent of at least $100,000,000.
     “Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
     “Register” has the meaning provided in SECTION 9.04(c).
     “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” has the meaning provided in Section 101(22) of CERCLA.
     “Reports” has the meaning provided in SECTION 8.15.
     “Required Lenders” means, at any time, Lenders (other than Delinquent Lenders) having Commitments aggregating more than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders (other than Delinquent Lenders) whose percentage of the outstanding Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than 50% of all such Credit Extensions.
     “Reserves” means all (if any) Inventory Reserves (including, without limitation, Shrink Reserves) and Availability Reserves (including, without limitation, Cash Management Reserves, Canadian Realty Reserves, Customer Credit Liabilities Reserves, Canadian Sales Reserves and other Reserves of the type described in SECTION 2.03 hereof).
     “Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person; provided that “Restricted Payments” shall not include any dividends payable solely in Capital Stock of a Loan Party.
     “Revolving Credit Ceiling” means $2,042,500,000, as such amount may be increased from time to time in accordance with SECTION 2.02 or reduced from time to time in accordance with SECTION 2.15 and SECTION 2.17 of this Agreement.
     “Revolving Credit Loans” means all loans at any time made by any Lender (including, without limitation, Domestic Loans and Canadian Loans) pursuant to Article II and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to SECTION 2.06.
     “Revolving Credit Notes” means (a) the promissory notes of the Domestic Borrowers substantially in the form of Exhibit D, each payable to the order of a Domestic Lender, evidencing the Revolving Credit Loans made to the Domestic Borrowers, and (b) the promissory note of the Canadian Borrower substantially in the form of Exhibit E, payable to the order of a Canadian Lender, evidencing the Revolving Credit Loans made to the Canadian Borrower.
     “S&P” means Standard & Poor’s.

     “SEC” means the Securities and Exchange Commission.
     “Secured Party” means (a) each Credit Party, (b) any Lender or any Affiliate of a Lender providing Cash Management Services or entering into or furnishing any Bank Products to or with any Loan Party, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.
     “Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties (other than the Canadian Borrower and its Subsidiaries) and the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, as amended and in effect from time to time.
     “Security Documents” means the Security Agreement, the Canadian Security Documents, the Mortgages, the Intellectual Property Rights Agreement, the Facility Guarantee, the Facility Guarantors’ Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document to secure any of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable.
     “Settlement Date” has the meaning provided in SECTION 2.22(b).
     “Shrink” means Inventory identified by the Borrowers as lost, misplaced, or stolen.
     “Shrink Reserve” means an amount reasonably estimated by the Co-Collateral Agents to be equal to that amount which is required in order that the Shrink reflected in Borrowers’ stock ledger would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory.
     “SNDA” means (a) that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of July 21, 2005, between German American Capital Corporation and the Lead Borrower, as agreed and consented to by MPO Properties, LLC, and (b) that certain Subordination, Non-Disturbance and Attornment Agreement (MPO Properties, LLC), dated as of July 21, 2005, between German American Capital Corporation and the Lead Borrower, as agreed and consented to by Giraffe Properties, LLC.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

     “Special Purpose Entity” means a non-Loan Party that (a) is a domestic subsidiary of the Parent, and (b) has no operations and whose primary assets (other than cash and cash equivalents) are, directly or indirectly, the stock or other equity interests of a Subsidiary that is a Propco and the Real Estate that is the subject of the CMBS Facilities or any Supplemental Real Estate Facilities.
     “Specified Default” means the occurrence of any Enumerated Default or the failure of any Loan Party to comply with the terms of SECTION 6.10 or the occurrence of any Event of Default specified in SECTION 7.01(g) or SECTION 7.01(j).
     “Sponsors” means, collectively, Bain Capital (TRU) VIII, L.P., a Delaware limited partnership; Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership; Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership; Bain Capital Integral Investors, LLC, a Delaware limited liability company; BCIP TCV, LLC, a Delaware limited liability company; Kohlberg Kravis Roberts & Co.; Toybox Holdings, LLC; Vornado Truck, LLC; and Vornado Realty Trust; and each of their respective Affiliates.
     “Sponsor Group” means the Sponsors and the Sponsor Related Parties.
     “Sponsor Lender Limitations” means, with respect to the Sponsor Group or any of their respective Affiliates which becomes an assignee of any portion of the Obligations, such Person(s) shall have executed a waiver in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Person(s) acknowledges and agrees that (a) it shall only have the right to vote up to 10% of the then outstanding Credit Extensions and, to the extent that the Sponsor Group or any of their respective Affiliates hold in the aggregate more than 10% of the then outstanding Credit Extensions, Lenders other than the Sponsor Group or any of their respective Affiliates shall be permitted to vote the outstanding Credit Extensions held by the Sponsor Group and/or any of their respective Affiliates in excess of such amount (the “Excess Sponsor Amount”) on a pro rata basis, based on their respective percentage of the then outstanding Credit Extensions, (b) if the Lead Borrower or the Canadian Borrower requests that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Required Lenders or the Supermajority Lenders, as applicable, no such consent shall be deemed given unless such consent is obtained without giving effect to the Excess Sponsor Amount, and (c) it shall have no right (i) to require the Agents or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (ii) to attend any meeting with the Agents or any Lender or receive any information from the Agents or any Lender, (iii) to the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (iv) to make or bring any claim, in its capacity as Lender, against any Agent with respect to the fiduciary duties of such Agent or Lender and the other duties and obligations of the Agents hereunder; except, that, no amendment, modification or waiver to any Loan Document shall, without the consent of the Sponsor Group or any of their respective Affiliates, deprive any such Person, as assignee, of its pro rata share of any payments to which the Lenders as a group are otherwise entitled hereunder.
     “Sponsor Related Parties” means, with respect to any Person, (a) any Controlling stockholder or partner (including, in the case of an individual Person who possesses Control, the spouse or immediate family member of such Person, provided that such Person retains Control of the voting rights, by stockholders agreement, trust agreement or otherwise of the Capital Stock owned by such spouse or immediate family member) or 80% (or more) owned Subsidiary, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more Controlling interest of which consist of such Person and/or such Persons referred to in the immediately preceding clause (a), or (c) the limited partners of the Sponsors.

     “Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.
     “Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or the Canadian Agent, as applicable, is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.
     “Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms materially consistent with Exhibit L hereto or as otherwise reasonably acceptable to the Co-Collateral Agents.
     “Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For purposes hereof, a Special Purpose Entity and its subsidiaries and any holding company which has as its primary asset the stock of such Special Purpose Entity shall not be deemed a Subsidiary.
     “Substantial Liquidation” means either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Loan Parties.
     “Supermajority Lenders” means, at any time, Lenders (other than Delinquent Lenders) having Commitments aggregating more than
66 2/3% of the Total Commitments, or if the Commitments have been terminated, Lenders (other than Delinquent Lenders) whose percentage of the outstanding Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than 66 2/3% of all such Credit Extensions.

     “Supplemental Real Estate Facilities” mean any financing arrangements in favor of certain Special Purpose Entities, which are direct or indirect subsidiaries of the Lead Borrower, and any refinancing, extension or replacement thereof.
     “Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder to the Domestic Borrowers hereunder, and Bank of America-Canada Branch, in its capacity as lender of Swingline Loans to the Canadian Borrower hereunder.
     “Swingline Loan” means a Loan made by the Swingline Lender to a Domestic Borrower or the Canadian Borrower, as applicable, pursuant to SECTION 2.06.
     “Swingline Note” means (a) the promissory note of the Domestic Borrowers substantially in the form of Exhibit F, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Domestic Borrowers, and (b) the promissory note of the Canadian Borrower substantially in the form of Exhibit G, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Canadian Borrower.
     “Syndication Agent” has the meaning provided in the preamble to this Agreement.
     “Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.
     “Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Loan” means, collectively, (a) the term loan facility in favor of the Lead Borrower in the original principal amount of $804,000,000, and (b) the asset sale facility in favor of the Lead Borrower in the original principal amount of $200,000,000, in each case made under that certain Credit Agreement dated as of July 19, 2006 among the Lead Borrower, the Lenders party thereto, Banc of America Bridge LLC, as administrative agent, Citicorp North America, Inc., as collateral agent, and Credit Suisse, as documentation agent, as amended and in effect from time to time in accordance with the terms of the Intercreditor Agreement.
     “Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.
     “Total Commitments” means, at any time, the sum of the Domestic Total Commitments and the Canadian Total Commitments at such time.
     “Tranche A Borrowing Base” means, at any time of calculation, an amount equal to:
     (a) the face amount of Eligible Credit Card Receivables of the Domestic Borrowers multiplied by ninety percent (90%);
     plus

     (b) the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory;
     plus
     (c) the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory;
     plus
     (d) the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (d), together with amounts available to be advanced under clause (e) of this definition and clauses (d) and (e) of the definition of “Canadian Borrowing Base”, exceed 12 1/2% of the Combined Borrowing Base in the aggregate;
     plus
     (e) the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (e), together with amounts available to be advanced under clause (d) of this definition and clauses (d) and (e) of the definition of “Canadian Borrowing Base”, exceed 12 1/2% of the Combined Borrowing Base in the aggregate;
     minus
     (e) the then amount of all Availability Reserves.
     “Tranche A-1 Commitment Increase” has the meaning set forth in SECTION 2.02(g).
     “Tri-Party Agreement” means an agreement substantially in the form of Exhibit N among a Loan Party, any Person providing freight, warehousing and consolidation services to such Loan Party and the Administrative Agent oir Canadian Agent, as applicable, in which such Person acknowledges that (a) the Administrative Agent holds a first priority Lien on the Inventory of the Loan Parties, (b) such Person has furnished written acknowledgment to such Loan Party that such Person holds Inventory in its possession as bailee for such Loan Party and that such Loan

Party has title to such Inventory, (c) any Inventory delivered to a carrier for shipment will reflect a Loan Party as consignor and consignee, (d) it will promptly notify the Administrative Agent of its receipt of notice from the seller of such Inventory of the seller’s stoppage of delivery of such Inventory to the Loan Party, and (e) agrees, upon notice from the Administrative Agent or the Canadian Agent, as applicable, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent or the Canadian Agent, as applicable.
     “TRU Inventory” means all Inventory of the Loan Parties which is offered for sale (or is designated for sale) at any “Toys “R” Us” Store, including, but not limited to, any such Inventory held for sale in internet and other direct sales and all Inventory of the Loan Parties specifically designated as “Toys “R” Us” Inventory at any distribution center or warehouse maintained by the Loan Parties.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, BA Equivalent Rate, Canadian Prime Rate, Extended Term Canadian Prime Rate, Prime Rate or the Extended Term Prime Rate, as applicable.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
     “Unanimous Consent” means the consent of Lenders (other than Delinquent Lenders) holding 100% of the Commitments (other than Commitments held by a Delinquent Lender).
     “Uncapped Availability” means the difference between (a) the Combined Borrowing Base and (b) the outstanding Credit Extensions to the Borrowers.
     “Unused Canadian Commitment” means, on any day, (a) the then Canadian Total Commitments, minus (b) the sum of (i) the principal amount of Loans to the Canadian Borrower then outstanding, and (ii) the then Canadian Letter of Credit Outstandings.
     “Unused Domestic Commitment” shall mean, on any day, (a) the lesser of (i) the then Domestic Total Commitments, or (ii) the difference between the then Domestic Total Commitments and the then Canadian Total Commitments then outstanding, minus (b) the sum of (i) the principal amount of Loans of the Domestic Borrowers then outstanding, and (ii) the then Domestic Letter of Credit Outstandings.
     “Unused Fee” has the meaning provided in SECTION 2.19(b).
     “Wells Fargo” means Wells Fargo Retail Finance, LLC, a Delaware limited liability company, and its Subsidiaries and Affiliates.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02 Terms Generally.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) all Schedules to this Agreement shall relate solely to the Domestic Loan Parties and the Canadian Loan Parties, (f) the term “security interest” shall include a hypothec, (g) the term “solidary” as used herein shall be read and interpreted in accordance with the Civil Code of Québec, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible, moveable and immoveable, and intangible assets and properties, including cash, securities, accounts and contract rights, (i) all financial statements and other financial information provided by the Domestic Borrowers to the Administrative Agent or any Lender shall be provided with reference to dollars, (j) all references to “$” or “dollars” or to amounts of money and all calculations of Canadian Availability, Capped Availability, Domestic Availability, Uncapped Availability, permitted “baskets” and other similar matters shall, unless otherwise expressly provided to be CD$, be deemed to be references to the lawful currency of the United States of America at the Equivalent Amount, and (k) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrowers and the Agents and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agents or any of the Lenders merely on account of the Agents’ or any Lender’s involvement in the preparation of such documents.
     SECTION 1.03 Accounting Terms; GAAP.
     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     SECTION 1.04 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
Amount and Terms of Credit
     SECTION 2.01 Commitment of the Lenders.
     (a) Each Domestic Lender, severally and not jointly with any other Domestic Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Credit Extensions to or for the benefit of the Domestic Borrowers, and each Canadian Lender severally and not jointly with any other Canadian Lender, agrees upon the terms and subject to the conditions herein set forth, to make Credit Extensions to the Canadian Borrower, on a revolving basis, subject in each case to the following limitations:
          (i) The aggregate outstanding amount of the Credit Extensions to the Domestic Borrowers shall not at any time exceed Domestic Availability;
          (ii) The aggregate outstanding amount of the Credit Extensions to the Canadian Borrower shall not at any time exceed Canadian Availability;
          (iii) Letters of Credit shall be available from the Issuing Banks to the Borrowers, subject to the ratable participation of the Domestic Lenders or Canadian Lenders, as applicable, as set forth in SECTION 2.13. The Domestic Borrowers shall not at any time permit the aggregate Domestic Letter of Credit Outstandings at any time to exceed the Domestic Letter of Credit Sublimit and the Canadian Borrower shall not at any time permit the aggregate Canadian Letter of Credit Outstandings to exceed the Canadian Letter of Credit Sublimit;
          (iv) The Loans made to, and the Letters of Credit issued on behalf of, the Canadian Borrower by the Canadian Lenders may be either in $ or CD$, at the option of the Canadian Borrower, as herein set forth;
          (v) The Revolving Credit Loans (other than Swingline Loans) made to the Canadian Borrower shall be Prime Rate Loans or BA Equivalent Loans, or if made in dollars, shall be LIBO Loans or dollar denominated Prime Rate Loans;
          (vi) No Lender shall be obligated to make any Credit Extension (A) to the Domestic Borrowers in excess of such Lender’s Domestic Commitment, or (B) to the Canadian Borrower in excess of such Lender’s Canadian Commitment; and

          (vii) Subject to all of the other provisions of this Agreement, Revolving Credit Loans to the Borrowers that are repaid may be reborrowed prior to the Extended Termination Date. Notwithstanding the foregoing, no Non-Extending Lender shall be obligated to make new Credit Extensions (other than Permitted Overadvances) to the Borrowers after the Existing Termination Date.
     (b) Each Borrowing of Revolving Credit Loans (other than Swingline Loans) by the Domestic Borrowers shall be made by the Domestic Lenders pro rata in accordance with their respective Domestic Commitment Percentages, and each Borrowing of Revolving Credit Loans (other than Swingline Loans) by the Canadian Borrower shall be made by the Canadian Lenders pro rata in accordance with their respective Canadian Commitment Percentages. The failure of any Domestic Lender or Canadian Lender, as applicable, to make any Loan to the Domestic Borrowers or the Canadian Borrower, as applicable, shall neither relieve any other Domestic Lender or Canadian Lender, as applicable, of its obligation to fund its Loan to the Domestic Borrowers or the Canadian Borrower, as applicable, in accordance with the provisions of this Agreement nor increase the obligation of any such other Domestic Lender or Canadian Lender, as applicable.
     SECTION 2.02 Increase in Total Commitments.
     (a) Increase on Effective Date. On the Effective Date, any Extending Lender who was a Tranche A-1 Lender under, and as defined in, the Existing Credit Agreement may increase its Domestic Commitment; provided, however, that after giving effect to all such increases in the Domestic Commitments, the Total Commitments as of the Effective Date shall not exceed $2,000,000,000 (or, in the event that the Lead Borrower requests an increase of the then outstanding Domestic Commitments as of the Effective Date in accordance with the terms of SECTION 2.02(b), the lesser of (x) $2,500,000,000 or (y) $2,000,000,000 plus the amount of the increase in the Domestic Commitments pursuant to SECTION 2.02(b)). The Administrative Agent (in consultation with the Lead Borrower and the Arrangers) shall determine the final allocation of the Commitments among the Lenders. The Borrowers shall prepay any Loans outstanding on the Effective Date (and pay any additional amounts required pursuant to SECTION 2.16(b)) to the extent necessary to keep the outstanding Loans ratable with any revised Commitment Percentages arising from any increase in the Commitments of the Extending Lenders under this Agreement.
     (b) Increase Prior to Existing Maturity Date. At any time and from time to time on or after the Effective Date but prior to the Existing Maturity Date, so long as no Default or Event of Default then exists or would arise therefrom, subject to the prior written consent of the Required Lenders, (i) the Lead Borrower shall have the right to request an increase of the then outstanding Domestic Commitments by an amount not to exceed in the aggregate (A) $500,000,000 minus (B) the amount of any increases in the Canadian Commitments pursuant to this SECTION 2.02(b) on or after the Effective Date, and (ii) the Canadian Borrower shall have the right to request an increase of the then outstanding Canadian Commitments to an amount not to exceed the Canadian Total Commitment Increase Amount; provided, however, that after giving effect to the increase in the Domestic Commitments pursuant to SECTION 2.02(a) and any other increases in the Commitments pursuant to this SECTION 2.02(b), the Total Commitments shall not exceed $2,500,000,000 at any time. Any such requested increase shall be first made to all existing Domestic Lenders or Canadian Lenders, as applicable, on a pro rata basis. To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower or the Canadian Borrower, as applicable, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable best efforts to arrange for other Persons to become a Domestic Lender or Canadian Lender, as applicable, hereunder and to issue commitments in an amount equal to the amount of the increase in the Domestic Total Commitments requested by the Lead Borrower or the Canadian Total Commitments requested by the Canadian Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”); provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Lead Borrower or the Canadian Borrower, as applicable, (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent and the Lead Borrower (which approval shall not be unreasonably withheld), and (iii) each Additional Commitment Lender which is a Canadian Lender shall be in compliance with the provisions of SECTION 2.23(j). Each Commitment Increase (other than any such Commitment Increase made on the Effective Date) shall be in a minimum aggregate amount of at least $100,000,000 and in integral multiples of $25,000,000 in excess thereof.
     (c) Increase On or After Existing Maturity Date. At any time and from time to time on or after the Existing Maturity Date and payment in full of all Obligations of the Non-Extending Lenders, so long as no Default or Event of Default then exists or would arise therefrom, subject to the prior written consent of the Required Lenders, (i) the Lead Borrower shall have the right to request an increase of the then outstanding Domestic Commitments by such amount as would cause the Domestic Total Commitments not to exceed in the aggregate (A) $2,500,000,000 minus (B) the then outstanding Canadian Commitments (after taking into effect the amount of any increases in the Canadian Commitments requested pursuant to this SECTION 2.02(c) on or after the Existing Maturity Date), and (ii) the Canadian Borrower shall have the right to request an increase of the then outstanding Canadian Commitments to an amount not to exceed the Canadian Total Commitment Increase Amount. Any such requested Commitment Increase shall be first made to all existing Domestic Lenders or Canadian Lenders, as applicable, on a pro rata basis. To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower or the Canadian Borrower, as applicable, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable best efforts to arrange for other Persons to become a Domestic Lender or Canadian Lender, as applicable, hereunder and to issue commitments in an amount equal to the amount of the Commitment Increase requested by the Lead Borrower and/or the Canadian Borrower, as applicable, and not accepted by the existing Lenders; provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Lead Borrower or the Canadian Borrower, as applicable, (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Lead Borrower (which approval shall not be unreasonably withheld), and (iii) each Additional Commitment Lender which is a Canadian Lender shall be in compliance with the provisions of SECTION 2.23(j). Each Commitment Increase shall be in a minimum aggregate amount of at least $100,000,000 and in integral multiples of $25,000,000 in excess thereof. Each Additional Commitment Lender agreeing to provide a Commitment Increase pursuant to this SECTION 2.02(c) shall be entitled to receive interest, letter of credit fees and unused fees at the rates provided for Extending Lenders. Moreover, that portion of the Commitment of each Additional Commitment Lender constituting a Commitment Increase made pursuant to this SECTION 2.02(c) (i) shall terminate on the Extended Termination Date, and (ii) shall otherwise be on the same terms as set forth in, and be entitled to the benefits of, this Agreement and the other Loan Documents.
     (d) Conditions to Effectiveness of each Commitment Increase. No Commitment Increase shall become effective unless and until each of the following conditions has been satisfied:
          (i) The Borrowers, the Administrative Agent, and each Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in substantially the form of Exhibit H hereto;
          (ii) The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and to the Administrative Agent and BAS as the Lead Borrower, the Administrative Agent, BAS and such Additional Commitment Lenders shall agree;
          (iii) The Borrowers shall deliver to the Administrative Agent or the Canadian Agent, as applicable, and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, and dated such date;
          (iv) A Revolving Credit Note (to the extent requested), to be in conformity with the requirements of SECTION 2.07 (with appropriate modification), will be issued, at the Borrowers’ expense, to each Additional Commitment Lender to the extent necessary to reflect the new Commitment of each Additional Commitment Lender; and
          (v) The Borrowers and each Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent or the Canadian Agent, as applicable, may reasonably have requested in order to effectuate the documentation of the foregoing.
     (e) Notification by Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and, at such time, (i) the Domestic Commitments or Canadian Commitments, as

applicable, under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Domestic Commitments and Domestic Commitment Percentages of the Domestic Lenders or the revised Canadian Commitments and Canadian Commitment Percentages of the Canadian Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Commitments.
     (f) Other Provisions. In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (A) repay outstanding Revolving Credit Loans of certain Lenders, and obtain Revolving Credit Loans from certain other Lenders (including the Additional Commitment Lenders), or (B) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Revolving Credit Loans pro rata on the basis of their Domestic Commitment Percentages or Canadian Commitment Percentages, as applicable (determined after giving effect to any increase in the Commitments pursuant to this SECTION 2.02), and (ii) the Borrowers shall pay to the Lenders any costs of the type referred to in SECTION 2.16(b) in connection with any repayment and/or Revolving Credit Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrowers provided for in this SECTION 2.02, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in SECTION 2.16(b) which the Borrowers would otherwise incur in connection with the implementation of an increase in the Domestic Commitments or the Canadian Commitments.
     (g) Reinstatement of Tranche A-1 Commitments. At any time on or after the Commitments of the Non-Extending Lenders shall have expired or been terminated and all Obligations owed to the Non-Extending Lenders shall have been paid in full, so long as no Default or Event of Default then exists or would arise therefrom, subject to the prior written consent of the Required Lenders, if the then outstanding Total Commitments after giving effect to the expiry or termination of the Commitments of the Non-Extending Lenders are less than $2,000,000,000, without duplication of the provisions of SECTION 2.02(c), the Lead Borrower shall have the right on a one-time basis to request an increase of the then outstanding Domestic Commitments by an aggregate amount not to exceed (i) $150,000,000 minus (B) the amount of any increases in the Domestic Commitments by the Tranche A-1 Lenders (as defined in the Existing Credit Agreement) pursuant to SECTION 2.02(a) on the Effective Date (the “Tranche A-1 Commitment Increase”); provided, however, that after giving effect to the Tranche A-1 Commitment Increase and any other Commitment Increases pursuant to this SECTION 2.02, the Total Commitments shall not exceed $2,000,000,000 at any time. The Tranche A-1 Commitment Increase shall be structured on substantially the same terms as apply to the Tranche A-1 Commitments under, and as defined in, the Existing Credit Agreement; provided that the Tranche A-1 Commitment Increase shall be subject to such pricing, fees and other terms as the Lead Borrower, BAS and the Persons participating in the Tranche A-1 Commitment Increase shall agree; provided further that (i) no Domestic Lender shall be obligated to increase its Domestic Commitment as a result of any such request by the Lead Borrower and (ii) any Person participating in the Tranche A-1 Commitment Increase which is not then an existing Domestic Lender shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Lead Borrower (which approval shall not be unreasonably withheld).
     SECTION 2.03 Reserves; Changes to Reserves.
     (a) The initial Inventory Reserves and Availability Reserves as of the Effective Date are the following:
          (i) Shrink Reserve (an Inventory Reserve): In an amount equal to the percentage of Shrink determined in the physical inventory undertaken in connection with the preparation of the audited financial statements for the previous Fiscal Year multiplied by the sales of the Loan Parties for the current Fiscal Year through the date of calculation.
          (ii) Pre-Receipts Reserve (an Inventory Reserve): In an amount equal to all soft line Inventory which is added to the Loan Parties’ stock ledger upon receipt of an Automatic Shipping Notice (ASN) from the freight forwarder.
          (iii) LCM Reserve (an Inventory Reserve): In an amount equal to the lower of Cost or market value for Inventory of the Loan Parties that has a retail value below average Cost value.
          (iv) Landlord Lien Reserve (an Availability Reserve): An amount equal to two (2) months’ rent for all of the Borrowers’ leased locations in each Landlord Lien State, other than leased locations with respect to which the Agents have received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agents;
          (v) Customer Credit Liabilities (an Availability Reserve): As of any date, an amount equal to (A) forty-five percent (45%) of the Customer Credit Liabilities minus (B) dormancy fees, each as reflected in the Borrowers’ books and records;
          (vi) Landing Costs (an Availability Reserve): An amount equal to all customs, duty, freight and other landing costs for Inventory not yet paid;
          (vii) GFS Liability (an Availability Reserve): An amount equal to the aggregate remaining balance at such time of outstanding customer deposits of the Loan Parties for special order or pre-sale Inventory;
          (viii) Canadian Landlord Lien Reserve (an Availability Reserve against the Canadian Borrowing Base): An amount equal to two (2) months’ rent for all of the Borrowers’ Canadian leased locations, other than leased locations with respect to which the Canadian Agent has received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agents and the Canadian Agent; and

          (ix) Canadian Real Estate Taxes Reserve (an Availability Reserve against the Canadian Borrowing Base): An amount equal to all Canadian real estate taxes accrued but not paid by the Loan Parties, calculated quarterly.
Any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of its reasonable business judgment acting in accordance with industry standards for asset based lending in the retail industry; provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days notice to the Borrowers (during which period the Co-Collateral Agents shall be available to discuss any such proposed Reserve with the Borrowers); provided further that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, Customer Credit Liabilities), or (2) changes to Reserves or the establishment of additional Reserves if a Material Adverse Effect under clause (b) of the definition thereof has occurred or it would be reasonably likely that a Material Adverse Effect under clause (b) of the definition thereof would occur were such Reserves not changed or established prior to the expiration of such five (5) Business Day period.
     SECTION 2.04 Making of Loans.
     (a) Except as set forth in SECTION 2.09, SECTION 2.10 and SECTION 2.11, Revolving Credit Loans (other than Swingline Loans) shall be either Prime Rate Loans, LIBO Loans or BA Equivalent Loans as the Lead Borrower, on behalf of the Domestic Borrowers, or the Canadian Borrower, may request (which request shall, in the case of the Domestic Borrowers, be made in the form attached hereto as Exhibit C-1 and, in the case of the Canadian Borrower, be made in the form attached hereto as Exhibit C-2, and in the case of Loans to the Canadian Borrower, indicate whether CD$ or $ advances are requested) subject to and in accordance with this SECTION 2.04. All Swingline Loans shall be only Prime Rate Loans. All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Credit Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Credit Loan by causing any lending office of such Lender to make such Revolving Credit Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrowers to repay such Revolving Credit Loan in accordance with the terms of the applicable Revolving Credit Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts to select a lending office which will not result in the payment of increased costs by the Borrowers. Subject to the other provisions of this SECTION 2.04 and the provisions of SECTION 2.11, Borrowings of Revolving Credit Loans of more than one Type may be incurred at the same time, but in any event no more than fifteen (15) Borrowings of LIBO Loans may be outstanding at any time and no more than eight (8) Borrowings of BA Equivalent Loans may be outstanding at any time.
     (b) The Lead Borrower shall give the Administrative Agent (i) two (2) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each

Borrowing of LIBO Loans, and (ii) notice of each Borrowing of Prime Rate Loans by the Domestic Borrowers on the proposed day of each Borrowing. The Canadian Borrower shall give the Canadian Agent (i) two (2) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of BA Equivalent Loans or LIBO Loans and (ii) one (1) Business Day’s prior telephonic notice (thereafter confirmed in writing) of each Borrowing of Prime Rate Loans by the Canadian Borrower. Any such notice, to be effective, must be received by the Administrative Agent or the Canadian Agent, as applicable, (i) not later than 11:00 a.m. on the second Business Day, in the case of LIBO Loans or BA Equivalent Loans, and on the first Business Day, in the case of Prime Rate Loans to the Canadian Borrower, prior to the date on which such Borrowing is to be made and, and (ii) no later than 12:00 noon on the same Business Day in the case of Prime Rate Loans to the Domestic Borrowers on which such Borrowing is to be made. Such notice shall be irrevocable, shall contain disbursement instructions and shall specify: (i) whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans (and, in the case of the Canadian Borrower, whether the Borrowing is in CD$ or $), BA Equivalent Loans, or LIBO Loans and, if BA Equivalent Loans or LIBO Loans, the Interest Period with respect thereto; (ii) the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000, in the case of LIBO Loans, and be in an integral multiple of CD$1,000,000, but not less than CD$1,000,000, in the case of BA Equivalent Loans); and (iii) the date of the proposed Borrowing (which shall be a Business Day). If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans or BA Equivalent Loans, such notice shall be deemed a request for an Interest Period of one (1) month. If no election is made as to the Type of Revolving Credit Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Domestic Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, and each Canadian Lender shall make its share of the Borrowing available at the office of the Canadian Agent at 200 Front Street West, Toronto, Ontario, Canada M5V 3L2, in each case no later than 3:00 p.m., in immediately available funds. Unless the Administrative Agent or the Canadian Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent and the Canadian Agent may assume that such Lender has made such share available on such date in accordance with this SECTION 2.04 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In the event a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Agent, as applicable, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent or the Canadian Agent, at (i) in the case of a Domestic Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of a Canadian Lender, the greater of the Canadian Prime Rate and a rate determined by the Canadian Agent in accordance with banking industry rules on interbank compensation, or (iii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent or the Canadian Agent, as applicable, then such amount shall constitute such Lender’s Revolving Credit Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Administrative Agent or the Canadian Agent, as applicable, shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower or Canadian Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 5:00 p.m.
     (c) To the extent not paid by the Borrowers when due (after taking into consideration any applicable grace period), the Administrative Agent and the Canadian Agent, as applicable, without the request of the Lead Borrower or the Canadian Borrower, as applicable, may advance any interest, fee payable pursuant to SECTION 2.19 or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that a Domestic Overadvance or Canadian Overadvance, as applicable, may result thereby. The Administrative Agent or the Canadian Agent, as applicable, shall advise the Lead Borrower or the Canadian Borrower, as applicable, of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent or the Canadian Agent, as applicable, shall not constitute a waiver of the Administrative Agent’s or the Canadian Agent’s rights and the Borrowers’ obligations under SECTION 2.17(a) and SECTION 2.17(b). Any amount which is added to the principal balance of the Loan Account as provided in this SECTION 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.
     (d) Notwithstanding anything to the contrary herein contained, with respect to the Canadian Borrower, (i) all references to “the Lead Borrower” and “the Administrative Agent” in SECTIONS 2.04(b), 2.04(c), 2.17, and 2.18 shall mean and refer to the Canadian Borrower and the Canadian Agent (except to the extent such provisions already make reference to the Canadian Borrower and the Canadian Agent), respectively, (ii) the address of the Canadian Agent to which each Lender must make its share of Borrowings to the Canadian Borrower available is 200 Front Street West, Toronto, Ontario, Canada, M5V 3L2, and (iii) the Canadian Agent shall promptly notify the Administrative Agent of each Borrowing by the Canadian Borrower, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Periods applicable thereto.
     SECTION 2.05 Overadvances.
     (a) The Agents, the Canadian Agent and the Lenders shall have no obligation to make any Revolving Credit Loan (including, without limitation, any Swingline Loan) or to provide any Letter of Credit if a Domestic Overadvance or Canadian Overadvance would result.

     (b) The Administrative Agent may, in its discretion, and shall, at the direction of any Co-Collateral Agent, make Permitted Domestic Overadvances to the Domestic Borrowers without the consent of the Lenders and each Lender shall be bound thereby. The Canadian Agent may, in its discretion, and shall, at the direction of any Co-Collateral Agent, make Permitted Canadian Overadvances to the Canadian Borrower without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Domestic Overadvances or Permitted Canadian Overadvances may constitute Swingline Loans. The making of a Permitted Domestic Overadvance is for the benefit of the Domestic Borrowers and shall constitute a Revolving Credit Loan and an Obligation. The making of a Permitted Canadian Overadvance is for the benefit of the Canadian Borrower and shall constitute a Revolving Credit Loan and an Obligation. The making of any such Permitted Domestic Overadvance or Permitted Canadian Overadvance on any one occasion shall not obligate the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, or any Lender to make or permit any Permitted Domestic Overadvance or Permitted Canadian Overadvance on any other occasion or to permit such Permitted Domestic Overadvances or Permitted Canadian Overadvances to remain outstanding.
     (c) The making by the Administrative Agent of a Permitted Domestic Overadvance or by the Canadian Agent of a Permitted Canadian Overadvance shall not modify or abrogate any of the provisions of SECTION 2.13(g) regarding the Lenders’ obligations to purchase participations with respect to Letter of Credit Disbursements.
     SECTION 2.06 Swingline Loans
     (a) Each Swingline Lender is authorized by the Domestic Lenders and the Canadian Lenders, as applicable, to, and shall, make Swingline Loans at any time (subject to SECTION 2.06(b)) (i) to the Domestic Borrowers up to the amount of the sum of the Domestic Swingline Loan Ceiling, plus any Permitted Domestic Overadvances, and (ii) to the Canadian Borrower up to the amount of the sum of the Canadian Swingline Loan Ceiling, plus any Permitted Canadian Overadvances, in each case upon a notice of Borrowing from Lead Borrower received by the Administrative Agent or the Canadian Agent, as applicable, and the applicable Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 3:00 p.m. for the Domestic Borrowers and 12:00 noon for the Canadian Borrower, on the Business Day on which such Swingline Loan is requested); provided that the Swingline Lender shall not be obligated to make any Swingline Loan in its reasonable discretion if any Lender at such time is a Deteriorating Lender, unless the Swingline Lender has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swingline Lender’s risk of full reimbursement with respect to such Swingline Loan. Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Domestic Lenders and Canadian Lenders, as applicable, under SECTION 2.22 below. Immediately upon the making of a Swingline Loan, each Domestic Lender or Canadian Lender, as applicable, shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, times the amount of such

Swingline Loan. Each Swingline Lender shall have all of the benefits and immunities (A) provided to the Agents in Article VIII with respect to any acts taken or omissions suffered by the Swingline Lender in connection with Swingline Loans made by it or proposed to be made by it as if the term “Agents” as used in Article VIII included each Swingline Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Swingline Lender.
     (b) The Lead Borrower’s request for a Swingline Loan shall be deemed a representation that the applicable conditions for borrowing under SECTION 4.02 are satisfied. If the conditions for borrowing under SECTION 4.02 cannot in fact be fulfilled, (i) the Lead Borrower or the Canadian Borrower, as applicable, shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent, the Canadian Agent, and the applicable Swingline Lender, and the Administrative Agent and the Canadian Agent, as applicable, shall promptly provide each Lender with a copy of the Noncompliance Notice, and (ii) the Required Lenders may direct the applicable Swingline Lender to, and such Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Domestic Overadvances and Permitted Canadian Overadvances) until such conditions can be satisfied or are waived in accordance with SECTION 9.02. Unless the Required Lenders so direct the applicable Swingline Lender, such Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Non-Compliance Notice is furnished to the Domestic Lenders. Notwithstanding the foregoing, no Swingline Loans (other than Permitted Domestic Overadvances and Permitted Canadian Overadvances) shall be made pursuant to this SECTION 2.06(b) if the aggregate outstanding amount of the Credit Extensions and Swingline Loans would exceed the limitations set forth in SECTION 2.01.
     SECTION 2.07 Notes.
     (a) Upon the request of any Domestic Lender, the Revolving Credit Loans made by such Domestic Lender shall be evidenced by a Revolving Credit Note, duly executed on behalf of the Domestic Borrowers, dated the Closing Date or the Effective Date, as applicable, payable to the order of such Domestic Lender in an aggregate principal amount equal to such Domestic Lender’s Commitment.
     (b) Upon the request of any Swingline Lender, the Revolving Credit Loans made by such Swingline Lender with respect to Swingline Loans shall be evidenced by a Swingline Note, duly executed on behalf of the Borrowers, dated the Effective Date, payable to the order of such Swingline Lender, in an aggregate principal amount equal to the Domestic Swingline Loan Ceiling or Canadian Swingline Loan Ceiling, as applicable.
     (c) Upon the request of any Canadian Lender, the Revolving Credit Loans made by such Canadian Lender shall be evidenced by a Revolving Credit Note, duly executed on behalf of the Canadian Borrower, dated the Closing Date or the Effective Date, as applicable, payable to the order of such Canadian Lender in an aggregate principal amount equal to such Canadian Lender’s Commitment.

     (d) Each Lender is hereby authorized by the applicable Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of any Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.
     (e) Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at such Lender’s expense.
     SECTION 2.08 Interest on Revolving Credit Loans.
     (a) Interest on Revolving Credit Loans by Non-Extending Lenders.
          (i) Subject to SECTION 2.12, each Prime Rate Loan made by a Non-Extending Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate or Canadian Prime Rate, as applicable, plus the Applicable Margin for Prime Rate Loans.
          (ii) Subject to SECTION 2.09 through SECTION 2.12, each LIBO Loan made by a Non-Extending Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate (without giving effect to clause (a)(ii) of the definition of such term) for such Interest Period, plus the Applicable Margin for LIBO Loans (or with respect to Loans to the Canadian Borrower made in dollars, the Applicable Margin for LIBO Loans made in dollars or Prime Rate Loans, as applicable).
          (iii) Subject to SECTION 2.12, each BA Equivalent Loan made by a Non-Extending Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then BA Rate, plus the Applicable Margin for BA Equivalent Loans.
     (b) Interest on Revolving Credit Loans by Extending Lenders.
          (i) Subject to SECTION 2.12, each Prime Rate Loan made by an Extending Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Extended Term Prime Rate or Extended Term Canadian Prime Rate, as applicable, plus the Extended Term Applicable Margin for Prime Rate Loans.

          (ii) Subject to SECTION 2.09 through SECTION 2.12, each LIBO Loan made by an Extending Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Extended Term Applicable Margin for LIBO Loans (or with respect to Loans to the Canadian Borrower made in dollars, the Extended Term Applicable Margin for LIBO Loans made in dollars or Prime Rate Loans, as applicable).
          (iii) Subject to SECTION 2.12, each BA Equivalent Loan made by an Extending Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then BA Rate, plus the Extended Term Applicable Margin for BA Equivalent Loans.
     (c) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise) and after such maturity on demand.
     (d) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be. Calculations of interest shall be made using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or any other basis that gives effect to the principle of deemed reinvestment of interest.
     SECTION 2.09 Conversion and Continuation of Revolving Credit Loans.
     (a) The Lead Borrower or the Canadian Borrower, as applicable, shall have the right at any time, on two (2) Business Days’ prior notice to the Administrative Agent or the Canadian Agent, as applicable (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the second Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, in the case of the Domestic Borrowers, Dollar denominated Prime Rate Loans to Borrowings of LIBO Loans or CD$ denominated Prime Rate Loans to Borrowings of BA Equivalent Loans, in the case of the Canadian Borrower, or (ii) to continue an outstanding Borrowing of LIBO Loans or BA Equivalent Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of dollar denominated Prime Rate Loans, and to convert any outstanding Borrowings of BA Equivalent Loans to a Borrowing of CD$ denominated Prime Rate Loans subject in each case to the following:
          (i) No Borrowing of Revolving Credit Loans may be converted into, or continued as, LIBO Loans or BA Equivalent Loans at any time when any Specified Default has occurred and is continuing (nothing contained herein being deemed to obligate the Borrowers to incur Breakage Costs upon the occurrence of an Event of Default unless the Obligations are accelerated);
          (ii) If less than a full Borrowing of Revolving Credit Loans is converted, such conversion shall be made pro rata among the Domestic Lenders or Canadian Lenders, as applicable, based upon their Domestic Commitment Percentages or Canadian Commitment Percentages, as applicable, in accordance with the respective principal amounts of the Revolving Credit Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;
          (iii) The aggregate principal amount of Prime Rate Loans being converted into, or continued as, LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000, and the aggregate principal amount of Prime Rate Loans being converted into, or continued as, BA Equivalent Loans shall be in an integral of CD$1,000,000 and at least CD$1,000,000;
          (iv) Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or dollar denominated Prime Rate Loan, as the case may be, to its Revolving Credit Loan being so converted and also, in the case of each Canadian Lender, shall effect each conversion by applying the proceeds of its new BA Equivalent Loan or CD$ denominated Prime Rate Loan, as the case may be, to its Revolving Credit Loan being so converted;
          (v) The Interest Period with respect to a Borrowing of LIBO Loans or BA Equivalent Loans effected by a conversion or in respect to the Borrowing of LIBO Loans or BA Equivalent Loans being continued as LIBO Loans or BA Equivalent Loans, respectively, shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;
          (vi) A Borrowing of LIBO Loans or BA Equivalent Loans may be converted only on the last day of an Interest Period applicable thereto, unless the applicable Borrower pays all Breakage Costs incurred in connection with such conversion;
          (vii) In no event shall more than fifteen (15) Borrowings of LIBO Loans be outstanding at any time or more than eight (8) Borrowings of BA Equivalent Loans be outstanding at any time and
          (viii) Each request for a conversion or continuation of a Borrowing of LIBO Loans or BA Equivalent Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.
     (b) If the Lead Borrower or the Canadian Borrower, as applicable, does not give notice to convert any Borrowing of LIBO Loans or BA Equivalent Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans or BA Equivalent Loans, in each case as provided in SECTION 2.09(a) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of dollar denominated Prime Rate Loans or a Borrowing of CD$

denominated Prime Rate Loans, at the expiration of the then-current Interest Period. The Administrative Agent or Canadian Agent, as applicable, shall, after it receives notice from the Lead Borrower or the Canadian Borrower, promptly give each Domestic Lender or Canadian Lender, as applicable, notice of any conversion, in whole or part, of any Revolving Credit Loan made by such Lender.
     SECTION 2.10 Alternate Rate of Interest for Revolving Credit Loans.
     If prior to the commencement of any Interest Period for a LIBO Borrowing or BA Equivalent Loan Borrowing, the Administrative Agent or the Canadian Agent, as applicable:
     (a) Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the BA Rate (in accordance with the terms of the definitions thereof) for such Interest Period; or
     (b) Is advised by the Required Lenders that the Adjusted LIBO Rate or BA Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Revolving Credit Loans included in such Borrowing for such Interest Period;
then the Administrative Agent or the Canadian Agent, as applicable, shall give notice thereof to the Lead Borrower or the Canadian Borrower, as applicable, and the Lenders, in the case of a requested LIBO Borrowing, and the Canadian Lenders, in the case of a requested BA Equivalent Loan Borrowing, by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent or the Canadian Agent notifies the Lead Borrower or the Canadian Borrower, as applicable, and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent or the Canadian Agent, as applicable, shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing or a BA Equivalent Loan Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing or a BA Equivalent Loan Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans unless withdrawn by the Lead Borrower or Canadian Borrower, as the case may be.
     SECTION 2.11 Change in Legality.
     (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Effective Date shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan, then, by written notice to the Lead Borrower or to the Canadian Borrower, as applicable, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Lead Borrower or the Canadian Borrower, as applicable, for a LIBO Borrowing shall, unless withdrawn, as to such Lender only, be deemed a request for a Dollar denominated Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by such

Lender be converted to Dollar denominated Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Dollar denominated Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b). In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.
     (b) For purposes of this SECTION 2.11, a notice to the Lead Borrower or to the Canadian Borrower, as applicable, pursuant to SECTION 2.11(a) above shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and, otherwise, such notice shall be effective on the date of receipt by the Lead Borrower or the Canadian Borrower, as applicable.
     SECTION 2.12 Default Interest.
     Effective upon written notice from the Administrative Agent or the Canadian Agent, as applicable, after the occurrence of any Specified Default and at all times thereafter while such Specified Default is continuing, interest shall accrue on all overdue amounts owing by the Borrowers (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to the rate (including the Applicable Margin or Extended Term Applicable Margin, as applicable) in effect from time to time plus two percent (2.00%) per annum and such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Loans).
     SECTION 2.13 Letters of Credit.
     (a) Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the date hereof and prior to the Extended Termination Date, the Lead Borrower on behalf of the Domestic Borrowers, and the Canadian Borrower for itself and its Subsidiaries, may request an Issuing Bank (which in the case of the Canadian Borrower shall be the Canadian Agent or a Canadian Lender) to issue, and subject to the terms and conditions contained herein, such Issuing Bank shall issue, for the account of the relevant Borrower, one or more Letters of Credit; provided, however, that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Domestic Letter of Credit Outstandings shall exceed the Domestic Letter of Credit Sublimit, (ii) the aggregate Canadian Letter of Credit Outstandings shall exceed the Canadian Letter of Credit Sublimit, or (iii) the aggregate Credit Extensions (including Swingline Loans) would exceed the limitations set forth in SECTION 2.01(a); provided further that no Letter of Credit shall be issued unless an Issuing Bank shall have received notice from the Administrative Agent or the Canadian Agent that the conditions to such issuance have been met (such notice shall be deemed given (x) if the Issuing Bank has not received notice that the conditions have not been met, within two (2) Business Days of the initial request to the Issuing Bank and the Administrative Agent or Canadian Agent, as applicable, pursuant to SECTION 2.13(h), or (y) if the aggregate undrawn amount under Letters of Credit issued by such Issuing Bank then outstanding does not exceed the amount theretofore agreed to by the Lead Borrower, the Administrative Agent and the Issuing Bank, on the same Business Day as the receipt by the Issuing Bank of the request for issuance of a Letter of Credit if the request is received prior to 12:00 noon or on the next Business Day if the request is received after 12:00 noon); and provided further that an Issuing Bank shall not be required to issue any such Letter of Credit in its reasonable discretion if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, or (C) any Lender is at such time a Deteriorating Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Issuing Bank’s risk of full reimbursement with respect to such Letter of Credit. A permanent reduction of the Domestic Commitments or Canadian Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit or the Canadian Letter of Credit Sublimit, as applicable; provided, however, that if the Domestic Total Commitments or Canadian Total Commitments are reduced to an amount less than the Domestic Letter of Credit Sublimit or the Canadian Letter of Credit Sublimit, as applicable, then the Domestic Letter of Credit Sublimit or the Canadian Letter of Credit Sublimit, as applicable shall be reduced to an amount equal to (or, at Lead Borrower’s or the Canadian Borrower’s option, less than) the Domestic Total Commitments or Canadian Total Commitments. Any Issuing Bank (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank; provided that (A) until the Administrative Agent advises any such Issuing Bank that Capped Availability is less than $250,000,000, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and the Issuing Bank, such Issuing Bank shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank may agree.
     (b) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank, five (5) Business Days prior to the Extended Term Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Lead Borrower or the Canadian Borrower, as applicable, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Extended Term Maturity Date unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
     (c) Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one year after the date of the issuance of such Commercial Letter of Credit (or such other period as may be acceptable to the Administrative Agent and the applicable Issuing Bank) and (ii) unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank, five (5) Business Days prior to the Extended Term Maturity Date.
     (d) Drafts drawn under each Letter of Credit shall be reimbursed by the Domestic Borrowers, in the case of any Letter of Credit issued for them, and by the Canadian Borrower, in the case of a Canadian Letter of Credit, in the currency in which the Letter of Credit is issued by paying to the Administrative Agent or the Canadian Agent, as applicable, an amount equal to such drawing not later than 12:00 noon on the Business Day immediately following the day that the Lead Borrower or the Canadian Borrower receives notice of such drawing and demand for payment by the applicable Issuing Bank, provided that (i) in the absence of written notice to the contrary from the Lead Borrower or the Canadian Borrower, as applicable, and subject to the other provisions of this Agreement, such payments shall be financed when due with a Prime Rate Loan or Swingline Loan to the applicable Borrower in an equivalent amount and the same currency and, to the extent so financed, the respective Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan, and (ii) in the event that the Lead Borrower or the Canadian Borrower, as applicable, has notified the Administrative Agent or the Canadian Agent, as applicable, that it will not so finance any such payments, the applicable Borrowers will make payment directly to the applicable Issuing Bank when due. Such payments shall be due on the date specified in the demand for payment by the Issuing Bank. The Administrative Agent or the Canadian Agent, as applicable, shall promptly remit the payments received by it from any Borrower in reimbursement of a draw under a Letter of Credit to the applicable Issuing Bank or the proceeds of a Prime Rate Loan or Swingline Loan, as the case may be, used to finance such payment. The Issuing Banks shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Banks shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, and the Lead Borrower or the Canadian Borrower, as applicable, by telephone (confirmed by telecopy) of such demand for payment and whether the applicable Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such payment.
     (e) If an Issuing Bank shall make any Letter of Credit Disbursement, then, unless the applicable Borrowers shall reimburse such Issuing Bank in full on the date provided in SECTION 2.13(d), above, the unpaid amount thereof shall bear interest at the rate per annum then applicable to Prime Rate Loans for Domestic Borrowers or the Canadian Borrower, as applicable, for each day from and including the date such payment is made to, but excluding, the date that such Borrowers reimburse such Issuing Bank therefor; provided, however, that, if such Borrowers fail to reimburse such Issuing Bank when due pursuant to this SECTION 2.13(e), then interest shall accrue at the rate set forth in SECTION 2.12. Interest accrued pursuant to this paragraph shall be for the account of, and promptly remitted by the Administrative Agent or the Canadian Agent, as applicable, upon receipt to, the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to SECTION 2.13(g) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (f) Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Domestic Lender or Canadian Lender, as applicable, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Domestic Commitments or Canadian Commitments pursuant to SECTION 2.02 (other than pursuant to SECTION 2.02(g)), SECTION 2.15, SECTION 2.17 or SECTION 9.04 of this Agreement, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Domestic Commitment Percentages or new Canadian Commitment Percentages, as applicable, of the assigning and assignee Lenders and the Additional Commitment Lenders, if applicable. Any action taken or omitted by an Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.
     (g) In the event that an Issuing Bank makes any Letter of Credit Disbursement and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank pursuant to this SECTION 2.13, such Issuing Bank shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, which shall promptly notify each Domestic Lender or Canadian Lender, as applicable, of such failure, and each Domestic Lender or Canadian Lender, as applicable, shall promptly and unconditionally pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Bank the amount of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of such unreimbursed payment in dollars and in same day funds. If an Issuing Bank so notifies the Administrative Agent or the Canadian Agent, as applicable, and the Administrative Agent or the Canadian Agent so notifies the applicable Lenders prior to 11:00 a.m. on any Business Day, each such Domestic Lender or Canadian Lender, as applicable, shall make available to such Issuing Bank such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Domestic Lenders or Canadian Lenders, as applicable, after 11:00 a.m. on the day of receipt, payment shall be made on the immediately following Business Day in same day funds). If and to the extent such Domestic Lender or Canadian Lender, as applicable, shall not have so made its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the amount of such payment available to the applicable Issuing Bank, such Domestic Lender or Canadian Lender, as applicable, agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Bank at the Federal Funds Effective Rate, in the case of payments by a Domestic Lender, and the Canadian Prime Rate, in the case of payments by a Canadian Lender. Each Lender agrees to fund its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.06, or the occurrence of the Applicable Termination Date. The failure of any Domestic Lender or Canadian Lender to make available to the applicable Issuing Bank its Domestic Commitment Percentage or Canadian Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Domestic Lender or any Canadian Lender, as applicable, of its obligation hereunder to make available to such Issuing Bank its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Domestic Lender or Canadian Lender. Whenever any Domestic Lender or Canadian Lender, as applicable, has made payments to an Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Domestic Lender or Canadian Lender shall be entitled to share ratably, based on its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, in all payments and collections thereafter received on account of such reimbursement obligation. All participations in Letters of Credit by the Lenders shall be made in such currency as the Letter of Credit is denominated or in the dollar equivalent thereof.
     (h) Whenever the Lead Borrower or the Canadian Borrower, as applicable, desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension (other than automatic renewal or extensions) of an outstanding Letter of Credit), the Lead Borrower or the Canadian Borrower, as applicable, shall give to the applicable Issuing Bank and the Administrative Agent or the Canadian Agent, as applicable, at least two (2) Business Days’ prior written (including, without limitation, by telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by the applicable Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of

Credit so requested (and, if for the Canadian Borrower, whether such Letter of Credit is to be denominated in dollars or CD$), the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by an Issuing Bank, the Lead Borrower or the Canadian Borrower, as applicable, shall also submit documentation on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit; provided that, in the event of a conflict or inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall supersede any inconsistent or contrary terms in such documentation and this Agreement shall control.
     (i) Subject to the limitations set forth below, the obligations of the Borrowers to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrowers shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrowers might have or might acquire as a result of the payment by an Issuing Bank of any draft or the reimbursement by the Borrowers thereof): (i) any lack of validity or enforceability of a Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary of any Letter of Credit or against any Issuing Bank or any of the Credit Parties, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by an Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this SECTION 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, any Loan Party’s obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing; provided that the Borrowers shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). No Credit Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the applicable Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (j) If any Enumerated Default shall occur and be continuing, on the Business Day that the Lead Borrower or the Canadian Borrower, as applicable, receives notice from the Administrative Agent or the Canadian Agent, as applicable, or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Loan Parties shall immediately Cash Collateralize the Letter of Credit Outstandings owing by such Loan Parties as of such date. For purposes of this Agreement, “Cash Collateralize” means to deposit in the applicable Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings owing by such Loan Parties as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Administrative Agent or the Canadian Agent for the payment and performance of the Obligations and the Other Liabilities. The Administrative Agent or the Canadian Agent, as applicable, shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Administrative Agent or the Canadian Agent, as applicable (at the request of the Lead Borrower and at the Borrowers’ risk and expense); such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent or the Canadian Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy the other respective Obligations and the Other Liabilities of the applicable Borrower. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Enumerated Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the respective Borrower but in no event later than two (2) Business Days after all Enumerated Defaults have been cured or waived.
     (k) Notwithstanding anything to the contrary contained herein, with respect to the Canadian Borrower only, if an Issuing Bank for any Canadian Letter of Credit is not the Canadian Agent or a Canadian Lender: (i) the Canadian Borrower authorizes the Canadian Agent to arrange for the issuance of Canadian Letters of Credit from such Issuing Bank and to pay and indemnify (the “L/C Credit Support”) such Issuing Bank from and against all reasonable charges in connection with the issuance, negotiation, settlement, amendment and processing of each such Canadian Letter of Credit, and the Canadian Borrower agrees to pay and indemnify the Canadian Agent for and in respect of the L/C Credit Support and agrees that such obligation to pay and indemnify shall be deemed Canadian Liabilities; (ii) any notices, requests or applications under this SECTION 2.13 shall contemporaneously be delivered to both such Issuing Bank and the Canadian Agent; (iii) drafts drawn under any Letters of Credit as provided in and L/C Disbursements as provided in SECTION 2.13(d) shall immediately and on the same Business Day be reimbursed by the Canadian Agent, and all interest accruing or payable pursuant to SECTION 2.13(d) or SECTION 2.13(f) shall be for the account of the Canadian Agent and not the Issuing Banks; and (iv) the Canadian Borrower’s reimbursement obligation under SECTION 2.13(d) and/or SECTION 2.13(g) shall be due to the Canadian Agent and the Lenders shall make available to the Canadian Agent (for its own account) the amount of its payment provided for in SECTION 2.13(g).
     SECTION 2.14 Increased Costs.
     (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Banks; or
          (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting LIBO Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Revolving Credit Loan) or to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount in any material respect of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Domestic Borrowers or the Canadian Borrower, as applicable, will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower or the Canadian Borrower, as applicable, and shall be conclusive absent manifest error. The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.
     (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this SECTION 2.14 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.15 Termination or Reduction of Commitments.
     (a) Upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Domestic Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) first be applied ratably to the Domestic Commitments of each Non-Extending Lender and, after the Domestic Commitments of the Non-Extending Lenders have been terminated in full, shall be applied ratably to the Domestic Commitments of each Extending Lender, and (ii) be irrevocable at the effective time of any such termination or reduction. The Domestic Borrowers shall pay to the Administrative Agent, for application as provided in clause (i) of this SECTION 2.15(a), (A) at the effective time of any such termination (but not any partial reduction), all earned and unpaid fees under the Fee Letter and all Unused Fees and Extended Term Unused Fees accrued on the Domestic Commitments so terminated, and (B) at the effective time of any such reduction or termination, any amount by which the Credit Extensions to the Domestic Borrowers outstanding on such date exceed the amount to which the Domestic Commitments are to be reduced effective on such date.
     (b) Upon at least two (2) Business Days’ prior written notice to the Canadian Agent, the Canadian Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Canadian Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) first be applied ratably to the Canadian Commitments of each Non-Extending Lender and, after the Canadian Commitments of the Non-Extending Lenders have been terminated in full, shall be applied ratably to the Canadian Commitments of each Extending Lender, and (ii) be irrevocable at the effective time of any such termination or reduction. The Canadian Borrower shall pay to the Canadian Agent, for application as provided in clause (i) of this SECTION 2.15(b), (A) at the effective time of each such termination (but not any partial reduction), all earned and unpaid fees under the Fee Letter and all Canadian Unused Fees and Extended Term Canadian Unused Fees accrued on the Canadian Commitments so terminated, and (B) at the effective time of each such reduction or termination, any amount by which the Credit Extensions to the Canadian Borrower outstanding on such date exceed the amount to which the Canadian Commitments are to be reduced effective on such date.
     (c) In the event that the Lead Borrower terminates the Domestic Commitments, the Canadian Commitments shall be deemed to have also been terminated, without any further action by the Lead Borrower, the Canadian Borrower or any Credit Party.
     (d) Upon the Effective Date, notwithstanding anything to the contrary contained in Section 2.15 of the Existing Credit Agreement, the Tranche A-1 Commitments under, and as defined in, the Existing Credit Agreement shall be terminated in full, and the Domestic Borrowers shall pay, in full and in cash, all outstanding Tranche A-1 Loans (as defined in the Existing Credit Agreement), all accrued and unpaid interest thereon, and all Unused Fees accrued on the Tranche A-1 Commitments.
     (e) Upon the Existing Termination Date, the Commitments of the Non-Extending Lenders shall be terminated in full, and the Domestic Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations and Other Liabilities then owing by them to the Non-Extending Lenders, and the Canadian Borrower shall pay in full and in cash, all outstanding Loans to it and all other Canadian Liabilities owing by it to the Non-Extending Lenders.
     SECTION 2.16 Optional Prepayment of Loans; Reimbursement of Lenders.
     (a) The Borrowers shall have the right, at any time and from time to time, to prepay (without a commitment reduction) outstanding Revolving Credit Loans in whole or in part, (x) with respect to LIBO Loans or BA Equivalent Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent or the Canadian Agent, as applicable, prior to 12:00 noon, and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent or the Canadian Agent, as applicable, prior to 12:00 noon (or 11:00 a.m. in the case of CD$ Prime Rate Loans or Dollar denominated Prime Rate Loans of the Canadian Borrower), subject in each case to the following limitations:

          (i) Subject to SECTION 2.17, all prepayments shall be paid to the Administrative Agent or the Canadian Agent, as applicable, for application (except as otherwise directed by the applicable Borrower), first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Credit Loans ratably in accordance with each Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, and, third, if an Enumerated Default then exists, to Cash Collateralize the Letter of Credit Outstandings;
          (ii) Subject to the foregoing, outstanding Prime Rate Loans of the Domestic Borrowers shall be prepaid before outstanding LIBO Loans are prepaid, and outstanding Prime Rate Loans of the Canadian Borrower shall be prepaid before outstanding BA Equivalent Loans or LIBO Loans are prepaid (except as otherwise directed by the applicable Borrower). Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000 (but in no event less than $10,000,000), and each partial prepayment of BA Equivalent Loans shall be in an integral multiple of CD$1,000,000 (but in no event less than CD$5,000,000). No prepayment of LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this SECTION 2.16 other than on the last day of an Interest Period applicable thereto, unless the applicable Borrowers reimburse the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000 (unless all such outstanding LIBO Loans are being prepaid in full). No partial prepayment of a Borrowing of BA Equivalent Loans shall result in the aggregate principal amount of the BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than CD$5,000,000 (unless all such outstanding BA Equivalent Loans are being prepaid in full); and
          (iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans or BA Equivalent Loans, the Borrowing or Borrowings pursuant to which such Revolving Credit Loans were made. Each notice of prepayment shall be revocable; provided that, within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the applicable Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Administrative Agent or the Canadian Agent, as applicable, shall, promptly after receiving notice from the Lead Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
     (b) The Domestic Borrowers shall reimburse each Domestic Lender and the Canadian Borrower shall reimburse each Canadian Lender as set forth below for any loss incurred or to be incurred by the Domestic Lenders or the Canadian Lenders, as applicable, in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan or BA Equivalent Loan required or permitted under this Agreement, if such Revolving Credit Loan is prepaid other than on the last day of the Interest Period for such Revolving Credit Loan or (ii) in the event that after the Lead Borrower or the Canadian Borrower, as applicable, delivers a notice of borrowing under SECTION 2.04 in respect of LIBO Loans or BA Equivalent Loans, such Revolving Credit Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason (including, without limitation, revocation by a Borrower of a notice of Borrowing) other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to SECTION 2.09, SECTION 2.10 or SECTION 2.11, or (iii) in the event that after a Borrower delivers a notice of commitment reduction under SECTION 2.15 or a notice of prepayment under this SECTION 2.16 in respect of LIBO Loans or BA Equivalent Loans, such commitment reductions or such prepayments are not made on the day specified in such notice of reduction or prepayment. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate or BA Equivalent Rate, as applicable, for such Revolving Credit Loan (but specifically excluding any Applicable Margin or Extended Term Applicable Margin, as the case may be), for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan or BA Equivalent Loan with Prime Rate Loans other than on the last day of the Interest Period for such Revolving Credit Loan or the failure to prepay a LIBO Loan of BA Equivalent Loan, of the then current Interest Period for such Revolving Credit Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan or BA Equivalent Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a LIBO Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market or, in the case of a BA Equivalent Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with The Toronto-Dominion Bank. Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower or the Canadian Borrower, as applicable, from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.
     (c) In the event the Domestic Borrowers or the Canadian Borrower, as applicable, fail to prepay any Revolving Credit Loan on the date specified in any prepayment notice delivered pursuant to SECTION 2.16(a) (whether or not such prepayment notice is revoked), the Domestic Borrowers or the Canadian Borrower, as applicable, within ten (10) Business Days after the receipt of the notice described below from any Lender, shall pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Lender, any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses (other than loss of profits)

incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Lead Borrower or the Canadian Borrower, as applicable, from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.
     (d) Whenever any partial prepayment of Revolving Credit Loans is to be applied to LIBO Loans or BA Equivalent Loans, such LIBO Loans or BA Equivalent Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Lead Borrower or the Canadian Borrower, as applicable, may otherwise designate in writing.
     SECTION 2.17 Mandatory Prepayment of Loans; Mandatory Reduction or Termination of Commitments; Cash Collateral.
     The outstanding Obligations shall be subject to prepayment as follows:
     (a) If, at any time, the amount of the Credit Extensions by the Domestic Lenders exceeds Domestic Availability, including, without limitation, as a result of one or more fluctuations in the exchange rate of the CD$ against the dollar, the Domestic Borrowers will, immediately upon notice from the Administrative Agent: (i) prepay the Revolving Credit Loans in an amount necessary to eliminate such excess; and (ii) if, after giving effect to the prepayment in full of all outstanding Revolving Credit Loans such excess has not been eliminated, Cash Collateralize the Domestic Letters of Credit Outstanding.
     (b) If, at any time, the amount of the Credit Extensions to the Canadian Borrower exceeds Canadian Availability, in each case calculated in dollars at the Equivalent Amount, including, without limitation, as a result of one or more fluctuations in the exchange rate of the CD$ against the dollar, the Canadian Borrowers will immediately upon notice from the Canadian Agent (or within five (5) Business Days after notice from the Canadian Agent if such excess is solely the result of one or more fluctuations in the exchange rate of the CD$ against the dollar and the Canadian Loan Ceiling has not been exceeded) (i) prepay the Revolving Credit Loans to the Canadian Borrower in an amount necessary to eliminate such excess, and (ii) if, after giving effect to the prepayment in full of all such outstanding Revolving Credit Loans such excess has not been eliminated, Cash Collateralize the Canadian Letters of Credit Outstanding.
     (c) The Revolving Credit Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of SECTION 2.18, to the extent then applicable.
     (d) Any Net Proceeds received from a Prepayment Event arising from Collateral included in the Tranche A Borrowing Base or the Canadian Borrowing Base (other than from sales of Inventory in the ordinary course of business), whether or not a

Cash Dominion Event then exists, shall be paid over to the Administrative Agent on receipt by the Loan Parties and shall be utilized to prepay the Loans in the order of priority set forth in SECTION 7.03; provided that the provisions of this clause (d) shall not apply if a Cash Dominion Event does not exist or arise from such prepayment Event and the Net Proceeds from such Prepayment Event are not in excess of $50,000,000. The Agents shall not be obligated to release their Liens on any Collateral included in such Prepayment Event until such Net Proceeds have been so received (to the extent required in this clause (d)). The application of such Net Proceeds to the Loans shall not reduce the Commitments. If all Obligations or Canadian Liabilities, as applicable, and Other Liabilities then due, are paid, any excess Net Proceeds shall be remitted to the operating account of the Domestic Borrowers or the Canadian Borrower maintained with the Administrative Agent or the Canadian Agent, respectively.
     (e) Except during the continuance of a Cash Dominion Event, and provided that the Determination Date shall not have occurred, any Net Proceeds, Cash Receipts and other payments received by the Administrative Agent shall be applied as the Lead Borrower or the Canadian Borrower, as applicable, shall direct the Administrative Agent in writing.
     (f) Subject to the foregoing, outstanding Prime Rate Loans of the Domestic Borrowers shall be prepaid before outstanding LIBO Loans of the Domestic Borrowers are prepaid and outstanding Prime Rate Loans of the Canadian Borrower shall be prepaid before outstanding BA Equivalent Loans or LIBO Loans of the Canadian Borrower are prepaid. No prepayment of LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this SECTION 2.17 other than on the last day of an Interest Period applicable thereto, unless the applicable Borrowers reimburse the Domestic Lenders or Canadian Lenders, as applicable, for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. In order to avoid such Breakage Costs, as long as no Specified Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent or the Canadian Agent, as applicable, shall hold all amounts required to be applied to LIBO Loans or BA Equivalent Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans and BA Equivalent Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ or the Canadian Agent’s rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans or BA Equivalent Loans shall result in the aggregate principal amount of the LIBO Loans or BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000 or CD$5,000,000, as applicable. A prepayment of the Revolving Credit Loans pursuant to SECTION 2.16 or this SECTION 2.17 shall not permanently reduce the Commitments.
     (g) All amounts required to be applied to all Revolving Credit Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Domestic Lender’s Domestic Commitment Percentage or each Canadian Lender’s Canadian Commitment Percentage, as applicable. All credits against the Obligations or the Canadian Liabilities shall be conditioned upon final payment to the Administrative

Agent or the Canadian Agent, as applicable, of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent or the Canadian Agent, as applicable, shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Secured Parties against all claims and losses resulting from such dishonor or return.
     (h) Without in any way limiting the provisions of SECTION 2.17(a) or SECTION 2.17(b), the Administrative Agent shall, monthly (or more frequently in the Administrative Agent’s reasonable discretion in the event of a material change in the foreign exchange rates), make the necessary exchange rate calculations to determine whether any such excess described in such Sections exists on such date.
     (i) Upon the Extended Termination Date, the Commitments of the Extending Lenders and the credit facility provided hereunder shall be terminated in full, and the Domestic Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations and Other Liabilities then owing by them to the Extending Lenders, and the Canadian Borrower shall pay in full and in cash, all outstanding Loans to it and all other Canadian Liabilities owing by it to the Extending Lenders.
     (j) All Obligations, Canadian Liabilities and Other Liabilities shall be payable to the Administrative Agent or the Canadian Agent, as applicable, in the currency in which they are denominated.
     (k) In the event of a direct conflict between the priority provisions of this SECTION 2.17 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this SECTION 2.17 shall control and govern.
     SECTION 2.18 Cash Management.
     (a) Immediately upon the occurrence of a Cash Dominion Event, the Loan Parties, upon the request of any Co-Collateral Agent, shall deliver to the Co-Collateral Agents a schedule of all DDAs, that to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties, which Schedule includes, with respect to each depository, (i) the name and address of such depository, (ii) the account number(s) maintained with such depository, and (iii) a contact person at such depository.
     (b) Annexed hereto as Schedule 2.18(b) is a list describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales by such Loan Party.
     (c) Each Loan Party has or shall have:
          (i) delivered to the Administrative Agent and the Canadian Agent, as applicable, notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit I which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors; and
          (ii) entered into a blocked account agreement (each, a “Blocked Account Agreement”) in form and substance reasonably satisfactory to the Co-Collateral Agents or the Canadian Agent, as applicable, with any bank with which such Loan Party maintains deposit account(s) into which the DDA’s are swept (collectively, the “Blocked Accounts”), which as of the Effective Date are listed on Schedule 2.18(c)(ii) attached hereto.
     (d) Each Credit Card Notification and Blocked Account Agreement shall require, during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) (other than amounts not to exceed $25,000,000 in the aggregate which may be deposited into a segregated DDA (not to be located in the Province of Quebec, Canada) which the Lead Borrower designates in writing to the Administrative Agent as being the “uncontrolled cash account” (the “Designated Account”)) to the concentration account maintained by the Administrative Agent at Bank of America (the “Domestic Concentration Account”) or maintained by the Canadian Agent (the “Canadian Concentration Account”), from:
          (i) the sale of Inventory and other Collateral;
          (ii) all proceeds of collections of Accounts;
          (iii) all Net Proceeds on account of any Prepayment Event;
          (iv) each Blocked Account (including all cash deposited therein from each DDA (other than the Designated Account); and
          (v) the cash proceeds of all credit card charges;
provided that Cash Receipts of the Canadian Loan Parties shall be delivered only to a Blocked Account established by the Canadian Borrower or as the Canadian Agent may otherwise direct.
     (e) If, at any time during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by any Loan Party (other than (i) an amount of up to $25,000,000 that is on deposit in the Designated Account, which funds shall not be funded from, or when withdrawn from the Designated Account, shall not be replenished by, funds constituting proceeds of Collateral so long as such Cash Dominion Event continues, (ii) de minimus cash or cash equivalents inadvertently misapplied by the Loan Parties and (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) or the Canadian

Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement.
     (f) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent or the Canadian Agent, as applicable, of appropriate Blocked Account Agreements (unless expressly waived by the Co-Collateral Agents or the Canadian Agent) consistent with the provisions of this SECTION 2.18 and otherwise reasonably satisfactory to the Co-Collateral Agents and, if applicable, the Canadian Agent. The Loan Parties shall furnish the Co-Collateral Agents with prior written notice of their intention to open or close a Blocked Account and the Co-Collateral Agents shall promptly notify the Lead Borrower as to whether the Co-Collateral Agents shall require a Blocked Account Agreement with the Person with whom such account will be maintained. Unless consented to in writing by the Co-Collateral Agents and, if applicable, the Canadian Agent, the Loan Parties shall not enter into any agreements with credit card processors other than the ones expressly contemplated herein unless, contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Administrative Agent or the Canadian Agent, as applicable.
     (g) The Loan Parties may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.
     (h) The Domestic Concentration Account and the Canadian Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent or the Canadian Agent, as applicable. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from such Concentration Accounts, (ii) the funds on deposit in such Concentration Accounts shall at all times continue to be collateral security for all of the Obligations and the Other Liabilities, provided that funds in the Canadian Concentration Account shall be applied only to the Canadian Liabilities, and (iii) the funds on deposit in each such Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this SECTION 2.18, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent or the Canadian Agent, as applicable, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the applicable Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Co-Collateral Agents or the Canadian Agent, as applicable.
     (i) Any amounts received in the Domestic Concentration Account or the Canadian Concentration Account at any time when all of the Obligations or the Canadian Liabilities, as applicable, and Other Liabilities then due have been and remain fully repaid shall be remitted to the operating account of the Domestic Borrowers or the

Canadian Borrower maintained with the Administrative Agent or the Canadian Agent, respectively.
     (j) The Administrative Agent or the Canadian Agent, as applicable, shall promptly (but in any event within one (1) Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.
     (k) The following shall apply to deposits and payments under and pursuant to this Agreement:
          (i) Funds shall be deemed to have been deposited to the applicable Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent or the Canadian Agent, as applicable, by 4:00 p.m. on that Business Day (except that, if the Obligations or Canadian Liabilities are being paid in full, by 2:00 p.m. on that Business Day);
          (ii) Funds paid to the Administrative Agent or the Canadian Agent, as applicable, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent or the Canadian Agent, as applicable, by 4:00 p.m. on that Business Day (except that, if the Obligations or Canadian Liabilities are being paid in full, by 2:00 p.m. on that Business Day);
          (iii) If a deposit to a Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. (or, to the Canadian Agent, until after 2:00 p.m.) on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;
          (iv) If any item deposited to a Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent or the Canadian Agent, as applicable, shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the applicable Loan Parties shall indemnify the Secured Parties against all out-of-pocket claims and losses resulting from such dishonor or return.
     SECTION 2.19 Fees.
     (a) The Borrowers shall pay to the Agents and the Arrangers, for their respective accounts, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.
     (b) The Domestic Borrowers shall pay the Administrative Agent, for the account of the Non-Extending Lenders having Domestic Commitments, an aggregate fee (the “Unused Fee”) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Domestic Commitment, during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Closing Date or on the Existing Termination Date). The Unused Fee shall be paid in arrears, on the tenth day of each October, January, April and July after the execution of this Agreement and on the Existing Termination Date. The Administrative Agent shall pay the Unused Fee to the Non-Extending Lenders having Domestic Commitments upon the Administrative Agent’s receipt of the Unused Fee based upon their pro rata share of an amount equal to the aggregate Unused Fee to all Non-Extending Lenders having Domestic Commitments.
     (c) The Domestic Borrowers shall pay the Administrative Agent, for the account of the Extending Lenders having Domestic Commitments, an aggregate fee (the “Extended Term Unused Fee”) equal to the percentages per annum set forth in the grid below (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Domestic Commitment, during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Effective Date or on the Extended Termination Date):

	Average Daily Balance of
	Unused Domestic
Level	Commitment	Extended Term Unused Fee
I	Less than 33.33% of Domestic Total Commitments	0.50%
II	Greater than or equal to 33.33% but less than 66.67% of Domestic Total Commitments	0.75%
III	Greater than or equal to 66.67% of Domestic Total Commitments	1.00%
The Extended Term Unused Fee shall be paid in arrears, on the tenth day of each October, January, April and July after the execution of this Agreement and on the Extended Termination Date. The Administrative Agent shall pay the Extended Term Unused Fee to the Extending Lenders having Domestic Commitments upon the Administrative Agent’s receipt of the Extended Term Unused Fee based upon their pro rata share of an amount equal to the aggregate Extended Term Unused Fee to all Extending Lenders having Domestic Commitments.
     (d) The Canadian Borrower shall pay the Canadian Agent, for the account of the Non-Extending Lenders having Canadian Commitments, an aggregate fee (the “Canadian Unused Fee”) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Canadian Commitment, during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Closing Date or on the Existing Termination Date). The Canadian Unused Fee shall be paid in

CD$ in arrears, on the tenth day of each October, January, April and July after the execution of this Agreement and on the Existing Termination Date. The Canadian Agent shall pay the Canadian Unused Fee to the Non-Extending Lenders having Canadian Commitments upon the Canadian Agent’s receipt of the Canadian Unused Fee based upon their pro rata share of an amount equal to the aggregate Canadian Unused Fee to all Non-Extending Lenders having Canadian Commitments.
     (e) The Canadian Borrower shall pay the Canadian Agent, for the account of the Extending Lenders having Canadian Commitments, an aggregate fee (the “Extended Term Canadian Unused Fee”) equal to the percentages per annum set forth in the grid below (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Canadian Commitment, during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Effective Date or on the Extended Termination Date):

	Average Daily Balance of
	Unused Canadian	Extended Term Canadian
Level	Commitment	Unused Fee
I	Less than 33.33% of Canadian Total Commitments	0.50%
II	Greater than or equal to 33.33% but less than 66.67% of Canadian Total Commitments	0.75%
III	Greater than or equal to 66.67% of Canadian Total Commitments	1.00%
The Extended Term Canadian Unused Fee shall be paid in arrears, on the tenth day of each October, January, April and July after the execution of this Agreement and on the Extended Termination Date. The Canadian Agent shall pay the Extended Term Canadian Unused Fee to the Extending Lenders having Canadian Commitments upon the Canadian Agent’s receipt of the Extended Term Canadian Unused Fee based upon their pro rata share of an amount equal to the aggregate Extended Term Canadian Unused Fee to all Extending Lenders having Canadian Commitments.
     (f) The Domestic Borrowers shall pay the Administrative Agent and the Canadian Borrower shall pay to the Canadian Agent, for the account of the Domestic Lenders or the Canadian Lenders, as applicable, on the first day of each September, December, March and June, in arrears, a fee calculated on the basis of a 365 or 366 day year, as applicable and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the three month period then ended:

          (i) Standby Letters of Credit for the Domestic Borrowers: (A) for the account of each Non-Extending Lender in accordance with its Domestic Commitment Percentage, at a per annum rate equal to the then Applicable Margin for LIBO Loans, and (B) for the account of each Extending Lender in accordance with its Domestic Commitment Percentage, at a per annum rate equal to the then Extended Term Applicable Margin for LIBO Loans;
          (ii) Commercial Letters of Credit for the Domestic Borrowers: (A) for the account of each Non-Extending Lender in accordance with its Domestic Commitment Percentage, at a per annum rate equal to fifty percent (50%) of the then Applicable Margin for LIBO Loans, and (B) for the account of each Extending Lender in accordance with its Domestic Commitment Percentage, at a rate per annum equal to fifty percent (50%) of the then Extended Term Applicable Margin for LIBO Loans;
          (iii) Standby Letters of Credit for the Canadian Borrower: (A) for the account of each Non-Extending Lender in accordance with its Canadian Commitment Percentage, at a per annum rate equal to the then Applicable Margin for BA Equivalent Loans, and (B) for the account of each Extending Lender in accordance with its Canadian Commitment Percentage, at a per annum rate equal to the then Extended Term Applicable Margin for BA Equivalent Loans;
          (iv) Commercial Letters of Credit for the Canadian Borrower: (A) for the account of each Non-Extending Lender in accordance with its Canadian Commitment Percentage, at a per annum rate equal to fifty percent (50%) of the then Applicable Margin for BA Equivalent Loans, and (B) for the account of each Extending Lender in accordance with its Canadian Commitment Percentage, at a per annum rate equal to fifty percent (50%) of the then Extended Term Applicable Margin for BA Equivalent Loans; and
          (v) After the occurrence and during the continuance of an Enumerated Default and acceleration of the Obligations or the Canadian Liabilities, as applicable, if the Domestic Letter of Credit Outstandings or of the Canadian Letter of Credit Outstandings, as applicable, as of such date, plus accrued and unpaid interest thereon, have not been Cash Collateralized, effective upon written notice from the Administrative Agent or the Canadian Agent, as applicable, the Letter of Credit Fee shall be increased, at the option of the Administrative Agent or the Canadian Agent, as applicable, by an amount equal to two percent (2%) per annum.
     (g) The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay to the applicable Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, the reasonable and customary fees and charges of such Issuing Bank in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by such Issuing Bank.
     (h) From and after the Existing Termination Date and the repayment of all Obligations due to Non-Extending Lenders, notwithstanding anything to the contrary herein contained, the Borrowers shall not be obligated to pay any Extended Term Unused

Fees or Extended Term Canadian Unused Fees to or the for the account of any Lender to the extent and during the period such Lender is a Delinquent Lender.
     (i) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Canadian Agent, as applicable, for the respective accounts of the Administrative Agent or the Canadian Agent, as applicable, and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances. For greater certainty, the Canadian Borrower shall not be liable for any fees which form part of the Obligations unless they are Canadian Liabilities (including as provided in SECTION 2.19(a), SECTION 2.19(d), SECTION 2.19(e) or SECTION 9.03).
     SECTION 2.20 Maintenance of Loan Account; Statements of Account.
     (a) The Administrative Agent or the Canadian Agent, as applicable, shall maintain an account on its books in the name of the Domestic Borrowers and the Canadian Borrower (each, the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to such Borrowers or for such Borrowers’ account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations or Canadian Liabilities, as applicable, that have become payable.
     (b) The Loan Account will be credited with all amounts received by the Administrative Agent or by the Canadian Agent from the applicable Borrower or from others for the Borrowers’ account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.17(e) or SECTION 7.03, as applicable. After the end of each month, the Administrative Agent or the Canadian Agent, as applicable, shall send to the Domestic Borrowers and the Canadian Borrower, as applicable, a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Administrative Agent, or the Canadian Agent, as applicable, the Lenders and the applicable Borrowers during that month. The monthly statements shall, absent manifest error, shall be deemed presumptively correct.
     SECTION 2.21 Payments; Sharing of Setoff.
     (a) The Borrowers shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, of amounts payable under SECTIONS 2.14, 2.16(b) or 2.23, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim, in the same currency in which the Credit Extension was made. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made, as applicable, to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts, or to the Canadian Agent at its offices at 200 Front Street West,

Toronto, Ontario, Canada, M5V 3L2, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and payments pursuant to SECTIONS 2.14, 2.16(b), 2.23 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent or the Canadian Agent, as applicable, shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings or BA Equivalent Loan Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings or BA Equivalent Loan Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments in respect of any Loan or Letter of Credit shall be repaid in the currency in which such Loan or Letter of Credit was originally disbursed or issued.
     (b) All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of SECTION 2.17 or SECTION 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, and fees then due to such respective parties. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrowers. Any net principal reductions to the Revolving Credit Loans received by the Administrative Agent or the Canadian Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Administrative Agent or the Canadian Agent, as applicable, has distributed to the applicable Lender its Commitment Percentage thereof.
     (c) Unless the Administrative Agent or the Canadian Agent, as applicable, shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Domestic Lenders or the Canadian Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent or the Canadian Agent as applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Domestic Lenders or the Canadian Lenders, as applicable, or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the

Federal Funds Effective Rate in the case of amounts to be paid by the Domestic Lenders and at the Canadian Prime Rate in the case of payments to be made by the Canadian Lenders.
     SECTION 2.22 Settlement Amongst Lenders
     (a) The Swingline Lender may, at any time (but, in any event shall weekly, as provided in SECTION 2.22(b)), on behalf of the Domestic Borrowers or the Canadian Borrower, as applicable (which hereby authorize the Swingline Lender to act on their behalf in that regard) request the Administrative Agent or the Canadian Agent, as applicable, to cause the Domestic Lenders and the Canadian Lenders, as applicable, to make a Revolving Credit Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06, which request may be made regardless of whether the conditions set forth in ARTICLE IV have been satisfied. Upon such request, each Domestic Lender or Canadian Lender, as applicable, shall make available to the Administrative Agent or the Canadian Agent, as applicable, the proceeds of such Revolving Credit Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Credit Loan to be made by the Domestic Lenders or the Canadian Lenders and the request therefor is received prior to 12:00 Noon (or 11:00 a.m. with respect to the Canadian Lenders) on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon (or 11:00 a.m. with respect to the Canadian Lenders), then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to, or warranty by, the Administrative Agent, the Canadian Agent, or the Swingline Lender. If and to the extent any Domestic Lender or Canadian Lender, as applicable, shall not have so made its transfer to the Administrative Agent or the Canadian Agent, such Domestic Lender or Canadian Lender agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, at the Federal Funds Effective Rate, in the case of amounts to be paid by the Domestic Lenders, and at the Canadian Prime Rate, in the case of payments to be made by the Canadian Lenders.
     (b) The amount of each Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of outstanding Revolving Credit Loans (including outstanding Swingline Loans, except that settlements of Swingline Loans during the months of November and December of each year shall be required to be made by the Swingline Lender only with respect to those Swingline Loans in excess of $25,000,000 in the aggregate (the “Excess Swingline Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s or the Canadian Agent’s, as applicable, discretion) and shall be adjusted upward or downward based on all Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) and repayments of Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) received by the Administrative Agent or Canadian Agent, as applicable, as of

3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent or the Canadian Agent, as applicable.
     (c) The Administrative Agent or the Canadian Agent, as applicable, shall deliver to each of the Domestic Lenders or Canadian Lenders, as applicable, promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent or the Canadian Agent, as applicable, shall transfer to each Domestic Lender and Canadian Lender its applicable Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of repayments, and (ii) each Domestic Lender and Canadian Lender, as applicable, shall transfer to the Administrative Agent or the Canadian Agent, as applicable (as provided below), or the Administrative Agent or the Canadian Agent, as applicable, shall transfer to each Domestic Lender or Canadian Lender, as applicable, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Domestic Lender and Canadian Lender with respect to Revolving Credit Loans to the Domestic Borrowers and the Canadian Borrowers, respectively (including Swingline Loans, other than Excess Swingline Loans), shall be equal to such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of Revolving Credit Loans (including Swingline Loans which are not Excess Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent or the Canadian Agent, as applicable, by the Domestic Lenders or the Canadian Lenders and is received prior to 12:00 Noon (or 11:00 a.m. with respect to the Canadian Lenders) on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon (or 11:00 a.m. with respect to the Canadian Lenders), then no later than 3:00 p.m. on the next Business Day. The obligation of each Domestic Lender and Canadian Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Domestic Lender shall not have so made its transfer to the Administrative Agent or the Canadian Agent, as applicable, such Domestic Lender or Canadian Lender agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, at the Federal Funds Effective Rate, in the case of amounts to be paid by the Domestic Lenders, and at the Canadian Prime Rate, in the case of payments to be made by the Canadian Lenders.
     SECTION 2.23 Taxes.
     (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party shall be required to deduct, or an Agent or a Lender shall be required to remit, any Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that, after making all required deductions or remittances for such Taxes (including deductions applicable to additional sums payable under this SECTION 2.23), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
     (b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
     (c) The Domestic Borrowers shall indemnify each Credit Party, and the Canadian Borrower shall indemnify the Canadian Agent, each Canadian Lender and the Issuing Banks of any Letter of Credit on its behalf, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that, if any Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with such Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further that the Borrowers shall not be required to compensate any Lender pursuant to this SECTION 2.23 for any amounts incurred in any fiscal year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within six (6) months from the end of such fiscal year; provided further that, if the circumstances giving rise to such claim have a retroactive effect, then the beginning of such six month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable.
     (e) Any Foreign Lender that is a Domestic Lender that is entitled to an exemption from, or reduction in, withholding tax shall deliver to the Lead Borrower and the Administrative Agent two (2) copies of (i) either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (A) Form W-8BEN, or any subsequent versions thereof or successors thereto and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party (other than the Canadian Borrower and its Subsidiaries), and (3) is not a controlled foreign corporation related to the Loan Parties (other than the Canadian Borrower and its Subsidiaries) (within the meaning of Section 864(d)(4) of the Code)), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender (other than a Canadian Lender). Notwithstanding any other provision of this SECTION 2.23(e), a Foreign Lender shall not be required to deliver any form pursuant to this SECTION 2.23(e) that such Foreign Lender is not legally able to deliver.
     (f) The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
     (g) If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including, without limitation, a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(g); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

     (h) If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding tax, the Borrowers may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.
     (i) If any Credit Party reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.23 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Lead Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out of pocket expenses incurred in securing such refund, deduction or credit.
     (j) Each Lender (other than a Person who becomes a lender to the Canadian Borrower as a result of the provisions of SECTION 8.18) which has a Canadian Commitment hereby certifies that it is a Canadian Lender. Each Person that becomes a Lender to the Canadian Borrower hereafter (other than as a result of the provisions of SECTION 8.18 or otherwise following the occurrence of a Determination Date) shall promptly deliver to the Canadian Borrower and the Canadian Agent a certificate confirming that such Person is a Canadian Lender or is otherwise exempt from withholding taxes. If any such Lender (other than a Lender that becomes a Canadian Lender as a result of the provisions of SECTION 8.18) is not a Canadian Lender or otherwise is not exempt from the payment of withholding taxes on interest payments to it, prior to the Determination Date only, such Lender shall not be entitled to payments hereunder with respect to taxes imposed under Part XIII of the Income Tax Act (Canada) and such interest payments will be net of any applicable withholding taxes required to be withheld and remitted by the payor.
     SECTION 2.24 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or SECTION 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrowers (in the case of the Canadian Borrower, only in respect of any Canadian Lender) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the

Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.
     (b) If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11 for thirty (30) consecutive days, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, or if any Lender is a Delinquent Lender or otherwise defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender (and the Canadian Agent only in the case of a Canadian Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     SECTION 2.25 Designation of Lead Borrower as Domestic Borrowers’ Agent.
     (a) Each Domestic Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Loans and Letters of Credit, the proceeds of which shall be available to each Domestic Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Domestic Borrower shall be obligated to the Administrative Agent and each Domestic Lender on account of Loans so made and Letters of Credit so issued as if made directly by the Domestic Lenders to such Domestic Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Domestic Borrower.
     (b) Each Borrower represents to the Credit Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations, Other Liabilities and Canadian Liabilities of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers; provided that the Canadian Borrower and its Subsidiaries shall be liable only for the Canadian Liabilities.
     (c) The Lead Borrower shall act as a conduit for each Domestic Borrower (including itself, as a Domestic Borrower) on whose behalf the Lead Borrower has requested a Revolving Credit Loan. None of the Agents nor any other Credit Party shall have any obligation to see to the application of such proceeds.
     (d) The authority of the Lead Borrower to request Loans and Letters of Credit on behalf of, and to bind, the Domestic Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority; and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Financial Officers of each Domestic Borrower; and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.
     SECTION 2.26 Security Interests in Collateral.
     To secure their Obligations under this Agreement and the other Loan Documents and the Other Liabilities, the Domestic Borrowers have granted (or shall grant) to the Administrative Agent, for its own benefit and the benefit of the other Secured Parties, and the Canadian Borrower and each other Canadian Loan Party have granted (or shall grant) to the Canadian Agent, for its benefit and the benefit of the other Secured Parties, a first-priority security interest in, and hypothec of (subject to Permitted Encumbrances having priority by operation of Applicable Law), all of the Collateral pursuant hereto and to the Security Documents; provided that the Collateral granted by the Canadian Borrower and each other Canadian Loan Party shall secure only the Canadian Liabilities; provided further that the Collateral shall secure amounts owing with respect to Cash Management Services and the Other Liabilities of the Domestic Borrowers and of the Canadian Loan Parties, respectively, only to the extent provided in the Security Documents.
     SECTION 2.27 Provisions Relating to Payments to Tranche A-1 Lenders and Non-Extending Lenders.
     Notwithstanding anything to the contrary herein contained, (i) all amounts required to be paid pursuant to SECTION 2.15(d) shall be applied ratably in accordance with each Tranche A-1 Lender’s Tranche A-1 Commitment Percentage (as defined in the Existing Credit Agreement) and (ii) all amounts required to be paid pursuant to SECTION 2.15(e) shall be applied ratably in accordance with each Non-Extending Lender’s Commitment Percentage.

ARTICLE III
Representations and Warranties
     To induce the Credit Parties to make the Loans and to issue Letters of Credit on and after the Closing Date, the Loan Parties executing this Agreement or a Joinder hereto, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party:
     SECTION 3.01 Organization; Powers.
     Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 annexed hereto sets forth, as of the Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
     SECTION 3.02 Authorization; Enforceability.
     The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03 Governmental Approvals; No Conflicts.
     The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) such as have been obtained or made and are in full force and effect, (B) filings and recordings necessary to perfect Liens created under the Loan Documents and enforce the rights of the Lenders and the Secured Parties under the Loan

Documents or (C) the failure of which to obtain would not reasonably be expected to result in Material Adverse Effect, (b) will not violate any Applicable Law or the Charter Documents of any Loan Party, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.
     SECTION 3.04 Financial Condition.
     The Lead Borrower has heretofore furnished to the Administrative Agent the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Parent and its Subsidiaries as of and for the Fiscal Year ending on or about January 31, 2009 and as of and for the Fiscal Quarter ending on or about May 2, 2009, certified by a Financial Officer of the Parent. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. Since the date of the latest such financial statements, there has been no Material Adverse Effect.
     SECTION 3.05 Properties.
     (a) Except as disclosed on Schedule 3.05(a), each Loan Party has title to, or valid leasehold interests in, all its real (immoveable) and personal (moveable) property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.
     (b) Each Loan Party owns or is licensed to use, all patents, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, and other intellectual property used in its business, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     (c) Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties as of the Effective Date. Schedule 3.05(c)(ii) sets forth the address (including county) of all Real Estate that is leased by the Loan Parties as of the Effective Date, together with a list of the lessor with respect to each such Lease. Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

     SECTION 3.06 Litigation and Environmental Matters.
     (a) Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party, threatened in writing against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters) or (ii) that involve any of the Loan Documents and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) Except as set forth on Schedule 3.06(b), no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
     (c) Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
     SECTION 3.07 Compliance with Laws and Agreements.
     Each Loan Party is in compliance with all Applicable Law and all Material Indebtedness (including, without limitation, the Indentures), and no event of default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business, except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.08 Investment Company Status.
     No Loan Party is an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.09 Taxes.
     Since the Closing Date, each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has arisen or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10 ERISA.
     Since the Closing Date, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case, to the extent that any resulting liabilities would reasonably be expect to result in a Material Adverse Effect. No Plan in respect of employees of any Canadian Loan Party or any of their Related Parties is a pension plan or subject to any pension benefits legislation. No Canadian Loan Party has any Plan subject to registration or regulation under the Pension Benefits Act (Ontario).
     SECTION 3.11 Disclosure.
     None of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Loan Parties furnished by or on at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.
     SECTION 3.12 Subsidiaries.
     (a) Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Effective Date; there is no other Capital Stock of any class outstanding as of the Effective Date. To the knowledge of the Responsible Officers of the Loan Parties, all such shares of Capital Stock are validly issued, fully paid, and, except as set forth on Schedule 3.12, non-assessable.
     (b) Except as set forth on Schedule 3.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements as of the Effective Date.

     SECTION 3.13 Insurance.
     Schedule 3.13 sets forth a description of all business interruption, general liability, directors and officers liability, comprehensive, and casualty insurance maintained by or on behalf of the Loan Parties as of the Effective Date. Each insurance policy listed on Schedule 3.13 is in full force and effect as of the Effective Date and all premiums in respect thereof that are due and payable as of the Effective Date have been paid.
     SECTION 3.14 Labor Matters.
     As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Affect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 3.14, as of the Effective Date, no Loan Party is a party to or bound by any material collective bargaining agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. As of the Effective Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. As of the Effective Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.
     SECTION 3.15 Security Documents.
     The Security Documents create in favor of the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the Administrative Agent or the Canadian Agent, as applicable, and the other Secured Parties, a legal, valid and enforceable security or mortgage interests in the Collateral (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and the Security Documents constitute, or will upon the filing of financing statements or other requisite registrations and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, including, without limitation, the PPSA and the Civil Code of Quebec, to the extent security interests in such Collateral can be perfected by such filings or control, the creation of a fully perfected and opposable first priority Lien on, and security interest in, and hypothecation of, all right, title and interest of the Loan Parties thereunder in such Collateral (to the extent required under the Security Documents), in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority by operation of Applicable Law.
     SECTION 3.16 Federal Reserve Regulations.
     (a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
     SECTION 3.17 Solvency.
     The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.
ARTICLE IV
Conditions
     SECTION 4.01 Effective Date.
     The effectiveness of this Agreement is subject to the following conditions precedent:
     (a) The Administrative Agent (or its counsel) shall have received from each party either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.
     (b) The Administrative Agent shall have received a written opinion (addressed to each Agent and the Lenders and dated the Effective Date) of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, and Borden Ladner Gervais LLP, counsel for the Canadian Borrower and its Subsidiaries, covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Administrative Agent shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.
     (c) The Administrative Agent shall have received Charter Documents and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (d) The Administrative Agent and the Canadian Agent, as applicable, shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on May 31, 2009, and executed by a Financial Officer of the Lead Borrower and the Canadian Borrower, as applicable, evidencing that Capped Availability as of the Effective Date is not less than $400,000,000.
     (e) The Administrative Agent shall have received a certificate, reasonably satisfactory in form and substance to the Administrative Agent, certifying that, after giving effect to the consummation of the transactions contemplated under this Agreement and the other Loan Documents as of the Effective Date, no Default or Event of Default exists.
     (f) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Administrative Agent other than those which, individually or in the aggregate, would not, and would not reasonably be expected to, have a Material Adverse Effect.
     (g) No Material Adverse Effect shall have occurred since January 31, 2009.
     (h) There shall not be any other Material Indebtedness of the Loan Parties outstanding immediately after the Effective Date other than (i) the existing 8 3/4% Debentures Due 2021, (ii) the Permanent Financing Facility, (iii) this Agreement, (iv) the CMBS Facilities, (v) the Term Loan, and (vi) guaranties of joint venture and Affiliated companies’ Indebtedness.
     (i) Lenders having Commitments aggregating more than 50% of the Total Commitments shall have become Extending Lenders.
     (j) The Administrative Agent shall have received results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases or subordination agreements are being tendered on the Effective Date.
     (k) The Administrative Agent shall have received, on or before the Effective Date, all documents and instruments, including Uniform Commercial Code and PPSA financing statements and certified statements issued by the Quebec Register of Personal and Movable Real Rights, required by law or reasonably requested by the Co-Collateral Agents to be filed, registered, published or recorded to create or perfect the first priority Liens (subject only to Permitted Encumbrances having priority by operation of Applicable Law) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded or other arrangements reasonably satisfactory to the Co-Collateral Agents for such filing, registration, publication or recordation shall have been made.
     (l) The Administrative Agent shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.
     (m) All fees due at or immediately after the Effective Date, and all Credit Party Expenses incurred by in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents), shall have been paid in full.
     (n) There shall have been delivered to the Administrative Agent each of the instruments, agreements, opinions, certificates and other documents identified on the closing agenda attached hereto as Exhibit M.
Notwithstanding the foregoing, this Agreement shall not become effective unless all of the foregoing conditions are satisfied (or waived as provided in SECTION 9.02) at or prior to 12:00 noon on June 30, 2009 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).
     SECTION 4.02 Conditions Precedent to Each Loan and Each Letter of Credit.
     The obligation of the Lenders to make each Revolving Credit Loan and of the Issuing Banks to issue each Letter of Credit after the Effective Date is also subject to the following conditions precedent:
     (a) The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by ARTICLE II, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have received notice with respect thereto in accordance with SECTION 2.13.
     (b) All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date and other than representations and warranties which are qualified by “materiality” or “Material Adverse Effect”, each of which shall be true and correct in all respects.
     (c) On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
The request by the Lead Borrower or the Canadian Borrower, as applicable, for, and the acceptance by any Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION

4.02 have been satisfied at that time and that, after giving effect to such extension of credit, the Domestic Borrowers shall continue to be in compliance with the Tranche A Borrowing Base or the Canadian Borrowing Base. The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and the Canadian Agent and each other Credit Party and may be waived by the Administrative Agent or the Canadian Agent, in whole or in part, without prejudice to the rights of the Administrative Agent, the Canadian Agent or any other Credit Party.
ARTICLE V
Affirmative Covenants
     Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized in a manner satisfactory to the applicable Issuing Banks) and (iv) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner satisfactory to the applicable Issuing Banks), each Loan Party covenants and agrees with the Credit Parties (provided that the Canadian Borrower covenants only for itself and its Subsidiaries) that:
     SECTION 5.01 Financial Statements and Other Information.
     The Lead Borrower will furnish to the Administrative Agent:
     (a) Within one hundred twenty (120) days after the end of each Fiscal Year of the Lead Borrower, (i) the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for (A) the Lead Borrower and its Subsidiaries, and (B) the Canadian Borrower and its Subsidiaries, setting forth in each case, in comparative form, the Consolidated figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the applicable Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, (ii) the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), setting forth in comparative form the Consolidated figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), and (iii) separate financial statements for each business segment identified on, and as required by, Schedule 5.01(a) hereto;
     (b) Within sixty (60) days after the end of each of the first three Fiscal Quarters of the Lead Borrower, the unaudited Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for (i) the Lead Borrower and its Subsidiaries, (ii) the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), and (iii) the Canadian Borrower and its Subsidiaries, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), all certified by one of the Lead Borrower’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, and, in addition, separate financial statements for each business segment identified on, and as required by, Schedule 5.01(a) hereto;
     (c) Within thirty (30) days after the end of each Fiscal Month of the Lead Borrower and its Subsidiaries, such reports as are prepared by the Loan Parties’ management for their own use, including the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for (i) the Lead Borrower and its Subsidiaries, (ii) the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), and (iii) the Canadian Borrower and its Subsidiaries, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), all certified by one of the Lead Borrower’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and, in addition, separate financial statements for each business segment identified on, and as required by, Schedule 5.01(a) hereto;
     (d) Concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit J hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the Monthly Capped Availability for such period, (iii) without duplication of calculations described in clause (ii), setting forth reasonably detailed calculations with respect to compliance with the provisions of SECTION 6.10, to the extent then applicable, (iv) detailing all Store openings and Store closings during the immediately preceding fiscal period, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
     (e) Within ninety (90) days after the commencement of each Fiscal Year of the Loan Parties, a detailed, Consolidated budget by month for the applicable Fiscal Year for the Lead Borrower and its Subsidiaries and including a projected Consolidated income statement, balance sheet, and statement of cash flow, by month, and promptly when available, any revisions to such budget resulting from any Permitted Acquisition, Permitted Disposition or other transaction, the effect of which would reasonably be expected to change the projected Consolidated EBITDA of the Loan Parties in any Fiscal Year by 20% or more;
     (f) The Lead Borrower will furnish to the Administrative Agent a certificate in the form of Exhibit K (a “Borrowing Base Certificate”) showing the Tranche A Borrowing Base and the Canadian Borrowing Base (reflected both in CD$ and the Equivalent Amount), each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by a Financial Officer of the Lead Borrower, as follows:
          (i) On the 10th Business Day of each month, the Lead Borrower shall furnish a Borrowing Base Certificate as of the close of business on the immediately preceding calendar month;
          (ii) Upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, the Lead Borrower shall furnish a Borrowing Base Certificate (which shall roll forward the Loan Parties’ Inventory, credit card receivables and Credit Extensions) on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;
          (iii) The Lead Borrower shall also furnish a Borrowing Base Certificate within five (5) Business Days after December 15 and December 30 of each year (which shall roll forward the Loan Parties’ Inventory, credit card receivables and Credit Extensions), as of the close of business on the immediately preceding Saturday;
          (iv) If (A) the Loan Parties are not in compliance with the provisions of SECTION 6.10 hereof either before or after giving effect to any Prepayment Event and (B) (1) the Net Proceeds from any such Prepayment Event are in excess of $25,000,000 (other than as a result of sales of Inventory in the ordinary course of business), or (2) the Net Proceeds from any such Prepayment Event are in excess of $50,000,000 (other than as a result of sales of Inventory in the ordinary course of business), the Lead Borrower shall also furnish an updated Borrowing Base Certificate promptly upon the receipt of the Net Proceeds from such Prepayment Event; and
          (v) The Borrowers may, at their option, elect to furnish the Administrative Agent with a Borrowing Base Certificate on a more frequent basis than is otherwise required pursuant to this SECTION 5.01(f); provided that, if the Borrowers elect to deliver a Borrowing Base Certificate on a more frequent basis than is required by the other provisions of this SECTION 5.01(f), then the Lead Borrower shall continue to furnish a Borrowing Base Certificate on such basis from the date of such election through the remainder of the Fiscal Year in which such election was made.

     (g) Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, and (ii) SEC Forms 10K and 10Q for the Parent (for so long as the Parent is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended); provided that no such delivery shall be required hereunder with respect to each of the foregoing to the extent that such are publicly available via EDGAR or another publicly available reporting system and the Lead Borrower has advised the Administrative Agent of the filing thereof;
     (h) Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;
     (i) The financial and collateral reports described on Schedule 5.01(i) hereto, at the times set forth in such Schedule;
     (j) A detailed summary of the Net Proceeds received from any Prepayment Event resulting in Net Proceeds of $50,000,000 or more (or in respect of which prior notice was given or required to be given under clause (k), below) within five (5) Business Days after receipt of such Net Proceeds (other than from sales of Inventory in the ordinary course of business); provided that, prior to the occurrence and continuance of a Cash Dominion Event, such summary shall be required to be furnished only with respect to Prepayment Events arising from a Permitted Disposition of the type described in clauses (b), (r), and (s) of such definition;
     (k) Notice of any intended sale or other disposition of Collateral of any Loan Party included in the Tranche A Borrowing Base or the Canadian Borrowing Base outside of the ordinary course of business, (i) if a Cash Dominion Event then exists, (ii) if the Loan Parties are not in compliance with the provisions of SECTION 6.10 hereof either before or after giving effect to such sale or disposition and the Net Proceeds therefrom are in excess of $25,000,000 or (iii) if the Net Proceeds of which exceeds $50,000,000, in each case at least five (5) Business Days prior to the date of consummation such sale or disposition; and
     (l) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as any Agent or any Lender may reasonably request (other than information which is subject to an attorney-client privilege or would result in a breach of a confidentiality obligation of the Loan Parties to any other Person).
At the request of the Lead Borrower and with the consent of the Administrative Agent, not to be unreasonably withheld, any of the delivery requirements relating to written financial information set forth in this SECTION 5.01 may be satisfied by either (x) the Borrowers’ posting such information in electronic format readable by the Administrative Agent and the Lenders to a secure address on the world wide web (the “Informational Website”) which is accessible by the Administrative Agent and the Lenders or (y) the Borrowers’ delivering such financial information in electronic format to the Administrative Agent and the Administrative Agent’s posting such information to an Informational Website. The accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrowers physical delivery of specific financial information provided for in this SECTION 5.01. The Lead Borrower shall give the Administrative Agent and each Lender (or, if applicable, the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website. The Loan Parties shall be responsible for and shall bear all risk associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.
     SECTION 5.02 Notices of Material Events.
     The Lead Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Lead Borrower or the Canadian Borrower obtains knowledge thereof:
     (a) A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
     (b) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of the Parent that would reasonably be expected to result in a Material Adverse Effect;
     (c) An ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
     (d) Any other development that results in a Material Adverse Effect;
     (e) Any change in any Loan Party’s chief executive officer or chief financial officer;
     (f) The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;
     (g) Any casualty or other insured damage to any portion of the Collateral included in the Tranche A Borrowing Base or the Canadian Borrowing Base in excess of $50,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral included in the Tranche A Borrowing Base or the Canadian Borrowing Base in excess of $50,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding; and

     (h) The occurrence of a Master Lease Liquidation Event.
Each notice delivered under this SECTION 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
     SECTION 5.03 Information Regarding Collateral.
     The Lead Borrower will furnish to the Administrative Agent prompt written notice of any change in: (a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office or its principal place of business; (c) any office in which a Canadian Loan Party maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), to the extent that a filing would be required to perfect the Lien of the Canadian Agent in the Collateral at such location; (d) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (e) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made under the Uniform Commercial Code, PPSA or other Applicable Law that are required in order for the Administrative Agent or the Canadian Agent, as applicable, to continue at all times following such change to have a valid, legal and perfected first priority security interest (subject only to Permitted Encumbrances having priority by operation of Applicable Law) in all the Collateral for its own benefit and the benefit of the other Secured Parties.
     SECTION 5.04 Existence; Conduct of Business.
     Each Loan Party will do all things necessary to comply with its Charter Documents in all material respects, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 6.03.
     SECTION 5.05 Payment of Obligations.
     Each Loan Party will pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (d) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect. The provisions of this paragraph shall not limit or restrict the ability of the Co-Collateral Agents to establish any Reserve for any unpaid Tax liabilities.

     SECTION 5.06 Maintenance of Properties.
     Each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty loss and condemnation excepted), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for Permitted Dispositions.
     SECTION 5.07 Insurance.
     (a) Each Loan Party shall: (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Effective Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by Applicable Law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.
     (b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include: (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Canadian Agent, as applicable; (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment); and (iii) such other provisions as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) or the Canadian Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent or the Canadian Agent, as applicable, as an additional insured. Business interruption policies shall name the Administrative Agent or the Canadian Agent, as applicable, as a loss payee and shall be endorsed or amended to include: (i) a provision that, during the continuance of a Cash Dominion Event, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Canadian Agent, as applicable; (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer; and (iii) such other provisions to the endorsement as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) or the Canadian Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such casualty or liability policy referred to in this

SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent or the Canadian Agent, as applicable (giving the Administrative Agent or the Canadian Agent, as applicable, the right to cure defaults in the payment of premiums), or (ii) for any other reason, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent or the Canadian Agent, as applicable. The Lead Borrower shall deliver to the Administrative Agent, and the Canadian Borrower shall deliver to the Canadian Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent or the Canadian Agent, as applicable, including an insurance binder) together with evidence satisfactory to the Administrative Agent or the Canadian Agent, as applicable, of payment of the premium therefor.
     (c) The Agents and the Canadian Agent acknowledge that the insurance policies described on Schedule 3.13 are satisfactory to them as of the Effective Date and are in compliance with the provisions of this SECTION 5.07.
     SECTION 5.08 Books and Records; Inspection and Audit Rights; Appraisals; Accountants.
     (a) Each Loan Party will keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or any Co-Collateral Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants (so long as such Loan Party is afforded an opportunity to be present) and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested.
     (b) Each Loan Party will from time to time upon the request of the Administrative Agent or any Co-Collateral Agent, permit the Administrative Agent or any Co-Collateral Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Co-Collateral Agents, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations, including, without limitation, of (i) the Domestic Borrowers’ and the Canadian Borrower’s practices in the computation of the Tranche A Borrowing Base and the Canadian Borrowing Base, and (ii) the assets included in the Tranche A Borrowing Base and the Canadian Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following, the Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Administrative Agent, the Co-Collateral Agents and such professionals with respect to such evaluations and appraisals:

          (i) The Co-Collateral Agents (acting in consultation with the Administrative Agent) may conduct up to two (2) commercial finance examinations in each calendar year for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, each at the Loan Parties’ expense; provided that, if Capped Availability at any time is less than 20% of the Line Cap, the Co-Collateral Agents (acting in consultation with the Administrative Agent) may conduct up to three (3) commercial finance examinations in each calendar year for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Co-Collateral Agents (acting in consultation with the Administrative Agent) (A) may undertake one additional commercial finance examination in each calendar year for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, at the sole expense of the Co-Collateral Agents, and (B) after the occurrence and during the continuance of any Specified Default, may cause such additional commercial finance examinations to be taken for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, as the Co-Collateral Agents, in their reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).
          (ii) The Co-Collateral Agents (acting in consultation with the Administrative Agent) may undertake up to two (2) appraisals in each calendar year of (A) the Domestic Loan Parties’ BRU Inventory, (B) the Domestic Loan Parties’ TRU Inventory, (C) the Canadian Loan Parties’ BRU Inventory, and (D) the Canadian Loan Parties’ TRU Inventory, each at the Loan Parties’ expense; provided that, if Capped Availability at any time is less than 20% of the Line Cap, the Co-Collateral Agents (acting in consultation with the Administrative Agent) may undertake up to three (3) appraisals in each calendar year for each category of Inventory described in clauses (A) through (D), above, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Co-Collateral Agents (acting in consultation with the Administrative Agent), (1) may undertake one additional appraisal in each calendar year for each category of Inventory described in clauses (A) through (D), above, at the sole expense of the Co-Collateral Agents, and (2) after the occurrence and during the continuance of any Specified Default, may cause such additional Inventory appraisals to be undertaken as the Co-Collateral Agents, in their reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).
          (iii) The Co-Collateral Agents (acting in consultation with the Administrative Agent) may undertake one appraisal of other Collateral in each twelve calendar month period for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Co-Collateral Agents (acting in consultation with the Administrative Agent), after the occurrence and during the continuance of any Specified Default, may cause such additional appraisals of other Collateral to be undertaken for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, as the Co-Collateral Agents, in their reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).

     (c) The Loan Parties shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Administrative Agent and the Co-Collateral Agents or their representatives to discuss the annual audited statements, the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Administrative Agent or any Co-Collateral Agent; provided that a representative of the Lead Borrower shall be given the opportunity to be present all such discussions.
     SECTION 5.09 Physical Inventories.
     The Loan Parties, at their own expense, shall cause not less than one (1) physical inventory to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) in conjunction with the preparation of their annual audited financial statements, conducted following such methodology as is consistent with the methodology used in the immediately preceding inventory (or cycle count) or as otherwise may be reasonably satisfactory to the Co-Collateral Agents. Following the completion of such inventory, and in any event by the next date required for the delivery of a Borrowing Base Certificate hereunder, the Borrowers shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
     SECTION 5.10 Compliance with Laws.
     Each Loan Party will comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.11 Use of Proceeds and Letters of Credit.
     The proceeds of Loans made hereunder and of Letters of Credit issued hereunder will be used only (a) to finance the acquisition of assets of the Borrowers and their Subsidiaries, including the purchase of inventory, equipment, and other fixed assets, in each case in the ordinary course of business, (b) to finance Capital Expenditures of the Borrowers and their Subsidiaries, (c) to finance Permitted Acquisitions, and (d) for general corporate purposes, including, the repayment of Indebtedness (including the Term Loan and the Permanent Financing Facility), the making of Restricted Payments, and the making of Investments, all to the extent permitted in this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.
     SECTION 5.12 Additional Subsidiaries.
     (a) If any Domestic Loan Party shall form or acquire a Material Subsidiary after the Effective Date, the Lead Borrower will notify the Administrative Agent thereof and if such Material Subsidiary is not a Foreign Subsidiary, the Lead Borrower will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect

Liens on such Subsidiary’s assets to secure the Obligations and the Other Liabilities as the Administrative Agent or the Required Lenders shall request.
     (b) If the Canadian Borrower or any of its Subsidiaries shall form or acquire a Material Subsidiary after the Effective Date, the Canadian Borrower will notify the Administrative Agent thereof and (i) if such Material Subsidiary is organized under the laws of Canada or any province thereof, the Canadian Borrower will cause such Subsidiary to become a Canadian Loan Party hereunder and under each applicable Canadian Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Canadian Liabilities as the Canadian Agent or the Required Lenders shall reasonably request and (ii) if any shares of Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of the Canadian Borrower or any of its Subsidiaries, the Canadian Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged to secure the Canadian Liabilities within three (3) Business Days after such Subsidiary is formed or acquired.
     SECTION 5.13 Further Assurances.
     (a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent, the Canadian Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties (to the extent required under this Agreement). The Loan Parties also agree to provide to each Agent and the Canadian Agent, from time to time upon the reasonable request of the Administrative Agent, any Co-Collateral Agent or the Canadian Agent, as applicable, evidence reasonably satisfactory to the Administrative Agent, Co-Collateral Agents or Canadian Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
     (b) Upon the request of any Co-Collateral Agent or the Canadian Agent, as applicable, each Loan Party shall use commercially reasonable efforts to cause each of its customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Administrative Agent or the Canadian Agent, as applicable, covering such matters and in such form as the Co-Collateral Agents or the Canadian Agent, as applicable, may reasonably require. In the event Inventory is in the possession or control of a customs broker that has not delivered an agreement as required by the preceding sentence, such Inventory shall not be considered Eligible In-Transit Inventory or Eligible Letter of Credit Inventory hereunder.

     SECTION 5.14 Retention of Financial Consultant.
     Upon the occurrence of a Specified Default, upon the request of any Co-Collateral Agent (after consultation with the other Co-Collateral Agent), the Loan Parties (at their sole cost and expense) shall retain a business and financial consultant mutually acceptable to the Lead Borrower and the Co-Collateral Agents (a “Financial Consultant”) on such terms, including the scope of work and term of engagement, as are reasonably acceptable to the Co-Collateral Agents.
ARTICLE VI
Negative Covenants
     Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized in a manner satisfactory to the applicable Issuing Banks) and (iv) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner satisfactory to the Issuing Banks), each Loan Party covenants and agrees with the Credit Parties (provided that the Canadian Borrower covenants only for itself and its Subsidiaries) that:
     SECTION 6.01 Indebtedness and Other Obligations.
     No Loan Party will create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.
     SECTION 6.02 Liens.
     No Loan Party will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances.
     SECTION 6.03 Fundamental Changes
     (a) No Loan Party will merge or amalgamate into or consolidate with any other Person, or permit any other Person to merge or amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom: (i) any Subsidiary may liquidate, dissolve, consolidate, amalgamate or merge into a Loan Party in a transaction in which a Loan Party is the surviving corporation; (ii) any Subsidiary that is not a Loan Party may liquidate, dissolve, consolidate, amalgamate or merge into any Subsidiary that is not a Loan Party; (iii) any Loan Party may amalgamate or merge with or into any other Loan Party, provided that no Domestic Loan Party shall merge or amalgamate with a Canadian Loan Party, if after giving effect thereto, a breach of SECTION 6.10 would exist; and (iv) Permitted Acquisitions and transactions permitted pursuant to SECTION 6.05 may be consummated in the form of a merger, amalgamation, or consolidation, as long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by SECTION 6.04.

     (b) No Loan Party will engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto and those complementary or ancillary thereto.
     SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.
     No Loan Party will make or permit to exist any Investment, except Permitted Investments.
     SECTION 6.05 Asset Sales.
     No Loan Party will sell, transfer, lease (as lessor) or otherwise voluntarily dispose of any asset, including any Capital Stock of another Person, except sales of Inventory and the use of cash in the ordinary course of business, transactions permitted by SECTION 6.03 and Permitted Dispositions.
     SECTION 6.06 Restricted Payments; Certain Payments of Indebtedness.
     (a) No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:
          (i) any Subsidiary of a Loan Party or the Canadian Borrower, as applicable, may declare and pay cash dividends or make other distributions of property to a Loan Party;
          (ii) as long as no Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate and no Specified Default then exists or would arise therefrom, the Loan Parties may make Restricted Payments as follows: (A) if the Payment Conditions are satisfied, (1) the Loan Parties may make dividends and distributions to their respective direct or indirect parents or holders of the Loan Parties’ Capital Stock solely for the purpose of paying scheduled principal payments (including at maturity) due and payable by such Person, (2) the Loan Parties may make Restricted Payments to the Parent solely for the purpose of paying taxes and operating expenses incurred in the ordinary course of business by a Subsidiary or Affiliate of a Loan Party but only to the extent such Subsidiary or Affiliate has insufficient liquidity or insufficient cash flow to pay such taxes or operating expenses, and (3) the Loan Parties may make payments in respect of Guarantees by the Parent of another Loan Party or any Subsidiary or Affiliate of the Parent that are due and payable by the Parent; provided that no Restricted Payments may be made under this clause (A) to, or for the account of, the Sponsors, Sponsor Related Parties or any other stockholder of the Parent; and (B) the Loan Parties may make dividends and distributions to their respective direct or indirect parents or holders of Capital Stock (other than for purposes described in clause (A) hereof) if the Payment Conditions are satisfied;
          (iii) as long as no Enumerated Default or breach of SECTION 6.10 then exists or would arise therefrom, the Loan Parties may make Restricted Payments as follows: (A) the Loan Parties may make dividends and distributions to their respective direct or indirect parents or holders of the Loan Parties’ Capital Stock solely for the purpose of paying scheduled interest payments (including at maturity) due and payable by such Person, and (B) the Loan Parties may make Restricted Payments to the Parent solely for the purpose of paying taxes and operating expenses incurred in the ordinary course of business by the Parent;
          (iv) (A) the Loan Parties may make Restricted Payments for the purpose of making indemnity payments and reasonable expense reimbursements owing under the Advisory Agreement; and (B) to the extent permitted under SECTION 6.07, the Loan Parties may make Restricted Payments for the purpose of paying amounts (other than amounts described in clause (A) hereof) owing under the Advisory Agreement, as long as no Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate and no Specified Default then exists or would arise therefrom;
          (v) the Loan Parties may make Permitted Dispositions of the type described, and subject to the limitations contained, in clauses (c), (e), (j), (p), and (t) of the definition thereof;
          (vi) the Loan Parties may make Restricted Payments from the Designated Account at the times and subject to the limitations set forth in SECTION 6.12; and
          (vii) as long as no Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate and no Specified Default then exists or would arise therefrom, the Loan Parties may make Restricted Payments to the Parent consisting of promissory notes or other instruments received by a Loan Party in connection with a Permitted Disposition described in clause (e)(i) of the definition thereof.
     (b) No Loan Party will make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
          (i) Payments in Capital Stock (as long as no Change in Control would result therefrom), payments of interest in-kind or payments from proceeds of Subordinated Indebtedness of the Loan Parties;
          (ii) as long as the provisions of Exhibit L hereto (or other applicable subordination provisions) are, and the Pro Forma Availability Condition (except with respect to payments of interest) is, then satisfied, payments of principal and interest in respect of any Subordinated Indebtedness;
          (iii) as long as the Pro Forma Availability Condition is then satisfied (except with respect to payments or prepayments of interest), (A) payments of principal and interest as and when due in respect of any Permitted Indebtedness (other than

Indebtedness due to the Parent or any of its Affiliates (other than Indebtedness due to any of the Loan Parties or their Subsidiaries) or Subordinated Indebtedness) and (B) as long as no Specified Default then exists or would arise therefrom, prepayments of Permitted Indebtedness (other than Indebtedness due to the Parent or any Affiliates (other than Indebtedness due to any of the Loan Parties or their Subsidiaries) or Subordinated Indebtedness);
          (iv) as long as no Specified Default then exists or would arise therefrom, payments (including prepayments) on account of Permitted Indebtedness due to the Parent or any Affiliate;
          (v) prepayment in whole or in part of the Term Loan or Permanent Financing Facility from any refinancing of the Term Loan or Permanent Financing Facility not prohibited hereunder; and
          (vi) refinancings of Indebtedness to the extent permitted under this Agreement.
     SECTION 6.07 Transactions with Affiliates.
     No Loan Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) transactions in the ordinary course of business that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties; or (b) transactions between or among the Loan Parties not otherwise prohibited hereunder; or (c) payments due pursuant to the Advisory Agreement on account of Advisory Fees, consisting of: (i) payments (but not prepayments) on account of annual advisory fees, provided that such advisory fees may not be paid if an Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate or a Specified Default exists or would arise therefrom, provided further that such advisory fees not paid shall accrue and be paid when the applicable Event of Default or Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment; and (ii) transaction fees, provided that such transaction fees may not be paid if an Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate or a Specified Default exists or would arise therefrom, provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, such transactions fees may be paid if, as a result of the transaction to which they relate, Capped Availability would be greater than existed prior to such transaction, and provided further that such transaction fees not paid shall accrue and be paid when such Event of Default or Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment; (d) payments of indemnities and reasonable expense reimbursements under the Advisory Agreement; (e) as set forth on Schedule 6.07; (f) payment of reasonable compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries; (g) payment of director’s fees, expenses and indemnities; (h) stock option and compensation plans of the Loan Parties and their Subsidiaries; (i) employment contracts with officers and management of the

Loan Parties and their Subsidiaries; (j) the repurchase of equity interests from officers, directors and employees to the extent specifically permitted under this Agreement; (k) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent specifically permitted under this Agreement; (l) Investments consisting of notes from officers, directors and employees to purchase equity interests to the extent specifically permitted under this Agreement; (m) the payment and performance under any Master Lease to which the Lead Borrower is a party; (n) other transactions specifically permitted under this Agreement (including, without limitation, sale/leaseback transactions, Permitted Dispositions, Restricted Payments, Permitted Investments and Indebtedness); (o) that certain Amended and Restated Tax Allocation Agreement, dated as of June 28, 2006, by and among the Parent and certain of its Subsidiaries, including the capitalization, distribution or contribution of amounts payable or receivable thereunder and any amendments, modifications or replacements thereof which amendments, modifications or replacements would not have a Material Adverse Effect; and (p) that certain Allocation Agreement, dated as of January 29, 2006, among Toys “R” Us International, LLC, Geoffrey and the Parent and any amendments, modifications or replacements thereof which amendments, modifications or replacements would not have a Material Adverse Effect.
     SECTION 6.08 Restrictive Agreements.
     No Loan Party will directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent or the Canadian Agent, as applicable; or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or to guarantee Indebtedness of the Loan Parties; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law, by any Loan Document, or under any documents relating to joint ventures of any Loan Party to the extent that such joint ventures are not prohibited hereunder, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by a Loan Party or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of the Loan Party or Subsidiary that are to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in contracts or leases restricting the assignment or subleasing or sublicensing thereof, (v) the foregoing shall not apply to any agreement relating to Indebtedness under the Indentures, the Term Loan, the Permanent Financing Facility, the CMBS Facilities, the Supplemental Real Estate Facilities (or any facilities replacing or refinancing such facilities), or Indebtedness of Foreign Subsidiaries (other than the Canadian Loan Parties) permitted hereunder (solely to the extent such restrictions are limited to the such Foreign Subsidiaries, (vi) clause (a) of the foregoing shall not apply to licenses or contracts which, by the terms of such licenses and contracts, prohibit the granting of Liens on the rights contained therein, and (vii) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary and not created in contemplation of any such acquisition.

     SECTION 6.09 Amendment of Material Documents.
     No Loan Party will amend, modify or waive any of its rights under (a) its Charter Documents, (b) any Master Lease, (c) the nature of the obligations under any guaranty of recourse obligations or any environmental indemnity agreement executed and delivered in connection with the CMBS Facilities or any Supplemental Real Estate Facility, (d) the Advisory Agreement, or (e) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect or would violate the provisions of the Intercreditor Agreement.
     SECTION 6.10 Availability.
     (a) The Loan Parties shall maintain (i) for each of the thirty (30) consecutive days immediately preceding the Existing Termination Date, Capped Availability of not less than $200,000,000 (of which no more than $50,000,000 may be attributable to Canadian Capped Availability) and (ii) on a pro forma and projected basis for each of the six (6) months immediately following, and after giving effect to, the termination and repayment of the Commitments of the Non-Extending Lenders on the Existing Termination Date, Capped Availability of not less than $200,000,000 (of which no more than $50,000,000 may be attributable to Canadian Capped Availability), provided that, during the Holiday Season, the Loan Parties shall only be required to maintain Capped Availability of not less than $150,000,000 (of which no more than $50,000,000 may be attributable to Canadian Capped Availability). The Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (ii) above on a basis reasonably satisfactory to the Administrative Agent, which evidence shall be delivered to the Administrative Agent not less than thirty (30) days prior to the Existing Termination Date.
     (b) Except during the period described in SECTION 6.10(a) and during each Holiday Season, the Loan Parties shall maintain Capped Availability at all times of not less than the greater of (i) $125,000,000 (of which no more than $50,000,000 may be attributable to Canadian Capped Availability), or (ii) twelve and one-half percent (12.5%) of the Line Cap (of which no more than 40% of Capped Availability may be attributable to Canadian Capped Availability).
     (c) During each Holiday Season, the Loan Parties shall maintain (i) Capped Availability at all times of not less than $100,000,000 (of which no more than $50,000,000 may be attributable to Canadian Capped Availability) and (ii) Uncapped Availability of not less than fifteen percent (15%) of the Combined Borrowing Base; provided that the Lead Borrower may elect that the provisions of SECTION 6.10(b) hereof apply during the Holiday Season of any year in lieu of the provisions of this SECTION 6.10(c), such election to be made by the Lead Borrower in writing on or before October 31st of each such year; provided further that, unless and until such election is made, the provisions of this SECTION 6.10(c) shall apply during each Holiday Season.

     SECTION 6.11 Fiscal Year.
     No Loan Party will change its Fiscal Year without the prior written consent of the Agents.
     SECTION 6.12 Designated Account.
     After the occurrence and during the continuance of a Cash Dominion Event, the Loan Parties shall not use utilize the funds on deposit in the Designated Account for any purposes other than (a) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including payments of interest when due on account of the Term Loan or the Permanent Financing Facility and any expenses incurred by the Parent attributable to the Loan Parties, such as taxes and Inventory acquisition costs), and (b) for such other purposes as the Loan Parties deem appropriate (including, without limitation, the making of other Restricted Payments, whether or not the conditions of SECTION 6.06(a) have then been satisfied).
ARTICLE VII
Events of Default
     SECTION 7.01 Events of Default.
     If any of the following events (“Events of Default”) shall occur:
     (a) Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) Any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in SECTION 7.01(a) or any amount payable for Cash Management Services or Other Liabilities) payable under this Agreement or any other Loan Document and such failure continues for five (5) Business Days;
     (c) Any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any Borrowing Base Certificate or any certificate of a Financial Officer accompanying any financial statement) shall prove to have been incorrect in any material respect when made or deemed made;
     (d) Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained (i) in ARTICLE VI or (ii) SECTION 5.01(f) (after a one Business Day grace period), or (iii) in any of SECTION 2.18, SECTION 5.01(g), SECTION 5.02(a), SECTION 5.07, SECTION 5.08(b), or SECTION 5.11 (provided that, if (A) any such Default described in this clause (iii) is of a type that can be cured within 5 Business Days and (B) such Default could not materially adversely impact the Lenders’

Liens on the Collateral, such default shall not constitute an Event of Default for 5 Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);
     (e) Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Lead Borrower;
     (f) Any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, which default, event or condition is not being contested in good faith;
     (g) a Change in Control shall occur;
     (h) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in SECTION 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) Except as permitted under SECTION 6.05, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of the Loan Parties’ assets or Store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ Stores;
     (k) One or more final judgments for the payment of money in an aggregate amount in excess of (i) if Capped Availability is then greater than $250,000,000, $100,000,000, or (ii) if Capped Availability is then less than $250,000,000, $50,000,000, (or in each case, such lesser amount as would reasonably be expected to result in a Material Adverse Effect) in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;
     (l) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability;
     (m) Any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;
     (n) Any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;
     (o) Any Lien purported to be created under any Security Document in Collateral consisting of Inventory, Accounts, Deposit Accounts, and Eligible Real Estate and the proceeds thereof shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any such Collateral, with the priority required by the applicable Security Document except as a result of the sale, release or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or the failure of the Agents or the Canadian Agent, through their acts or omissions and through no fault of the Loan Parties, to maintain the perfection of their Liens in accordance with Applicable Law;
     (p) The indictment of any Loan Party, under any Applicable Law where the crime alleged would constitute a felony under Applicable Law and such indictment remains unquashed or such legal process remains undismissed for a period of 90 days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material; or
     (q) the imposition of any stay or other order, the effect of which restrains the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course in a manner that has resulted in, or could reasonably be expected to have, a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Loan Party described in SECTION 7.01(h) or SECTION 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Lead Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall irrevocably terminate immediately; (ii) declare the Obligations owing by such Borrowers then outstanding to be due and payable in whole, and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; or (iii) require the applicable Loan Parties to Cash Collateralize its respective Letter of Credit Outstandings to be held and applied in accordance with SECTION 7.03. In case of any event with respect to any Loan Party described in SECTION 7.01(h) or SECTION 7.01(i), the Commitments shall automatically and irrevocably terminate and the principal of the Loans and other Obligations owing by such Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
     Without limiting the foregoing, in every such event (other than an event with respect to any Borrower described in SECTION 7.01(h) or SECTION 7.01(i)), and at any time thereafter during the continuance of such event, the Canadian Agent, at the request of the Required Lenders, shall, by notice to the Canadian Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Canadian Commitments, and thereupon the Canadian Commitments shall terminate immediately, and (ii) declare the Canadian Liabilities then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Canadian Liabilities so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Canadian Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require the Canadian Borrower to Cash Collateralize the Letter of Credit Outstandings of the Canadian Borrower, and in case of any event with respect to any Canadian Loan Party described in SECTION 7.01(h) or SECTION 7.01(i), the Canadian Commitments shall automatically terminate and the principal of the Canadian Liabilities then outstanding, together with accrued interest thereon and all fees and other obligations of the Canadian Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

     SECTION 7.02 Remedies on Default or Master Lease Liquidation Event.
     (a) In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Administrative Agent and the Co-Collateral Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations and Other Liabilities are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law and the Administrative Agent and the Co-Collateral Agents may proceed to protect and enforce their rights and remedies under this Agreement or any of the other Canadian Security Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Canadian Liabilities are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Canadian Agent or the Canadian Lenders to whom any Canadian Liabilities are owing.
     (b) In case any one or more of Master Lease Liquidation Events shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Administrative Agent and the Co-Collateral Agents may (and, at the direction of the Required Lenders, shall) proceed to Liquidate the Collateral at any location which is the subject of such Master Lease Liquidation Event. Whether or not a Cash Dominion Event then exists, the proceeds of any such Liquidation shall be applied to the Obligations, the Other Liabilities or Canadian Liabilities, as applicable, in accordance with the provisions of SECTION 7.03 hereof, but the occurrence of any such Master Lease Liquidation Event, in and of itself, shall not constitute a Default or Event of Default hereunder or result in the acceleration of the Obligations or the termination of the Commitments.
     SECTION 7.03 Application of Proceeds.
     (a) After the occurrence and during the continuance of (i) any Cash Dominion Event or (ii) any Event of Default and acceleration of the Obligations, except as provided in SECTION 7.03(b), all proceeds realized from any Domestic Loan Party or on account of any Collateral owned by a Domestic Loan Party or, without limiting the foregoing, on account of any Prepayment Event, any payments in respect of any Obligations or Other Liabilities and all proceeds of the Collateral, shall be applied in the following order:

          (i) FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full;
          (ii) SECOND, ratably to pay any Credit Party Expenses and indemnities, and to pay any fees then due to the Domestic Lenders, until paid in full;
          (iii) THIRD, ratably to pay interest accrued in respect of the Obligations (other than the Canadian Liabilities) until paid in full;
          (iv) FOURTH, to pay principal due in respect of the Swingline Loans to the Domestic Borrowers until paid in full;
          (v) FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans to the Domestic Borrowers until paid in full;
          (vi) SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Domestic Lenders to Cash Collateralize the then extant Stated Amount of Domestic Letters of Credit until paid in full;
          (vii) SEVENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay Credit Party Expenses, indemnities and other similar amounts then due in connection with Credit Extensions to the Canadian Borrower;
          (viii) EIGHTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay interest, indemnities, and fees due and payable on the Credit Extensions to the Canadian Borrower;
          (ix) NINTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay outstanding Swingline Loans of the Canadian Borrower;
          (x) TENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay principal outstanding under other outstanding Revolving Credit Loans to the Canadian Borrower;
          (xi) ELEVENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent, to be held by the Canadian Agent, for the ratable benefit of the Issuing Banks and the Canadian Lenders, to Cash Collateralize the then extant Stated Amount of Canadian Letters of Credit until paid in full;
          (xii) TWELFTH, to pay outstanding Obligations with respect to Cash Management Services furnished to any Loan Party;

          (xiii) THIRTEENTH, ratably to pay any other outstanding Obligations and Other Liabilities of the Domestic Borrowers;
          (xiv) FOURTEENTH, to pay all other outstanding Canadian Liabilities; and
          (xv) FIFTEENTH, to the Lead Borrower or such other Person entitled thereto under Applicable Law.
     (b) After the occurrence and during the continuance of (i) any Cash Dominion Event, or (ii) any Event of Default and acceleration of the Canadian Liabilities, all payments in respect of any Canadian Liabilities or Other Liabilities of the Canadian Borrower and its Subsidiaries which are Loan Parties and all proceeds of the Collateral from the Canadian Borrower and the other Canadian Loan Parties, shall be applied in the following order:
          (i) FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Canadian Agent until paid in full;
          (ii) SECOND, ratably to pay any Credit Party Expenses, indemnities and fees then due to the Canadian Lenders until paid in full;
          (iii) THIRD, ratably to pay interest accrued in respect of the Canadian Liabilities until paid in full;
          (iv) FOURTH, to pay principal due in respect of the Swingline Loans to the Canadian Borrower until paid in full;
          (v) FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans to the Canadian Borrower until paid in full;
          (vi) SIXTH, to the Canadian Agent, to be held by the Canadian Agent, for the ratable benefit of the Issuing Banks and the Canadian Lenders, to Cash Collateralize the then extant Stated Amount of Canadian Letters of Credit until paid in full;
          (vii) SEVENTH, to pay outstanding Canadian Liabilities with respect to Cash Management Services furnished to the Canadian Borrower and its Subsidiaries;
          (viii) EIGHTH, ratably to pay any other Canadian Liabilities and Other Liabilities of the Canadian Borrower; and
          (ix) NINTH, to the Canadian Borrower or such other Person entitled thereto under Applicable Law.
     (c) Any amounts received by the Canadian Agent pursuant to clauses SEVENTH, EIGHTH, NINTH, TENTH or ELEVENTH of SECTION 7.03(a) shall be held as cash collateral for the applicable Canadian Liabilities until the earlier of (i) the Substantial Liquidation of the Collateral granted by the Canadian Borrower and its Subsidiaries to secure the Canadian Liabilities, or (ii) such date that the Agents shall otherwise determine.
ARTICLE VIII
The Agents
     SECTION 8.01 Resignation of Original Collateral Agent.
     The Original Collateral Agent hereby resigns, effective upon the Effective Date, as Collateral Agent under the Existing Credit Agreement and the other Loan Documents. The Required Lenders and the Loan Parties hereby accept such resignation and waive the requirement set forth in Section 8.12 of the Existing Credit Agreement that such resignation be effective only after thirty (30) Business Days’ prior written notice. The Original Collateral Agent shall execute and deliver to the Administrative Agent such instruments, documents, and agreements, and shall do all such things from time to time hereafter as the Administrative Agent reasonably may request to carry into effect the provisions and intent of this resignation. Pursuant to the provisions of Section 8.09 of the Existing Credit Agreement, all provisions of Article VIII of the Existing Credit Agreement shall continue to inure to the benefit of the Original Collateral Agent as to any actions taken or omitted to be taken by it while it was Collateral Agent under the Existing Credit Agreement and other Loan Documents.
     SECTION 8.02 Appointment and Administration by Administrative Agent.
     Each Lender and each Issuing Bank hereby irrevocably designates Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders and each Issuing Bank each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Administrative Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Administrative Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

     SECTION 8.03 Appointment of Co-Collateral Agents.
     Each Lender and each Issuing Bank hereby irrevocably designates Bank of America and Wells Fargo as Co-Collateral Agents under this Agreement and the other Loan Documents. The Lenders and each Issuing Bank each hereby irrevocably authorizes the Co-Collateral Agents (a) to enter into the Loan Documents to which they are parties, and (b) at their discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Co-Collateral Agents shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall they have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Co-Collateral Agents. Any actions permitted to be taken by one or both of the Co-Collateral Agents under this Agreement and the other Loan Documents shall be taken by such Co-Collateral Agent or Co-Collateral Agents, as applicable, acting through Bank of America, as Co-Collateral Agent. The Co-Collateral Agent shall notify Bank of America, as Co-Collateral Agent, in writing of any such action which any other Co-Collateral Agent desires to be undertaken in such capacity and the Bank of America, as Collateral Agent shall thereupon undertake such action on behalf of all Co-Collateral Agents, subject, in each case, to the other provisions and limitations of this Agreement and the other Loan Documents.
     SECTION 8.04 Appointment of Canadian Agent.
     (a) Each Lender, the Issuing Banks and each Secured Party that is owed any Canadian Liabilities hereby irrevocably designates Bank of America-Canada Branch as the Canadian Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents with respect to the Canadian Borrower shall be by the Canadian Agent. The Lenders, the Issuing Banks and each Secured Party that is owed any Canadian Liabilities each hereby (i) irrevocably authorizes the Canadian Agent (x) to enter into the Loan Documents to which it is a party and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Canadian Security Documents. All Collateral from the Canadian Loan Parties shall be held or administered by the Canadian Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Secured Parties holding Canadian Liabilities. Any proceeds received by the Canadian Agent from the foreclosure, sale, lease or other disposition of any of the Collateral from the Canadian Loan Parties and any other proceeds received pursuant to the terms of the Canadian Security Documents or the other Loan Documents shall be paid over to the Canadian Agent for application as provided in this Agreement and the other Loan Documents. The Canadian Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Canadian Agent.

     (b) Without limiting the generality of the foregoing, for the purposes of creating a solidarité active in accordance with article 1541 of the Civil Code of Québec between each Secured Party that is owed any Canadian Liabilities, taken individually, on the one hand, and the Canadian Agent, on the other hand, each of the Canadian Borrower and each such Secured Party acknowledge and agree with the Canadian Agent that such Secured Party and the Canadian Agent are hereby conferred the legal status of solidary creditors of the Canadian Borrower in respect of all Canadian Liabilities, present and future, owed by the Canadian Borrower to each such Secured Party and the Canadian Agent (collectively, for the purposes of this paragraph, the “solidary claim”). Accordingly, but subject (for the avoidance of doubt) to article 1542 of the Civil Code of Québec, the Canadian Borrower is irrevocably bound towards the Canadian Agent and each such Secured Party in respect of the entire solidary claim of the Canadian Agent and such Secured Party. As a result of the foregoing, the Canadian Borrower confirms and agrees that subject to SECTION 8.04(a), above, the rights of the Canadian Agent and each of the Secured Parties who are owed Canadian Liabilities from time to time a party to this Agreement by way of assignment or otherwise are solidary and, as regards the Canadian Liabilities owing from time to time to each such Secured Party, each of the Canadian Agent and such Secured Party is entitled, when permitted pursuant to SECTION 7.01, to: (i) demand payment of all outstanding amounts from time to time in respect of the Canadian Liabilities; (ii) exact the whole performance of such Canadian Liabilities from the Canadian Loan Parties; (iii) benefit from the Canadian Agent’s Liens in the Collateral in respect of such Canadian Liabilities; (iv) give a full acquittance of such Canadian Liabilities (each Secured Party that is owed Canadian Liabilities hereby agreeing to be bound by any such acquittance); and (v) exercise all rights and recourses under the Loan Documents with respect to those Canadian Liabilities. The Canadian Liabilities of the Canadian Loan Parties will be secured by the Canadian Agent’s Liens in the Collateral and the Canadian Agent and the Secured Parties who are owed Canadian Liabilities will have a solidary interest therein.
     SECTION 8.05 Sharing of Excess Payments.
     If at any time or times any Secured Party shall receive (a) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations of the Domestic Borrowers or the Canadian Liabilities owing to such Secured Party arising under, or relating to, this Agreement or the other Loan Documents, or (b) payments from the Administrative Agent or the Canadian Agent, as applicable, in excess of such Secured Party’s ratable portion of all such distributions by the Administrative Agent or the Canadian Agent, such Secured Party shall promptly (i) turn the same over to the Administrative Agent or the Canadian Agent, as applicable, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent or the Canadian Agent, or in same day funds, as applicable, for the account of all of the Secured Parties and for application to the Obligations of the Domestic Borrowers or the Canadian Liabilities, as applicable, in accordance with the applicable provisions of this Agreement, or (ii) purchase, without recourse or warranty, an undivided interest and participation in the Obligations of the Domestic Borrowers or the Canadian Liabilities, as applicable, owed to the other Secured Parties so that such excess payment received shall be applied ratably as among the Secured Parties in accordance with the provisions of SECTION 2.17 or SECTION 7.03, as applicable, and with their Domestic Commitment

Percentages or Canadian Commitment Percentages, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. In no event shall the provisions of this SECTION 8.05 be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Domestic Lender or Canadian Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate(s) thereof (as to which the provisions of this SECTION 8.05 shall apply). Notwithstanding the foregoing, any amounts of the Canadian Borrower so offset shall be applied solely to, and shall be limited to, the Canadian Liabilities and any adjustments with respect thereto shall be made solely amongst Lenders having a Canadian Commitment.
     SECTION 8.06 Agreement of Applicable Lenders.
     Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by each Agent or the Canadian Agent, as applicable, for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.
     SECTION 8.07 Liability of Agents.
     (a) Each of the Agents and the Canadian Agent, when acting on behalf of the Credit Parties, may execute any of its respective duties under this Agreement or any of the other Loan Documents by or through any of its officers, agents and employees, and no Agent or the Canadian Agent or any of its respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any other Secured Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s or Canadian Agent’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Agent or the Canadian Agent or any of its respective directors, officers, agents and employees shall in any event be liable to any other Secured Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or the Canadian Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan

Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations, the Other Liabilities or Canadian Liabilities or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations, the Other Liabilities or the Canadian Liabilities or for the value or sufficiency of any of the Collateral.
     (b) Each of the Agents and the Canadian Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. No Agent or the Canadian Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     (c) No Agent or the Canadian Agent or any of its respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Secured Party (other than by each such Agent or Canadian Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.
     (d) Each of the Agents and the Canadian Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Secured Party. Each of the Agents and the Canadian Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Applicable Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.
     SECTION 8.08 Notice of Default.
     No Agent or the Canadian Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent or Canadian Agent has actual knowledge of the same or has received notice from a Secured Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent or the Canadian Agent obtains such actual knowledge or receives such a notice, such Agent or Canadian Agent shall give prompt notice thereof to each of the other Secured Parties. Upon the occurrence of an Event of Default, the

Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, shall have received such direction, the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties. In no event shall the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, be required to comply with any such directions to the extent that the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, believes that its compliance with such directions would be unlawful.
     SECTION 8.09 Credit Decisions.
     Each Secured Party (other than the Agents and the Canadian Agent) acknowledges that it has, independently and without reliance upon any Agent or the Canadian Agent or any other Secured Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents and the Canadian Agent) also acknowledges that it will, independently and without reliance upon any Agent, the Canadian Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.
     SECTION 8.10 Reimbursement and Indemnification.
     Each Secured Party (other than the Agents and the Canadian Agent) agrees to (a) reimburse each Agent and the Canadian Agent for such Secured Party’s Commitment Percentage of (i) any expenses and fees incurred by any Agent or the Canadian Agent for the benefit of the Secured Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties, and (ii) any expenses of any Agent or the Canadian Agent incurred for the benefit of the Secured Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse, and (b) indemnify and hold harmless each Agent and the Canadian Agent and any of its respective directors, officers, employees, or agents, on demand, in the amount of such Secured Party’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent or the Canadian Agent against any Secured

Party (except such as shall have been determined by a court of competent jurisdiction or another independent tribunal having jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or Canadian Agent); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such. The provisions of this SECTION 8.10 shall survive the repayment of the Obligations, the Other Liabilities, the Canadian Liabilities and the termination of the Commitments.
     SECTION 8.11 Rights of Agents.
     It is understood and agreed that the Agents and the Canadian Agent shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents or the Canadian Agent. Each Agent, the Canadian Agent and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent or Canadian Agent thereunder.
     SECTION 8.12 Notice of Transfer.
     The Administrative Agent or the Canadian Agent, as applicable, may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations or Canadian Liabilities, as applicable, or the Other Liabilities for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.
     SECTION 8.13 Successor Agents.
     The Administrative Agent or the Canadian Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Secured Parties and the Lead Borrower and the Canadian Borrower, as applicable. Any Co-Collateral Agent may resign at any time by giving prior written notice thereof to the other Agents and the Lead Borrower and the Canadian Borrower, as applicable. Upon any such resignation of the Administrative Agent or the Canadian Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent or Canadian Agent, as applicable, which, so long as there is no Enumerated Default, shall be reasonably satisfactory to the Lead Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Administrative Agent or Canadian Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s or Canadian Agent’s giving of notice of resignation, the retiring Administrative Agent or Canadian Agent may, on behalf of the other Secured Parties, appoint a successor Administrative Agent or Canadian Agent which, (i) with respect to the Administrative Agent shall be a Person a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $1,000,000,000, or (ii) with respect to the Canadian Agent, a commercial bank or institutional lender (or branch or

Affiliate thereof) resident in Canada (for purposes of the Income Tax Act (Canada) or otherwise not subject to withholding taxes on any interest paid by a resident of Canada) and having a combined capital and surplus of at least $1,000,000,000 or (iii) in either case, capable of complying with all of the duties of such Administrative Agent or Canadian Agent, as applicable, hereunder (in the opinion of the retiring Administrative Agent or Canadian Agent and as certified to the other Secured Parties in writing by such successor Administrative Agent or Canadian Agent) which, so long as there is no Enumerated Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent or Canadian Agent by a successor Administrative Agent or Canadian Agent, as applicable, such successor Administrative Agent or Canadian Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Canadian Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s, Co-Collateral Agent’s or Canadian Agent’s resignation hereunder as such Administrative Agent, Co-Collateral Agent or Canadian Agent, as applicable, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent, Co-Collateral Agent or Canadian Agent under this Agreement. Upon the resignation of any
Co-Collateral Agent, no successor shall be appointed as long as there remains at least one Co-Collateral Agent which has not resigned; if all
Co-Collateral Agents resign, then a successor shall be appointed in accordance with the procedures set forth above in this SECTION 8.13.
     SECTION 8.14 Relation Among the Lenders.
     The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent or the Canadian Agent) authorized to act for, any other Lender.
     SECTION 8.15 Reports and Financial Statements.
     By signing this Agreement, each Lender:
     (a) agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;
     (b) is deemed to have requested that the Administrative Agent or the Canadian Agent, as applicable, furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent or the Co-Collateral Agents, as applicable (collectively, the “Reports”) (and the Administrative Agent and the Canadian Agent, as applicable, agree to furnish such Reports promptly to the Lenders, which may be furnished in accordance with the final paragraph of SECTION 5.01);
     (c) expressly agrees and acknowledges that no Agent or the Canadian Agent (i) makes any representation or warranty as to the accuracy of the Reports or (ii) shall be liable for any information contained in any Report;

     (d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents, the Canadian Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
     (e) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and
     (f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent, the Canadian Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold each Agent, the Canadian Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents, the Canadian Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.
     SECTION 8.16 Agency for Perfection.
     Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents, the Canadian Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America or Canada can be perfected only by possession. Should any Lender (other than the Administrative Agent or the Canadian Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent or the Canadian Agent, as applicable, thereof, and, promptly upon the Administrative Agent’s or Canadian Agent’s, as applicable, request therefor, shall deliver such Collateral to the Administrative Agent or Canadian Agent, as applicable, or otherwise deal with such Collateral in accordance with the Administrative Agent’s or Canadian Agent’s (as applicable) instructions.
     SECTION 8.17 Delinquent Lender.
     (a) If for any reason any Lender (i) shall fail or refuse to abide by its obligations under this Agreement, including, without limitation, its obligation to make available to the Administrative Agent or the Canadian Agent its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of any Revolving Credit Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans or Letter of Credit Outstandings and such failure is not cured within one Business Day after receipt from the Administrative Agent of written notice thereof, (ii) shall fail, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitments or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding. (each, a “Delinquent Lender”), then, in addition to the rights and remedies that may be available to the other Secured Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amounts payable to such Delinquent Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Delinquent Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Delinquent Lender in respect of any Revolving Credit Loan or existing or future participating interest in any Swingline Loan or Letter of Credit. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in SECTION 2.12, from the date when originally due until the date upon which any such amounts are actually paid.
     (b) The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment without any further action by the Delinquent Lender for no cash consideration (pro rata, based on the respective Domestic Commitments of those Domestic Lenders or Canadian Commitments of those Canadian Lenders as applicable, electing to exercise such right), the Delinquent Lender’s Domestic Commitment or Canadian Commitment, as applicable, to fund future Revolving Credit Loans. Upon any such purchase of the Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of any Delinquent Lender, the Delinquent Lender’s share in future Revolving Credit Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.
     (c) Each Delinquent Lender shall indemnify the Administrative Agent or the Canadian Agent, as applicable, and each non-delinquent Lender from and against any and all loss, damage or expenses, including, but not limited to, reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of a Revolving Credit Loan or to otherwise perform its obligations under the Loan Documents.

     SECTION 8.18 Risk Participation.
     (a) Upon the earlier of Substantial Liquidation or the Determination Date, if all Canadian Liabilities have not been repaid in full (other than the Other Liabilities of the Canadian Borrower and its Subsidiaries), then the Domestic Lenders shall purchase from the Canadian Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Liabilities (other than Other Liabilities relating to the Canadian Borrower and its Subsidiaries) so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Liabilities and all other Obligations.
     (b) Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrowers (other than those relating to the Canadian Liabilities or the Other Liabilities of the Domestic Borrowers) have not been repaid in full, then the Canadian Lenders shall purchase from the Domestic Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Obligations so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations of the Domestic Borrowers and the Canadian Liabilities.
     (c) All purchases of Obligations under this SECTION 8.18 shall be at par, for cash, with no premium, discount or reduction.
     (d) No Lender shall be responsible for any default of any other Lender in respect of any other Lender’s obligations under this SECTION 8.18, nor shall the obligations of any Lender hereunder be increased as a result of such default of any other Lender. Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.
     (e) Each Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this SECTION 8.18 and the purchase of Obligations or the Canadian Liabilities, as applicable, as provided herein.
     (f) The obligations of each Lender under this SECTION 8.18 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any of the Lenders.
     (g) No fees required to be paid on any assignment pursuant to SECTION 9.04 of this Agreement shall be payable in connection with any assignment under this SECTION 8.18.
     SECTION 8.19 Collateral Matters.
     (a) The Lenders hereby irrevocably authorize the Administrative Agent and the Canadian Agent, as applicable, to release any Lien upon any Collateral: (i) upon the termination of the Domestic Commitments and the Canadian Commitments, as applicable, and payment and satisfaction in full by the Domestic Borrowers of all Obligations and the Canadian Borrower of all Canadian Liabilities, as applicable and, if the Obligations have been accelerated and Liquidation has commenced, the Other Liabilities then due and payable (in any event other than contingent indemnity obligations with respect to then unasserted claims), all Letters of Credit shall have expired or terminated (or been collateralized in a manner satisfactory to the Issuing Banks) and all Letter of Credit Outstandings have been reduced to zero (or collateralized in a manner satisfactory to the Issuing Banks); (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition upon receipt by the Administrative Agent or the Canadian Agent, as applicable, of the Net Proceeds thereof to the extent required by this Agreement; or (iii) upon request of the Lead Borrower, constituting Real Estate being transferred from a Domestic Loan Party to another Domestic Loan Party but only to the extent that after such transfer, no Event of Default exists. Except as provided above, the Administrative Agent or the Canadian Agent, as applicable, will not release any of the Agent’s or Canadian Agent’s Liens without the prior written authorization of the Applicable Lenders. Upon request by the Administrative Agent, the Canadian Agent or any Loan Party at any time, the Lenders will confirm in writing the Administrative Agent’s or the Canadian Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this SECTION 8.19.
     (b) Upon at least two (2) Business Days’ prior written request by the Lead Borrower or the Canadian Borrower, as applicable, the Administrative Agent or the Canadian Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in SECTION 8.19(a); provided, however, that (i) neither the Administrative Agent nor the Canadian Agent shall be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Administrative Agent or the Canadian Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations, the Other Liabilities, the Canadian Liabilities, or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     SECTION 8.20 Syndication Agent, Co-Documentation Agents, Arrangers and Bookrunners.
     Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Syndication Agent, the Co-Documentation Agents, the Arrangers and the Bookrunners shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX
Miscellaneous
     SECTION 9.01 Notices.
     Except in the case of notices and other communications expressly permitted to be given by telephone or electronically, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:
     (a) if to any Loan Party, to it at One Geoffrey Way, Wayne, New Jersey, Attention: Chief Financial Officer (Telecopy No. (973) 617-4006), with a copy to the attention of General Counsel (Telecopy No. (973) 617-4043), with a copy to Simpson Thacher & Bartlett, LLP, 425 Lexington Avenue, New York, New York 10017, Attention: James Cross, Esquire (Telecopy No. (212) 455-2502), (E-Mail jcross@stblaw.com);
     (b) if to the Administrative Agent, the Co-Collateral Agents or the Swingline Lender to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention Christine Hutchinson (Telecopy No. (617) 434-4339), (E-Mail christine.hutchinson@bankofamerica.com), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456), (E-Mail dberman@riemerlaw.com);
     (c) if to the Canadian Agent, or the Swingline Lender of Swingline Loans to the Canadian Borrower, to the attention of the Administrative Agent; and
     (d) if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.
     Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 9.02 Waivers; Amendments.
     (a) No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
     (b) Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent(s) or the Canadian Agent and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:
          (i) Increase the Domestic Commitment or Canadian Commitment of any Lender without the prior written consent of such Lender;
          (ii) Without:
          (A) the prior written Unanimous Consent of all Lenders directly affected thereby, reduce the principal amount of any Obligation or reduce the rate of interest thereon (other than the waiver of the Default Rate), or reduce any fees payable under the Loan Documents;
          (B) the prior written Unanimous Consent of all Lenders directly affected thereby, postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment,
          (C) the prior written Unanimous Consent of all Non-Extending Lenders directly affected thereby, postpone the expiration of the Commitments of the Non-Extending Lenders or postpone the Existing Maturity Date;
          (D) the prior written Unanimous Consent of all Extending Lenders directly affected thereby, postpone the expiration of the Commitments of the Extending Lenders or postpone the Extended Term Maturity Date;
          (E) the prior written Unanimous Consent of all Lenders, except for Permitted Dispositions or for Collateral releases as provided in SECTION 8.19, release all or substantially all of the Collateral from the Liens of the Security Documents;

          (F) the prior written Unanimous Consent of all Lenders, except as provided in SECTION 2.02, increase the Total Domestic Commitments or the Total Canadian Commitments;
          (G) the prior written Unanimous Consent of all Lenders, change the definition of the terms “Domestic Availability” or “Tranche A Borrowing Base” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Domestic Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves or to add Inventory, Accounts and Real Estate acquired in a Permitted Acquisition to the Borrowing Base as provided herein; or
          (H) the prior written Unanimous Consent of all Lenders, change the definition of the terms “Canadian Availability” or “Canadian Borrowing Base” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Canadian Borrower would be increased; provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves;
          (I) the prior written Unanimous Consent of all Lenders, except in connection with Permitted Dispositions, release any Loan Party (other than a Loan Party which is no longer a Material Subsidiary) from its obligations under any Loan Document, or limit its liability in respect of such Loan Document;
          (J) the prior written Unanimous Consent of all Lenders, modify the definition of Permitted Canadian Overadvance or Permitted Domestic Overadvance so as to increase the amount thereof, or to cause the aggregate Canadian Commitments or Domestic Commitments, as applicable (or the Canadian Commitment of any Canadian Lender or the Domestic Commitment of any Domestic Lender) to be exceeded as a result thereof, or, except as provided in such definition, the time period for a Permitted Canadian Overadavnce or Permitted Domestic Overadvance;
          (K) the prior written Unanimous Consent of all Lenders, change SECTION 2.17, SECTION 2.18, SECTION 7.03; SECTION 8.05 or SECTION 8.18;
          (L) the prior written Unanimous Consent of all Lenders, except as provided by operation of Applicable Law and otherwise expressly permitted hereunder, subordinate the Obligations or Other Liabilities hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be;
          (M) the prior written Unanimous Consent of all Lenders, change any of the provisions of this SECTION 9.02(b) or the definitions of “Required Lenders” or “Supermajority Lenders” or any other provision of any

Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; or
          (N) the prior written Unanimous Consent of all Lenders, increase the amount of the Excess Swingline Loans.
          (iii) Without the prior written consent of the Supermajority Lenders, except for Permitted Dispositions or for Collateral releases as provided in SECTION 8.19, release any material portion of the Collateral from the Liens of the Security Documents.
          (iv) Without the prior written consent of Lenders (other than Delinquent Lenders) having more than 50% of the Domestic Commitments, modify the provisions of SECTION 6.10 or any component definition thereof if, as a result thereof, the availability requirements of that Section would be reduced.
          (v) Without the prior written consent of the Agents, the Canadian Agent or the Issuing Banks, as the case may be, affect the rights or duties of the Agents, the Canadian Agent or the Issuing Banks.
     (c) Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Lead Borrower or the Canadian Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to SECTION 9.02(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of all of the Lenders, the Lead Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Lead Borrower or the Canadian Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of the Commitment (including the Domestic Commitment and the Canadian Commitment) of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee, subject to the reasonable approval of the Administrative Agent, or an increase in the Domestic Commitment or Canadian Commitment of one or more of the Required Lenders, so that the Domestic Total Commitments and the Canadian Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.
     (d) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.
     SECTION 9.03 Expenses; Indemnity; Damage Waiver.
     (a) The Loan Parties shall jointly and severally pay on the Effective Date all Credit Party Expenses incurred as of the Effective Date, subject to any reimbursement limitations agreed to in writing prior to the Effective Date. Thereafter, the Loan Parties shall jointly and severally pay all Credit Party Expenses within fifteen (15) Business Days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that, in the event that the Borrowers have a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Borrowers or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Borrowers’ rights with respect thereto).
     (b) The Loan Parties shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for Bank of America, one counsel for Wells Fargo, one counsel for the Canadian Agent and one counsel for all other Indemnitees (other than the Agents and the Canadian Agent), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Credit Extension or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (x) are relating to disputes among Indemnitees, (y) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a breach by such Indemnitee of its obligations to a Loan Party, or (z) constitute indirect, consequential, special or punitive damages. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.
     (c) No party to this Agreement shall assert and, to the extent permitted by Applicable Law, each such party hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Credit Extension or the use of the proceeds thereof.
     (d) The provisions of SECTION 9.03(b) and SECTION 9.03(c) shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations or the Other Liabilities, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this SECTION 9.03 shall be payable within fifteen (15) Business Days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.
     (e) Notwithstanding anything to the contrary in SECTION 9.03(a) or SECTION 9.03(b), the Canadian Borrower’s obligation to pay and indemnify shall be limited to matters, fees, expenses charges and disbursement, or losses, claims, damages and liabilities which the Administrative Agent or the Canadian Agent determines in their reasonable judgment to be properly attributable or allocable to the Canadian Borrower.
     SECTION 9.04 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, Indemnitees, any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may, with the consent of the Administrative Agent and, so long as no Enumerated Default has occurred and is continuing, the Lead Borrower (which consent shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (other than any Person in direct competition with a Loan Party’s business) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Domestic Commitment or Canadian Commitment and the Loans at the time owing to it); provided, however, that no such consent shall be required in connection with any assignment to another Lender or to an Affiliate of a Lender; provided further that each assignment shall be subject to the following conditions: (i) no assignment may be made by an Extending Lender to a Non-Extending Lender; (ii) any assignment by a Non-Extending Lender to an Extending Lender shall not modify the tenor or maturity of, or pricing for, the Commitment and Loans so assigned, (iii) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender, the amount of the Commitment or Loans of the assigning Lender subject to a partial assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 with respect to either Domestic Commitments or Canadian Commitments; (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations; (v) any Person may be a Canadian Lender only if it or any of its Affiliates also has Domestic Commitments in an amount at least equal to its Canadian Commitment; and (vi) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with (unless waived by the Administrative Agent or unless such assignment is to an Affiliate of a Lender) a processing and recordation fee of $3,500.00. Subject to acceptance and recording thereof pursuant to SECTION 9.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.04(e). The Loan Parties hereby acknowledge and agree that any effective assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.
     (c) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Domestic Commitment and the Canadian Commitment of, and principal amount of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive, and the Loan Parties and Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Canadian Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in SECTION 9.04(b) and any written consent to such assignment required by SECTION 9.04(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.04(d).
     (e) Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (other than Disqualified Lenders or any Person in direct competition with a Loan Party’s business) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Domestic Commitment, Canadian Commitment and the Loans owing to it), subject to the following:
          (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
          (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
          (iii) the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
          (iv) any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(ii)(A) or SECTION 9.02(b)(ii)(B) that affects such Participant;
          (v) subject to clauses (viii) and (ix) of this SECTION 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits of SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.04(b);
          (vi) to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender so long as such Participant agrees to be subject to SECTION 2.21(c) as though it were a Lender;
          (vii) each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR §5f.103 1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time. The entries in each Participation Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under SECTION 2.14, SECTION 2.23, and SECTION 9.08). The Participation Register shall be available for inspection by the Lead Borrower and any Credit Party at any reasonable time and from time to time upon reasonable prior notice;
          (viii) a Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent; and
          (ix) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.23 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.23(e) as though it were a Lender and such Participant is eligible for exemption from, or reduction in, the withholding Tax referred to therein, following compliance with SECTION 2.23(e).
     (f) Any Credit Party may, without obtaining the consent of any Loan Party, at any time charge, pledge, assign or otherwise grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to a central bank or any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this SECTION 9.04 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Credit Party as a party hereto.
     (g) The Loan Parties authorize each Credit Party to disclose to any Participant or assignee and any prospective Participant or assignee, subject to the provisions of SECTION 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.
     SECTION 9.05 Survival.
     All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until (a) the Commitments have expired or been terminated, (b) the principal of, and interest on, each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and, if no acceleration has occurred and no Liquidation has commenced, the Other Liabilities) shall have been paid in full, (c) all Letters of Credit shall have expired or terminated (or been Cash Collateralized in a manner satisfactory to the Issuing Bank) and (d) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner satisfactory to the Issuing Bank). The provisions of SECTION 2.14, SECTION 2.23, SECTION 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent or the Canadian Agent, on behalf of itself and the other Credit Parties, may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of such release and termination, including, without limitation, with respect to credits previously applied to the Obligations or Other Liabilities that may subsequently be reversed or revoked, and any Obligations that may thereafter arise, including without limitation under SECTION 9.03 and/or with respect to the Other Liabilities.
     SECTION 9.06 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07 Severability.
     Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08 Right of Setoff.
     If an Enumerated Default shall have occurred and be continuing, each Secured Party, each Participant and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, but excluding the Designated Account, and payroll, trust and tax withholding accounts) at any time held and other obligations at any time owing by such Secured Party, Participant or Affiliate to or for the credit or the account of the Loan Parties against any and all of the Obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document to the extent such are then due and owing, although such Obligations may be otherwise fully secured; provided that such Secured Party shall provide the Lead Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Secured Party under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have. No Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.08 without the consent of the Administrative Agent or the Required Lenders. Notwithstanding the foregoing, any amounts of the Canadian Borrower so offset shall be applied solely to the Canadian Liabilities. ANY AND ALL RIGHTS TO REQUIRE ANY AGENT OR THE CANADIAN AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS, THE OTHER LIABILITIES OR THE CANADIAN LIABILITIES, AS APPLICABLE, PRIOR TO THE EXERCISE BY ANY SECURED PARTY, PARTICIPANT OR AFFILIATE OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) THIS AGREEMENT AND ALL ACTIONS ARISING UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     (b) Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.
     (c) Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10 WAIVER OF JURY TRIAL.
     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11 Press Releases and Related Matters.
     Each Borrower consents to the publication by the Administrative Agent or the Canadian Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Borrower’s name, and with the consent of the Lead Borrower, logo or trademark. The Administrative Agent or the Canadian Agent, as applicable, shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent and the Canadian Agent reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

     SECTION 9.12 Headings.
     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.13 Interest Rate Limitation.
     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Credit Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Credit Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Credit Loan in accordance with Applicable Law, the rate of interest payable in respect of such Revolving Credit Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Credit Loan but were not payable as a result of the operation of this SECTION 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Credit Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate, in the case of the Domestic Lenders, and at the Canadian Prime Rate, in the case of Canadian Lenders, to the date of repayment, shall have been received by such Lender.
     SECTION 9.14 Additional Waivers.
     (a) The Obligations, the Other Liabilities and the Canadian Liabilities are the joint and several obligation of each Loan Party, provided that the Canadian Borrower and the other Canadian Loan Parties shall be liable only for the Canadian Liabilities. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Canadian Agent, the Co-Collateral Agents or any other Credit Party.
     (b) The obligations of each Loan Party to pay the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, after the termination of all Commitments to any Loan Party under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, the Other Liabilities or Canadian Liabilities, as applicable, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or the Other Liabilities, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all of the Obligations and Other Liabilities after termination of all Commitments to any Loan Party under any Loan Document).
     (c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations, the Other Liabilities or Canadian Liabilities or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations, the Other Liabilities and the Canadian Liabilities after the termination of all Commitments to any Loan Party under any Loan Document. The Agents and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, the Other Liabilities and the Canadian Liabilities, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations, the Other Liabilities and the Canadian Liabilities have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
     (d) Except as otherwise specifically provided herein, each Domestic Borrower is obligated to repay the Obligations and the Other Liabilities as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, Other Liabilities or the Canadian Liabilities, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations (other than contingent indemnity obligations for then unasserted claims), the Other Liabilities and the Canadian Liabilities (other than contingent indemnity obligations for then unasserted claims) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent or the Canadian Agent, as applicable, to be credited against the payment of the Obligations, the Other Liabilities and the Canadian Liabilities, as applicable, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Domestic Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations, the Other Liabilities or Canadian Liabilities constituting Revolving Credit Loans made to another Loan Party hereunder (an “Accommodation Payment”), then the Domestic Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Domestic Loan Parties (or the Canadian Loan Parties, if applicable) in an amount, (x) for each of such other Domestic Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Domestic Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Domestic Loan Parties, or (y) for each Canadian Loan Party, in an amount equal to such Accommodation Payment. As of any date of determination, the “Allocable Amount” of each Domestic Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Domestic Loan Party hereunder without (a) rendering such Domestic Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Domestic Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Domestic Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
     (e) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations and Other Liabilities are secured by Real Property which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Property or personal property Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Property pledged by any Loan Party, the amount of the Obligations and Other Liabilities may be reduced only by the price for which that Real Property is sold at the foreclosure sale, even if the Real Property is worth more than the sale price; and (iii) the Credit Parties may collect Obligations and Other Liabilities from a Loan Party even if a Credit Party, by foreclosing on any such Real Property, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations and Other Liabilities are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.
     (f) Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents and the Other Liabilities, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents and the Other Liabilities, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents and the Other Liabilities, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations or Other Liabilities of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.
     SECTION 9.15 Confidentiality.
     Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process (the Credit Parties’ agreeing to furnish the Lead Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Credit Parties’ violation of Applicable Law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this SECTION 9.15, to any assignee of, or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties, the Canadian Liabilities, the Other Liabilities and the Obligations so long as such Person or any of their Affiliates is not a competitor of any Loan Party, (g) with the consent of the Loan Parties, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this SECTION 9.15, or to the knowledge of such Credit Party, the breach of any other Person’s obligation to keep the information confidential, or (ii) becomes available any Credit Party on a non-confidential basis from a source other than the Loan Parties. For the purposes of this SECTION 9.15, the term “Information” means all information received from or on behalf of the Loan Parties or any of their Affiliates relating to their business. Any Person required to maintain the confidentiality of Information as provided in this SECTION 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents, including conference calls or meetings with the Loan Parties to review their earnings and other information, may include material non-public information concerning the Loan Parties and their Subsidiaries and Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.
     All information, including requests for waivers and amendments, furnished by the Loan Parties or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents, including conference calls or meetings with the Loan Parties to review their earnings and other information, will be syndicate-level information, which may contain material non-public information about the Loan Parties and their Subsidiaries and Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Loan Parties and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.
     SECTION 9.16 Patriot Act; Proceeds of Crime Act.
     Each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) (including all applicable “know your customer” rules, regulations and procedures applicable to such Lender in Canada), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “Proceeds of Crime Act”). No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     SECTION 9.17 Foreign Asset Control Regulations.
     Neither of the advance of the Revolving Credit Loans, nor the use of the proceeds of any thereof, will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
     SECTION 9.18 Limitation Of Canadian Loan Parties’ Liability.
     Notwithstanding anything to the contrary herein contained, the liability of the Canadian Loan Parties hereunder and under any other Loan Documents shall be limited to the Canadian Liabilities, and the Canadian Loan Parties shall have no liability whatsoever under the Loan Documents with respect to any other Obligations or Other Liabilities of the Domestic Borrowers.
     SECTION 9.19 Judgment Currency.
     (a) If, for the purpose of obtaining or enforcing judgment against the Canadian Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this SECTION 9.19 referred to as the “Judgment Currency”) an amount due in CD$ or dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:
          (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or
          (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this SECTION 9.19 being hereinafter in this SECTION 9.19 referred to as the “Judgment Conversion Date”).
     (b) If, in the case of any proceeding in the court of any jurisdiction referred to in SECTION 9.19(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Canadian Borrower will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of CD$ or dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.
     (c) Any amount due from the Canadian Borrower under the provisions of this SECTION 9.19 will be due as a separate debt and will not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.
     (d) The term “rate of exchange” in this SECTION 9.19 means:
          (i) for a conversion of CD$ to the Judgment Currency, the reciprocal of the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of the Judgment Currency to CD$;
          (ii) for a conversion of dollars to the Judgment Currency when the Judgment Currency is CD$, the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of dollars to CD$;
          (iii) for a conversion of dollars to the Judgment Currency when the Judgment Currency is not CD$, the effective rate obtained when a given amount of dollars is converted to CD$ at the rate determined pursuant to this SECTION 9.19 and the result thereof is then converted to the Judgment Currency pursuant to this SECTION 9.19; or
          (iv) if a required rate is not so published by the Bank of Canada for any such date, the spot rate quoted by the Canadian Agent at Toronto, Canada at approximately noon (Toronto time) on that date in accordance with its normal practice for the applicable currency conversion in the wholesale market.
     SECTION 9.20 Language.
     The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language. A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.
     SECTION 9.21 Existing Credit Agreement Amended and Restated.
     Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety (except to the extent that definitions from the Existing Credit Agreement are incorporated herein by reference) and (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that the Loan Parties hereby agree that (i) the Letter of Credit Outstandings under, and as defined in, the Existing Credit Agreement on the Effective Date shall be Letter of Credit Outstandings hereunder, and (ii) all Obligations and Other Liabilities of the Loan Parties under, and as defined in, the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations and Other Liabilities secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations and other liabilities.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

TOYS “R” US-DELAWARE, INC., as Lead Borrower

By:	/s/ F. Clay Creasy, Jr. Name: F. Clay Creasey, Jr.
Title: Executive Vice President – Chief Financial Officer

TOYS “R” US (CANADA) LTD. TOYS “R” US (CANADA) LTEE, as a Canadian Borrower

By:	/s/ Robert S. Zarra Name: Robert S. Zarra
Title: Vice President, Secretary & Treasurer

GEOFFREY HOLDINGS, LLC, as a Facility Guarantor

	By:	TOYS “R” US-DELAWARE, INC., its sole member

By:	/s/ F. Clay Creasy, Jr.

Name: F. Clay Creasey, Jr.
Title: Executive Vice President – Chief Financial Officer

TRU-SVC, LLC, as a Facility Guarantor

By:	/s/ Joel Wiest Name: Joel Wiest
Title: Committee Member

BANK OF AMERICA, N.A., as Administrative Agent, as Swingline Lender, as a Co-Collateral Agent, and as a Domestic Lender
By:	/s/ Christine Hutchinson
Name:	Christine Hutchinson
Title:	Principal

Address:
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attn: Christine Hutchinson
Telephone: (617) 434-2385
Telecopy: (617) 434-4339

BANK OF AMERICA, N.A. (acting through its Canada Branch), as Canadian Agent, as Swingline Lender and as a Canadian Lender
By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

Address:	200 Front Street West, Suite 2700
Toronto, Ontario M5V 3L2

Attn:
Telephone:	416-349-5433
Telecopy:	416-349-4283

WELLS FARGO RETAIL FINANCE, LLC, as a Co-Collateral Agent, and as a Domestic Lender
By:	/s/ Francis O’Connor
Name:	Francis O’Connor
Title:	Senior Vice President

Address:	One Boston Place, 18th Floor
Boston, MA 02108

Attn:	Francis O’Connor
Telephone:	(617) 854-7233
Telecopy:	(617) 523-4032

WELLS FARGO FINANCIAL CORPORATION CANADA, as a Canadian Lender

By: Name:	/s/ Francis O’Connor Francis O’Connor
Title:	Senior Vice President

Address:	One Boston Place, 18th Floor Boston, MA 02108

Attn:	Francis O’Connor
Telephone:	(617) 854-7233
Telecopy:	(617) 523-4032

DEUTSCHE BANK AG NEW YORK BRANCH, as Co-Documentation Agent and as a Domestic Lender

By: Name:	/s/ Enrique Landaeta Enrique Landaeta
Title:	Vice President

By: Name:	/s/ Erin Morrissey Erin Morrissey
Title:	Vice President

Address:	60 Wall Street
NYC60-0219
New York, NY 10005

Attn:	Enrique Landaeta /
Erin Morrissey
Telephone:	(212) 250-6105 /
(212) 250-6150
Telecopy:	(212) 797-4655

DEUTSCHE BANK AG CANADA BRANCH, as a Canadian Lender

By: Name:	/s/ Eitan Szlak Eitan Szlak
Title:	Vice President

By: Name:	/s/ Renate Engel Renate Engel
Title:	Assistant Vice President

Address:	Deutsche Bank
199 Bay Street, Suite 4700
Commerce Court West, Box 263
Toronto ON M5L 1E9

Attn:	Marcellus Leung/Carmen Lam
Telephone:	416-682-8252
Telecopy:	416-682-8484

GMAC COMMERCIAL FINANCE LLC, as a Co-Documentation Agent and as a Domestic Lender

By:	/s/ Michael Malcangi

Name:	Michael Malcangi
Title:	Vice President

Address:	1290 Avenue of the Americas
3rd Floor
New York, NY 10104
Attn:	Structured Finance Division
Portfolio Manager
Telephone:	212-884-7561
Telecopy:	212-884-7693

CITIBANK N.A., as a Domestic Lender

By:	/s/ Miles D. McManus

Name:	Miles D. McManus
Title:	Vice President and Director

Address:	390 Greenwich St
1st Floor
New York, NY 10013

Attn:	Thomas Halsch
Telephone:	212-723-4835
Telecopy:	646-328-3784

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Domestic Lender

By:	/s/ Shaheen Malik

Name:	Shaheen Malik
Title:	Vice President

By:	/s/ Nupur Kumar

Name:	Nupur Kumar
Title:	Vice President

Address:	Eleven Madison Avenue
New York, NY 10010

Attn:	Shaheen Malik
Telephone:	(212) 538-4047
Telecopy:	(212) 322-0240

UBS LOAN FINANCE, LLC, as a Domestic Lender

By: Name:	/s/ Marie Haddad Marie Haddad
Title:	Associate Director

Address:	677 Washington Blvd.
Stamford, CT 06912

Attn:	Daniel Goldenberg
Telephone:	203-719-1797
Telecopy:	203-719-3888

REGIONS BANK, as a Domestic Lender

By:	/s/ Kevin R. Rogers
Name:	Kevin R. Rogers
Title:	Attorney-in-Fact

Address:	599 Lexington Ave., 45th Fl
New York, NY 10022

Attn:	Kevin Rogers
Telephone:	212-935-2237
Telecopy:	212-935-2237

BURDALE FINANCIAL LIMITED, as a Domestic Lender

By: Name:	/s/ Phillip R. Webb Phillip R. Webb
Title:	Duly Authorized Signatory

By:	/s/ Antimo Barbieri
Name:	Antimo Barbieri
Title:	Duly Authorized Signatory

Address:	300 First Stamford Place
Stamford, CT 06902

Attn:	Alicja Toczek
Telephone	: 203-391-5965
Telecopy	: 203-353-0152

HSBC BUSINESS CREDIT (USA) INC., as a Domestic Lender

By:	/s/ Jimmy Schwartz

Name:	Jimmy Schwartz
Title:	Vice-President

Address:	452 Fifth Ave., Fl 4
New York, NY 10018

Attn:	Jimmy Schwartz
Telephone:	212-525-2521
Telecopy:	212-5252520

U.S. BANK, N.A., as a Domestic Lender

By:	/s/ Christopher Fudge

Name:	Christopher Fudge
Title:	AVP

Address:	425 Walnut Street, 14th Floor
Cincinnati, Ohio 45202

Attn:	Christopher Fudge
Telephone:	513.632.2096
Telecopy:	513.632.2040

ING CAPITAL LLC, as a Domestic Lender

By:	/s/ William C. Beddingfield

Name:	William C. Beddingfield
Title:	Managing Director

Address:	200 Galleria Parkway, Ste 950
Atlanta, GA 30342

Attn:	William Beddingfield
Telephone:	770-984-4506
Telecopy:	770-951-1005

PNC BANK, NATIONAL ASSOCIATION, as a Domestic Lender

By:	/s/ Sam O’Donnell

Name:	Sam O’Donnell
Title:	Account Executive

Address:	340 Madison Ave. 11th Floor
New York, NY 10173

Attn:	Sam O’Donnell
Telephone:	212-752-6332
Telecopy:	212-303-0060

ALLIED IRISH BANKS, P.L.C., as a Domestic Lender

By:	/s/ Brent Phillips
Name:	Brent Phillips
Title:	Vice President

By:	/s/ Martin Chin
Name:	Martin Chin
Title:	Senior Vice President

Address:	601 S. Figueroa Street
Suite 4650
Los Angeles, CA 90017

Attn:	Brent Phillips
Telephone:	213-593-4783
Telecopy:	213-593-4766

UPS CAPITAL CORPORATION, as a Domestic Lender

By:	/s/ John P. Holloway
Name:	John P. Holloway
Title:	Director, Portfolio Management

Address:	35 Glenlake Parkway
Atlanta, GA 30328

Attn:	Portfolio Management
Telephone:	404.828.8965
Telecopy:	404.828.4350

WEBSTER BUSINESS CREDIT CORPORATION, as a Domestic Lender

By:	/s/ Cynthia J. Tonucci
Name:	Cynthia J. Tonucci
Title:	Vice President

Address:	73 Belmont Street
South Easton, MA 02375

Attn:

Telephone:	508-513-1253
Telecopy:	508-513-1339

MORGAN STANLEY SENIOR FUNDING, INC., as a Domestic Lender

By:	/s/ Paul Fossati
Name:	Paul Fossati
Title:	Vice President

Address:	Morgan Stanley Bank
One Utah Center
201 Main Street, 5th Floor
Salt Lake City, Utah 84111

Attn:	Carrie Johnson
Telephone:	810-236-3655
Telecopy:	212-507-5010

CIT BANK, as a Domestic Lender

By:	/s/ Daniel Burnett
Name:	Daniel Burnett
Title:	Authorized Signatory

Address:	2180 South 1300 East, Suite 250
Salt Lake City, UT 84106

Attn:	Portfolio Manager
Telephone:	(801) 412-6814
Telecopy:	(801) 464-3524